As filed with the Securities and Exchange Commission on August 4, 2005

Registration No. 333-124349

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

WEBSITE PROS, INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	94-3327894
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12735 Gran Bay Parkway West, Building 200

Jacksonville, Florida 32258

(904) 680-6600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Brown

Chief Executive Officer and President

Website Pros, Inc.

12735 Gran Bay Parkway West, Building 200

Jacksonville, Florida 32258

(904) 680-6600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

James F. Fulton, Jr., Esq. Cooley Godward LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306 (650) 843-5000 Telecopy: (650) 849-7400	Brent B. Siler, Esq. Wilmer Cutler Pickering Hale and Dorr LLP The Willard Office Building 1455 Pennsylvania Avenue, N.W. Washington, DC 20004 (202) 942-8400 Telecopy: (202) 942-8484

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $.001 per share	$70,000,000	$8,239.00	(2)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. Includes the offering price attributable to shares available for purchase by the underwriters to cover over-allotments.
(2)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated August 4, 2005

PROSPECTUS

                     Shares

Common Stock

We are offering for sale                      shares of our common stock. The selling stockholders included in this prospectus are offering an additional                      shares of common stock. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $              and $              per share.

We have applied to list our common stock on the NASDAQ National Market under the symbol “WSPI.”

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 7.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to Website Pros	$	$
Proceeds, before expenses, to selling stockholders	$	$

We and the selling stockholders have granted the underwriters a right to purchase up to              additional shares of common stock to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about                     , 2005.

FRIEDMAN BILLINGS RAMSEY

PIPER JAFFRAY	RBC CAPITAL MARKETS

                    , 2005

PROSPECTUS SUMMARY

You should read the entire prospectus carefully, especially “Risk Factors” and the consolidated financial statements and the related notes, before deciding to invest in shares of our common stock.

Website Pros

Our Business

We believe we are a leading provider, based on our number of subscribers, of Web services and products that enable small and medium-sized businesses to establish, maintain, promote and optimize their Internet presence. Our primary service offering, eWorks! XL, is a comprehensive package that includes Website design and publishing, Internet marketing and advertising, search engine optimization, search engine submission, and lead generation. As an application service provider, or ASP, we offer our customers a full range of Web services and products on an affordable subscription basis. In addition to our primary service offering, we provide a variety of premium Web services to customers who desire more advanced capabilities, such as e-commerce solutions and more sophisticated Internet marketing services. The breadth and flexibility of our offerings allow us to address the Web services needs of a wide variety of customers, ranging from those just establishing their Websites to those requiring a more robust Internet presence.

Through the combination of our proprietary Website publishing and management software, automated workflow processes, and specialized workforce development and management techniques, we believe we achieve production efficiencies that enable us to offer sophisticated Web services at affordable rates. Our technology automates many aspects of creating, maintaining, enhancing and marketing Websites on behalf of our customers. With over 45,000 paying subscribers to our eWorks! XL and premium subscription-based services as of June 30, 2005, we believe we are currently one of the industry’s largest providers of affordable Web services and products enabling small and medium-sized businesses to have an effective Internet presence. We define paying subscribers as unique user accounts that are current in their payments.

We primarily sell our Web services and products to customers identified through strategic marketing relationships with established brand name companies that have large numbers of small and medium-sized business customers, including Discover Financial Services, Inc., Network Solutions, and IBM. We have a sales force primarily based at our national sales center in Spokane, Washington, that utilizes leads generated by our strategic marketing relationships to acquire new customers. Our sales force specializes in selling to small and medium-sized businesses across a wide variety of industries throughout the United States.

Market Opportunity

There are over 21 million small and medium-sized businesses in the United States. This target market consists of approximately 13.5 million income-generating home-based businesses and approximately 8.2 million additional businesses with fewer than 100 employees that are not home-based businesses, as estimated by the International Data Corporation, or IDC, in March 2004. We believe that small and medium-sized businesses understand that an effective Web presence is important to their success because of the increasing acceptance of the Internet as a tool for both consumers and businesses. We believe our market opportunity is driven by the following factors:

•	Small and medium-sized businesses often lack technical and marketing skills needed to create an effective Web presence;

•	As Internet usage continues to grow, more robust and complex Web services are needed to generate customer traffic and impact buying behavior;

•	Small and medium-sized businesses are value-driven and monitor the return on their investments;

•	Outsourcing of information technology through the Internet is growing in acceptance and use; and

•	Profitably serving small and medium-sized businesses can be a challenge.

Our Approach and Solution

Provide Comprehensive Solutions for Small and Medium-Sized Businesses.    Our goal is to enable small and medium-sized businesses to outsource their Web services needs to us. Our experience is that many of these businesses do not have the in-house expertise to effectively design an Internet presence that will generate adequate traffic to their Websites and increase direct customer interaction. Our Web services include, among other features, Website design and publishing, local, regional, and national Internet marketing and advertising, search engine optimization, search engine submission, and lead generation.

Offer Affordable Subscription-Based Solutions.    Because our customers are value-driven, we provide our Web services on an affordable subscription basis. Our eWorks! XL customers typically pay a recurring monthly fee ranging from approximately $50 to over $100. Additionally, we offer a premium Internet marketing service at a price averaging approximately $375 per month that is targeted at businesses with significant spending on local print yellow pages advertising.

Streamline Operations for Efficient Customer Acquisition, Fulfillment, and Support.    We utilize proprietary workflow processes and customer relationship management systems, together with a combination of integrated template-driven and specialized Website design tools, to sell, design, and support our Web services and products. We believe this integrated infrastructure enables us to minimize the time between initial customer contact and service activation.

Form and Enhance Strategic Marketing Relationships.    We have formed strategic marketing relationships with companies that have large customer bases of small and medium-sized businesses. These companies generate leads for us by providing filtered lists of their customers, conducting e-mail marketing campaigns about our Web services and products, advertising our Web services and products on the Internet, and using other forms of both direct and indirect solicitation.

Our Strategy

Our objective is to enhance our position as a leading provider of Web services and products for small to medium-sized businesses. Key elements of this strategy are to:

•	Target new small and medium-sized businesses that will benefit from our comprehensive Web services and products;

•	Develop or acquire complementary services and technologies;

•	Expand our distribution channels to increase the number of companies with which we have strategic marketing relationships as well as increase our marketing and sales activities so that a larger proportion of our customers is acquired through direct sales and new reseller programs;

•	Sell additional Web services and products to our existing customer base of over 45,000 paying subscribers to our eWorks! XL and premium subscription-based services, as of June 30, 2005, to increase the value we provide to them and to increase our average revenue per customer;

•	Strengthen customer retention by targeting customers that understand the potential value of the Internet to their businesses and by instituting programs to maximize customer loyalty; and

•	Extend our position as an affordable ASP.

Recent Acquisitions

In April 2005, we acquired substantially all of the assets of E.B.O.Z., Inc., or EBOZ, for 927,624 shares of our common stock, and all of the outstanding securities of Leads.com, Inc., or Leads.com, for 11,602,654 shares of our common stock and the assumption of options to purchase 366,213 shares of our common stock. If the operations of EBOZ achieve specified revenue targets during the three months ending July 31, 2006 and certain EBOZ shareholders have not resigned their positions with us, we will issue up to an additional 927,624 shares of common stock to EBOZ. We believe the EBOZ asset acquisition improves our ability to cost-effectively provide Web traffic generation solutions to our customers through the use of Internet banner advertisements, pay-per-click campaign management, and search engine optimization. We believe the Leads.com acquisition enhances our ability to provide customer leads to locally and regionally focused businesses. The Leads.com solution is offered through subscription-based packages. These packages can include local pay-per-click advertising, online yellow page advertisement creation, and industry-specific customer leads.

We acquired these businesses to expand our ability to serve small and medium-sized businesses within a subscription-based revenue model. We believe they increase the breadth of our offering, enable us to appeal to a broader customer base and allow us to provide valuable lead generating solutions that could increase the benefit customers can derive from our Web services and products.

Corporate Information

Website Pros, Inc. was incorporated under the General Corporation Law of the State of Delaware on March 2, 1999. Our principal offices are located at 12735 Gran Bay Parkway West, Building 200, Jacksonville, Florida 32258. Our telephone number is (904) 680-6600 and our Website is located at www.websitepros.com. Our Website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part. Unless the context indicates otherwise, as used in this prospectus, the terms “we,” “us,” and “our” refer to Website Pros, Inc.

Quikpage, eBoz, eMarketing Answers, SiteToolBox, LinkBuddies, SmartClicks, and Smart Age are registered trademarks or service marks of Website Pros, Inc. The following are trademarks and service marks of Website Pros, Inc., that are pending registration: Website Pros, the Website Pros logo, SiteStyles, eWorks! XL, Visibility Online, Leads.com Bringing Customers to Your Front Door, LeadLogic, TrafficJumper and Bring the World to Your Web Page. All other trademarks and trade names appearing in this prospectus are either unregistered marks of ours or the property of their respective holders.

The Offering

Common stock offered by Website Pros	shares

Common stock offered by the selling stockholders	shares

Common stock to be outstanding after the offering	shares

Use of proceeds	We intend to use the net proceeds for working capital and general corporate purposes. We will not receive any of the proceeds from the sale of common shares by the selling stockholders.

Proposed NASDAQ National Market symbol	WSPI

The number of shares to be outstanding after this offering is based on the number of shares outstanding as of June 30, 2005. This number does not include as of that date:

•	18,752,180 shares of common stock subject to options outstanding under our Amended and Restated 1999 Equity Incentive Plan, at a weighted average exercise price of $0.66 per share;

•	313,897 shares of common stock subject to options assumed in connection with our acquisition of Leads.com, at a weighted-average exercise price of $0.90;

•	1,768,380 shares of common stock issuable upon the exercise of warrants outstanding, at a weighted average exercise price of $0.46 per share; and

•	12,661,062 shares of common stock reserved for future grant or issuance under our existing stock option plans and those equity incentive plans that will become effective upon the closing of this offering.

Except as otherwise indicated in this prospectus, all of the information in this prospectus reflects:

•	the conversion of all of our outstanding shares of convertible redeemable preferred stock into 31,624,832 shares of common stock, which will occur automatically upon the completion of this offering;

•	no exercise of outstanding options and warrants to purchase common stock; and

•	no exercise of the underwriters’ over-allotment option.

Except as otherwise indicated in this prospectus, none of the information reflects an anticipated reverse stock split of our common stock to be effected prior to the completion of this offering.

Summary Consolidated Financial Data

The following table summarizes our consolidated financial data. The summary financial data for the years ended December 31, 2002, 2003, and 2004 are derived from our audited consolidated financial statements included in this prospectus. The summary financial data for the six months ended June 30, 2004 and 2005 are derived from our unaudited consolidated financial statements included in this prospectus. You should read this data together with our consolidated financial statements and related notes included elsewhere in this prospectus and the information under “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The summary unaudited pro forma consolidated statement of operations data gives effect to our acquisitions of Leads.com, Inc. and the assets of E.B.O.Z., Inc. as if such acquisitions had occurred at January 1, 2004. The as adjusted consolidated balance sheet data gives effect to our receipt of the estimated net proceeds from the sale of the shares of common stock by us in this offering, at an assumed initial public offering price of $                 per share, after deducting estimated underwriting discounts and commissions and offering expenses and the conversion of all of our outstanding convertible redeemable preferred stock into 31,624,832 shares of common stock, which will occur automatically at the closing of this offering.

	Year Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Total revenue	$13,651	$16,947	$23,402	$10,659	$16,445
Total cost of revenue (excluding depreciation and amortization)	6,800	8,398	11,240	5,120	7,592

Gross profit	6,851	8,549	12,162	5,539	8,853

Total operating expenses	13,039	9,922	11,506	5,116	8,751

Income (loss) from operations	(6,188)	(1,373)	656	423	102

Income (loss) before extraordinary item	(6,358)	(1,532)	715	448	164

Extraordinary item	—	—	209	—	—

Net income (loss)	(6,358)	(1,532)	924	448	164

Preferred stock dividends	—	(46)	(1,294)	(614)	(680)

Net loss attributable to common stockholders	$(6,358)	$(1,578)	$(370)	$(166)	$(516)

Basic and diluted net loss attributable per common share	$(0.24)	$(0.05)	$(0.02)	$(0.01)	$(0.03)

Basic and diluted weighted average common shares outstanding	26,108	28,790	15,012	16,712	18,749

	Year Ended December 31, 2004	Six Months Ended June 30, 2005
	(in thousands, except per share data)
Unaudited Pro Forma Statement of Operations Data:
Total revenue	$28,021	$18,434
Total cost of revenue (excluding depreciation and amortization)	13,295	8,554

Gross profit	14,726	9,880
Total operating expenses	17,116	10,588

Loss from operations	(2,390)	(708)
Other income (expense)	22	47

Income (loss) before extraordinary item	(2,368)	(661)
Preferred stock dividends	(1,294)	(680)

Loss attributable to common stockholders	$(3,662)	$(1,341)

Basic and diluted net loss attributable per common share	$(0.13)	$(0.05)

Basic and diluted weighted average common shares outstanding	27,542	26,488

	As of June 30, 2005
	Actual	As Adjusted
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$9,557	$
Working capital	6,295
Total assets	33,231
Convertible redeemable preferred stock	21,214
Accumulated deficit	(69,636)
Total stockholders’ equity (deficit)	4,433

RISK FACTORS

You should consider carefully the risks described below, together with the other information contained in this prospectus, before you decide to buy our common stock. We believe the risks and uncertainties described below are the most significant risks we face. If any of the following events actually occurs, our business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

Risks Related to Our Business

We depend primarily on a small number of strategic marketing relationships—and one key strategic marketing relationship in particular—to identify prospective customers. The loss of one or more of our strategic marketing relationships, or a reduction in the referrals and leads they generate, would significantly reduce our future revenue and increase our expenses.

As a key part of our strategy, we have entered into agreements with a number of companies pursuant to which these parties provide us with access to their customer lists and allow us to use their names in marketing our Web services and products. Approximately 97% of our new customers in the year ended December 31, 2004, and approximately 96% in the six months ended June 30, 2005, were identified through our strategic marketing relationships. We believe these strategic marketing relationships are critical to our business because they enable us to penetrate our target market with a minimum expenditure of resources. If these strategic marketing relationships are terminated or otherwise fail, our revenue would likely decline significantly and we could be required to devote additional resources to the sale and marketing of our Web services and products. We have no long-term contracts with these organizations, and these organizations are generally not restricted from working with our competitors. Accordingly, our success will depend upon the willingness of these organizations to continue these strategic marketing relationships.

Our strategic marketing relationship with Discover Financial Services, Inc., or Discover, is particularly important to us and accounted for approximately 86% of our new customers in the year ended December 31, 2004, and approximately 78% in the six months ended June 30, 2005. Customers attributable to our relationship with Discover represented approximately 65% of our total revenue during the year ended December 31, 2004, and approximately 64% in the six months ended June 30, 2005. We expect that customer relationships enabled by our strategic marketing relationship with Discover will continue to account for a significant portion of our new customers and our revenue in the future. Discover is under no obligation to continue to contract with us or continue this strategic marketing relationship, and either Discover or we can terminate our agreement with short notice and no penalty. We therefore cannot assure you that we will continue to have a relationship with Discover. If our strategic marketing relationship with Discover ends, we will need to take remedial measures to generate customer leads, which could be expensive, and if such efforts fail, our business would be materially harmed.

To successfully execute our business plan, we must also establish new strategic marketing relationships with additional organizations that have strong relationships with small and medium-sized businesses that would enable us to identify additional prospective customers. If we are unable to diversify and extend our strategic marketing relationships, our ability to grow our business may be compromised.

Most of our Web services are sold on a month-to-month basis, and if our customers either are unable or choose not to subscribe to our Web services, our revenue may decrease.

Typically, our Web service offerings are sold pursuant to month-to-month subscription agreements, and our customers can generally cancel their subscriptions to our Web services at any time with little or no penalty. Historically, we have experienced a high turnover rate in our customer base. For the years ended December 31, 2003 and 2004, 60% and 56%, respectively, of our subscribers who were customers at the beginning of the respective year were no longer subscribers at the end of the respective year. While we cannot determine with certainty why our subscription renewal rates are not higher, we believe there are a variety of factors, which have in the past led, and may in the future lead, to a decline in our subscription renewal rates. These factors include the cessation of our customers’ businesses, the overall economic environment in the United States and its impact on small and medium-sized businesses, the services and prices offered by us and our competitors, and the evolving use of the Internet by small and medium-sized businesses. If our renewal rates are low or decline for any reason, or if customers demand renewal terms less favorable to us, our revenue may decrease, which could adversely affect our stock price.

If economic or other factors negatively affect the small and medium-sized business sector, our customers may become unwilling or unable to purchase our Web services and products, which could cause our revenue to decline and impair our ability to operate profitably.

Our existing and target customers are small and medium-sized businesses. These businesses are more likely to be significantly affected by economic downturns than larger, more established businesses. Additionally, these customers often have limited discretionary funds, which they may choose to spend on items other than our Web services and products. If small and medium-sized businesses experience economic hardship, they may be unwilling or unable to expend resources to develop their Internet presences, which would negatively affect the overall demand for our services and products and could cause our revenue to decline.

We may expand through acquisitions of, or investments in, other companies or technologies, which may result in additional dilution to our stockholders and consume resources that may be necessary to sustain our business.

One of our business strategies is to acquire complementary services, technologies or businesses. In connection with one or more of those transactions, we may:

•	issue additional equity securities that would dilute our stockholders;

•	use cash that we may need in the future to operate our business; and

•	incur debt that could have terms unfavorable to us or that we might be unable to repay.

Business acquisitions also involve the risk of unknown liabilities associated with the acquired business. In addition, we may not realize the anticipated benefits of any acquisition, including securing the services of key employees. Incurring unknown liabilities or the failure to realize the anticipated benefits of an acquisition could seriously harm our business.

We may find it difficult to integrate recent and potential future business combinations, which could disrupt our business, dilute stockholder value, and adversely affect our operating results.

During the course of our history, we have completed several acquisitions of other businesses, and a key element of our strategy is to continue to acquire other businesses in the future. In particular, we completed the Leads.com and EBOZ acquisitions in April 2005. Integrating these recently acquired businesses and any businesses we may acquire in the future could add significant complexity to our business and additional burdens to the substantial tasks already performed by our management team. In the future, we may not be able to identify suitable acquisition candidates, and if we do, we may not be able to complete these acquisitions on acceptable terms or at all. In connection with our recent and possible future acquisitions, we may need to integrate operations that have different and unfamiliar corporate cultures. Likewise, we may need to integrate disparate technologies and Web service and product offerings, as well as multiple direct and indirect sales channels. The key personnel of the acquired company may decide not to continue to work for us. These integration efforts may not succeed or may distract our management’s attention from existing business operations. Our failure to successfully manage and integrate Leads.com, EBOZ, or any future acquisitions could seriously harm our business.

We have only recently become profitable and may not maintain our level of profitability.

Although we generated net income for the year ended December 31, 2004, we have not historically been profitable, were not profitable in any other period since our inception, and may not be profitable in future periods. As of June 30, 2005, we had an accumulated deficit of approximately $69.6 million. We expect that our expenses relating to the sale and marketing of our Web services, to technology improvements and to general and administrative functions, as well as the costs of operating and maintaining our technology infrastructure, will increase in the future. Accordingly, we will need to increase our revenue to be able to maintain our profitability. We may not be able to reduce in a timely manner or maintain our expenses in response to any decrease in our revenue, and our failure to do so would adversely affect our operating results and our level of profitability.

Our operating results are difficult to predict and fluctuations in our performance may result in volatility in the market price of our common stock.

Due to our limited operating history, our evolving business model, and the unpredictability of our emerging industry, our operating results are difficult to predict. We expect to experience fluctuations in our operating and financial results due to a number of factors, such as:

•	our ability to retain and increase sales to existing customers, attract new customers, and satisfy our customers’ requirements;

•	the renewal rates for our services;

•	changes in our pricing policies;

•	the introduction of new services and products by us or our competitors;

•	the rate of expansion and effectiveness of our sales force;

•	technical difficulties or interruptions in our services;

•	general economic conditions;

•	additional investment in our services or operations;

•	bulk licenses of our software; and

•	regulatory compliance costs.

These factors and others all tend to make the timing and amount of our revenue unpredictable and may lead to greater period-to-period fluctuations in revenue than we have experienced historically.

As a result of these factors, we believe that our quarterly revenue and results of operations are likely to vary significantly in the future and that period-to-period comparisons of our operating results may not be meaningful. You should not rely on the results of one quarter as an indication of future performance. If our quarterly revenue or results of operations fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially.

Our business depends in part on our ability to continue to provide value-added Web services and products, many of which we provide through agreements with third parties, and our business will be harmed if we are unable to provide these Web services and products in a cost-effective manner.

A key element of our strategy is to combine a variety of functionalities in our Web service offerings to provide our customers with comprehensive solutions to their Internet presence needs, such as Internet search optimization, local yellow pages listings, and e-commerce capability. We provide many of these services through arrangements with third parties, and our continued ability to obtain and provide these services at a low cost is central to the success of our business. For example, we currently have agreements with several service providers that enable us to provide, at a low cost, Internet yellow pages advertising. However, these agreements may be terminated on short notice, typically 60 to 90 days, and without penalty. If any of these third parties were to terminate their relationships with us, or to modify the economic terms of these arrangements, we could lose our ability to provide these services at a cost-effective price to our customers, which could cause our revenue to decline or our costs to increase.

Our systems, and those of our co-location provider, are vulnerable to natural disasters and other unexpected problems that could lead to interruptions, delays, loss of data, or the inability to accept and fulfill customer subscriptions.

Our network operating center, containing substantially all of our communications hardware, nearly all of our non-sales staff, and much of our other computer hardware operations is located in Jacksonville, Florida. Likewise, the facilities of our third-party co-location provider are located in Jacksonville, Florida. Additionally, one of our sales centers, from which the majority of our sales are made, is located in Spokane, Washington. Hurricanes, fire, floods, earthquakes, power loss, telecommunications failures, break-ins, computer sabotage, and similar events could damage or destroy these systems and facilities and temporarily stop a majority of our business activities in fulfilling customer orders and in securing new customers. Our business could be seriously harmed, our revenues could decline and we could be required to make significant expenditures if our systems were damaged or destroyed, or if our customer fulfillment were delayed or stopped, by any of these occurrences.

We rely heavily on the reliability, security, and performance of our internally developed systems and operations, and any difficulties in maintaining these systems may result in service interruptions, decreased customer service, or increased expenditures.

The software and workflow processes that underlie our ability to deliver our Web services and products have been developed primarily by our own employees. The reliability and continuous availability of these internal systems are critical to our business, and any interruptions that result in our inability to timely deliver our Web services or products, or that materially impact the efficiency or cost with which we provide these Web services and products, would harm our reputation, profitability, and ability to conduct business. In addition, many of the software systems we currently use will need to be enhanced over time or replaced with equivalent commercial products, either of which could entail considerable effort and expense. If we fail to develop and execute reliable policies, procedures, and tools to operate our infrastructure, we could face a substantial decrease in workflow efficiency and increased costs, as well as a decline in our revenue.

We face intense and growing competition. If we are unable to compete successfully, our business will be seriously harmed.

The market for our Web services and products is competitive and has relatively low barriers to entry. Our competitors vary in size and in the variety of services they offer. We encounter competition from a wide variety of company types, including:

•	Website design and development service and software companies;

•	Internet service providers and application service providers;

•	Internet search engine providers;

•	Local business directory providers; and

•	Website domain name providers and hosting companies.

In addition, due to relatively low barriers to entry in our industry, we expect the intensity of competition to increase in the future from other established and emerging companies. Increased competition may result in price reductions, reduced gross margins, and loss of market share, any one of which could seriously harm our business. We also expect that competition will increase as a result of industry consolidations and formations of alliances among industry participants.

Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources than we do, greater brand recognition and, we believe, a larger installed base of customers. These competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the promotion and sale of their services and products than we can. If we fail to compete successfully against current or future competitors, our revenue could increase less than anticipated or decline, and our business could be harmed.

Our failure to build brand awareness quickly could compromise our ability to compete and to grow our business.

As a result of the anticipated increase in competition in our market, and the likelihood that some of this competition will come from companies with established brands, we believe brand name recognition and reputation will become increasingly important. Our strategy of relying significantly on third-party strategic marketing relationships to find new customers may impede our ability to build brand awareness, as our customers may wrongly believe our Web services and products are those of the parties with which we have strategic marketing relationships. If we do not continue to build brand awareness quickly, we could be placed at a competitive disadvantage to companies whose brands are more recognizable than ours.

If our security measures are breached, our services may be perceived as not being secure, and our business and reputation could suffer.

Our Web services involve the storage and transmission of our customers’ proprietary information. Although we employ data encryption processes, an intrusion detection system, and other internal control procedures to assure the security of our customers’ data, we cannot guarantee that these measures will be sufficient for this purpose. If our security measures are breached as a result of third-party action, employee error or otherwise, and as a result our customers’ data becomes available to unauthorized parties, we could incur liability and our reputation would be damaged, which could lead to the loss of current and potential customers. If we experience any breaches of our network security or sabotage, we might be required to expend significant capital and other resources to remedy, protect against or alleviate these and related problems, and we may not be able to remedy these problems in a timely manner, or at all. Because techniques used by outsiders to obtain unauthorized network access or to sabotage systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures.

Accounting for acquisitions under generally accepted accounting principles could adversely affect our reported financial results.

Under generally accepted accounting principles in the United States, we could be required to record charges for in-process research and development or other charges in connection with future acquisitions, which would reduce any future reported earnings or increase any future reported loss. Acquisitions could also require us to record substantial amounts of goodwill and other intangible assets. For example, in connection with our recent acquisitions of Leads.com and EBOZ, we have recorded $11.0 million of goodwill. Any future impairment of this goodwill, and the ongoing amortization of other intangible assets, could adversely affect our reported financial results.

If we cannot adapt to technological advances, our Web services and products may become obsolete and our ability to compete would be impaired.

Changes in our industry occur very rapidly, including changes in the way the Internet operates or is used by small and medium-sized businesses and their customers. As a result, our Web services and products could become obsolete quickly. The introduction of competing products employing new technologies and the evolution of new industry standards could render our existing products or services obsolete and unmarketable. To be successful, our Web services and products must keep pace with technological developments and evolving industry standards, address the ever-changing and increasingly sophisticated needs of our customers, and achieve market acceptance. If we are unable to develop new Web services or products, or enhancements to our Web services or products, on a timely and cost-effective basis, or if new Web services or products or enhancements do not achieve market acceptance, our business would be seriously harmed.

Providing Web services and products to small and medium-sized businesses designed to allow them to Internet-enable their businesses is a new and emerging market; if this market fails to develop, we will not be able to grow our business.

Our success depends on a significant number of small and medium-sized business outsourcing Website design, hosting, and management as well as adopting other online business solutions. The market for our Web services and products is relatively new and untested. Custom Website development has been the predominant method of Internet enablement, and small and medium-sized businesses may be slow to adopt our template-based Web services and products. Further, if small or medium-sized businesses determine that having an Internet presence is not giving their businesses an advantage, they would be less likely to purchase our Web services and products. If the market for our Web services and products fails to grow or grows more slowly than we currently anticipate, or if our Web services and products fail to achieve widespread customer acceptance, our business would be seriously harmed.

We are dependent on our executive officers, and the loss of any key member of this team may compromise our ability to successfully manage our business and pursue our growth strategy.

Our future performance depends largely on the continuing service of our executive officers and senior management team, especially those of David Brown, our chief executive officer. Our executives are not contractually obligated to remain employed by us. Accordingly, any of our key employees could terminate their employment with us at any time without penalty and may go to work for one or more of our competitors after the expiration of their non-compete period. The loss of one or more of our executive officers could make it more difficult for us to pursue our business goals and could seriously harm our business.

Our growth could strain our resources and our business may suffer if we fail to implement appropriate controls and procedures to manage our growth.

We are currently experiencing a period of rapid growth in employees and operations, with our employee base increasing from 273 full-time employees as of June 30, 2004, to 391 full-time employees as of June 30, 2005. This growth has placed, and will continue to place, a strain on our management, administrative, and sales and marketing infrastructure. If we fail to successfully manage our growth, our business could be disrupted, and our ability to operate our business profitably could suffer. We anticipate that further growth in our employee base will be required to expand our customer base and to continue to develop and enhance our Web service and product offerings. To manage the growth of our operations and personnel, we will need to enhance our operational, financial, and management controls and our reporting systems and procedures. This will require additional personnel and capital investments, which will increase our cost base. The growth in our fixed cost base may make it more difficult for us to reduce expenses in the short term to offset any shortfalls in revenue.

We may be unable to protect our intellectual property adequately or cost-effectively, which may cause us to lose market share or force us to reduce our prices.

Our success depends, in part, on our ability to protect and preserve the proprietary aspects of our technology, Web services, and products. If we are unable to protect our intellectual property, our competitors could use our intellectual property to market services and products similar to those offered by us, which could decrease demand for our Web services and products. We may be unable to prevent third parties from using our proprietary assets without our authorization. We do not currently rely on patents we own to protect our core intellectual property, and we have not applied for patents in any jurisdictions inside or outside of the United

States. To protect, control access to, and limit distribution of our intellectual property, we generally enter into confidentiality and proprietary inventions agreements with our employees, and confidentiality or license agreements with consultants, third-party developers, and customers. We also rely on copyright, trademark, and trade secret protection. However, these measures afford only limited protection and may be inadequate. Enforcing our rights to our technology could be costly, time-consuming and distracting. Additionally, others may develop non-infringing technologies that are similar or superior to ours. Any significant failure or inability to adequately protect our proprietary assets will harm our business and reduce our ability to compete.

Our growth will be adversely affected if we cannot continue to successfully retain, hire, train, and manage our key employees, particularly in the telesales and customer service areas.

Our ability to successfully pursue our growth strategy will depend on our ability to attract, retain, and motivate key employees across our business. We have many key employees throughout our organization who do not have non-competition agreements and may leave to work for a competitor at any time. In particular, we are substantially dependent on our telesales and customer service employees to obtain and service new customers. Competition for such personnel and others can be intense, and there can be no assurance that we will be able to attract, integrate, or retain additional highly qualified personnel in the future. In addition, our ability to achieve significant growth in revenue will depend, in large part, on our success in effectively training sufficient personnel in these two areas. New hires require significant training and in some cases may take up to three months before they achieve full productivity. Our recent hires and planned hires may not become as productive as we would like, and we may be unable to hire sufficient numbers of qualified individuals in the future in the markets where we have our facilities. If we are not successful in retaining our existing employees, or hiring, training and integrating new employees, or if our current or future employees perform poorly, growth in the sales of our services and products may not materialize and our business will suffer.

If we fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial results, which could cause our stock price to fall or result in our stock being delisted.

Effective internal controls are necessary for us to provide reliable and accurate financial reports. We will need to devote significant resources and time to comply with the new requirements of Sarbanes-Oxley with respect to internal control over financial reporting. In addition, Section 404 under Sarbanes-Oxley requires that we assess and our auditors attest to the design and operating effectiveness of our controls over financial reporting. Our ability to comply with the annual internal control report requirement for our fiscal year ending on December 31, 2006, which is the first time these new requirements will apply to us, will depend on the effectiveness of our financial reporting and data systems and controls across our company and our operating subsidiaries. We expect these systems and controls to become increasingly complex to the extent that we integrate acquisitions and our business grows. To effectively manage this complexity, we will need to continue to improve our operational, financial, and management controls and our reporting systems and procedures. Any failure to implement required new or improved controls, or difficulties encountered in the implementation or operation of these controls, could harm our operating results or cause us to fail to meet our financial reporting obligations, which could adversely affect our business and jeopardize our listing on the NASDAQ National Market, either of which would harm our stock price.

Risks Related to Our Industry

The success of our business depends on the continued growth of the Internet as a business tool for small and medium-sized businesses.

Expansion in the sales of our Web services and products will depend on the continued acceptance of the Internet as a communications and commerce platform for small and medium-sized businesses. The use of the Internet as a business tool could be adversely affected by delays in the development or adoption of new standards and protocols to handle increased demands of Internet activity, security, reliability, cost, ease-of-use, accessibility, and quality of service. The performance of the Internet and its acceptance as a business tool have been harmed in the past by viruses, worms, and similar malicious programs, and the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure. If for any reason the Internet does not remain a widespread communications medium and commercial platform or businesses do not continue to become Internet enabled and maintain an online presence, the demand for our services and products would be significantly reduced.

We could become subject to litigation regarding intellectual property brought by other parties, which could divert management’s attention, increase our legal expenses, and prevent us from using or selling the challenged technology.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. This litigation is particularly prevalent in the technology industry. In addition, there has been an increase in the filing of suits alleging infringement of intellectual property rights. Regardless of the merits of these suits, many defendants are entering into settlement arrangements quickly to dispose of such suits to avoid publicity and the nuisance of attending to the suits. Other companies or individuals may pursue litigation against us with respect to intellectual property-based claims. The results of any litigation are inherently uncertain. In the event of an adverse result in any future litigation with respect to intellectual property rights relevant to our products, we could be required to:

•	obtain licenses to the infringing technology;

•	pay substantial damages under applicable law;

•	cease the development, use, and sale of products found to be infringing; or

•	expend significant resources to develop non-infringing technology.

Our insurance may not cover potential claims or may not be adequate to indemnify us for damages we incur. Also, litigation frequently involves substantial expenditures and can require significant management attention, even if we ultimately prevail.

Governmental regulation involving the transmission of information over the Internet is evolving, and we may face liability in connection with the information that is transmitted using our Web services and products.

The legal framework that applies to the Internet is continually evolving. Laws have been, and likely will continue to be, enacted that address issues of privacy, security, pricing, taxation, quality and substance of services and products, and other issues. Because our Web services and products allow customers to transmit information over the Internet on their own Websites, and because we develop and host many of these Websites, we may be found to be liable for any improper information that our customers transmit. We may face liability for defamation, negligence, copyright, patent or trademark infringement, and other claims based on the nature and content of the materials being transmitted by our Web services. Although we retain discretion to cancel the Web services being provided to customers if we learn such content is being transmitted, there can be no guarantee that our customers will refrain from such transmission or that we will not be deemed responsible for the content being transmitted or hosted using our Web services, products or infrastructure. Government regulations also could affect the cost of communicating on the Internet and could negatively affect the demand for our Web services and products, and our business could thereby be harmed.

State and local governments may in the future be permitted to levy additional taxes on Internet access and electronic commerce transactions, which could result in a decrease in the attractiveness of the Internet to our customers and potential customers, and could reduce demand for our Web services.

In November 2004, the federal government passed legislation placing a three-year ban on state and local governments’ imposition of new taxes on Internet access or electronic commerce transactions. Unless the ban is extended, state and local governments may begin to levy additional taxes on Internet access and electronic commerce transactions upon the legislation’s expiration in November 2007. An increase in taxes may make electronic commerce transactions less attractive for merchants and businesses, which could result in a decrease in the level of demand for our services.

Risks Related to this Offering

We cannot assure you that a market will develop for our common stock or what the market price of our common stock will be.

Prior to this offering, there has been no public trading market for our common stock, and we cannot assure you that one will develop or be sustained after this offering. We cannot predict the extent to which investor interest will lead to the development of an active and liquid trading market. The initial public offering price will be determined by negotiations between the underwriters and us, and may bear no relationship to the price at which the common stock will trade upon completion of this offering. You may not be able to resell your shares above the initial public offering price and may suffer a complete loss of your investment.

Our stock price may be volatile, and you may lose some or all of your investment.

The trading prices of the securities of companies in the Internet market have been highly volatile. Accordingly, the trading price of our common stock is likely to be subject to wide fluctuations. Factors affecting the trading price of our common stock may include, among other things:

•	variations in our operating results;

•	announcements of technological innovations, new services or service enhancements or significant agreements by us or by our competitors;

•	recruitment or departure of key personnel;

•	changes in the estimates of our operating results or changes in recommendations by any securities analysts that elect to follow our common stock;

•	sales of our common stock, including sales by officers, directors and funds affiliated with them; and

•	market conditions in our industry, the industries of our customers and the economy as a whole.

In addition, we are proposing to list our common stock on the NASDAQ National Market. There are continuing eligibility requirements for companies listed on the NASDAQ National Market. If we are not able to continue to satisfy the eligibility requirements of the NASDAQ National Market, then our stock may be delisted. This could result in a lower price of our common stock and may limit the ability of our stockholders to sell our stock, any of which could result in your losing some or all of your investment.

We might require additional capital to support business growth, and this capital might not be available on acceptable terms, or at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new services and products or enhance our existing Web services, enhance our operating infrastructure and acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock, including shares of common stock sold in this offering. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired.

There may be an adverse effect on the market price of our stock as a result of shares being available for sale in the future.

Immediately after this offering, there will be              shares of common stock outstanding, assuming no exercise of the underwriters’ over-allotment option. Of these shares, the shares sold in this offering will be freely tradable immediately,                  additional shares will be eligible for sale 180 days after the date of this prospectus following the expiration of lock-up agreements described in “Underwriting” and              shares will become available for sale in the public market on subsequent dates. Friedman, Billings, Ramsey & Co., Inc., on behalf of the underwriters, may release these stockholders from their lock-up agreements with the underwriters at any time and without notice, which would allow for earlier sale of shares in the public market. Moreover, the holders of approximately              shares of common stock will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file ourselves or for other stockholders. We also intend to register up to 31,727,139 shares of our common stock that are subject to outstanding stock options or reserved for issuance under our stock option plans. Once we register these shares, they can be freely sold in the public market upon issuance, subject to the limitations of our lock-up agreements described in “Underwriting.” If any of these stockholders cause a large number of securities to be sold in the public market, or the market perceives that these holders intend to sell a large number of securities, the sales or perceived sales could result in a substantial reduction in the trading price of our common stock or impede our ability to raise future capital.

You will experience immediate and substantial dilution in the pro forma net tangible book value of the shares you purchase in this offering.

The initial public offering price will be substantially higher than the pro forma net tangible book value per share of our outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate dilution of $             per share. This dilution is due in large part to earlier investors in our company having paid substantially less than the initial public offering price when they purchased their shares. Investors who purchase shares of common stock in this offering will contribute approximately         % of the total amount we have raised to fund our operations but will own only approximately         % of our common stock. The exercise of outstanding options and warrants will result in further dilution to investors.

Our principal stockholders have significant voting power and may take actions that may not be in the best interests of our other stockholders.

Upon completion of this offering, our executive officers, directors, and principal stockholders will, in the aggregate, beneficially own approximately         % of our outstanding common stock. As a result, these stockholders, acting together, will have the ability to exert substantial influence over all matters requiring approval of our stockholders, including the election and removal of directors and the approval of mergers or other business combinations. This concentration of control could be disadvantageous to other stockholders whose interests are different from those of our officers, directors, and principal stockholders.

Provisions in our amended and restated certificate of incorporation and bylaws or under Delaware law might discourage, delay, or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Our amended and restated certificate of incorporation and bylaws contain provisions that could depress the trading price of our common stock by acting to discourage, delay, or prevent a change of control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions:

•	establish a classified board of directors so that not all members of our board are elected at one time;

•	provide that directors may only be removed for cause and only with the approval of 66 2/3% of our stockholders;

•	require super-majority voting to amend some provisions in our amended and restated certificate of incorporation and bylaws;

•	authorize the issuance of blank check preferred stock that our board of directors could issue to increase the number of outstanding shares to discourage a takeover attempt;

•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

•	provide that the board of directors is expressly authorized to make, alter, or repeal our bylaws; and

•	establish advance notice requirements for nominations for elections to our board or for proposing matters that can be acted upon by stockholders at stockholder meetings.

Additionally, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder and which may discourage, delay, or prevent a change of control of our company.

Because management has broad discretion as to the use of the net proceeds from this offering, you may not agree with how we use them, and such proceeds may not be invested successfully.

The proceeds from this offering have not been allocated for a particular purpose, and our management will have broad discretion with respect to the use of the net proceeds. We currently intend to use the net proceeds from the offering for working capital and general corporate purposes. You will be relying on the judgment of our management concerning these uses and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The failure of our management to apply these funds effectively could result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of our common stock to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements.

Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors.” Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we currently expect.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

You should rely only on the information contained in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

USE OF PROCEEDS

We estimate that our net proceeds from the offering will be approximately $             million, based upon an assumed initial public offering price of $             per share, after deducting the estimated underwriting discounts and commissions and offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $             million. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

The principal purpose of this offering is to obtain a public market for our common shares, which we believe will facilitate our future access to the capital markets and enhance our ability to use our common shares for acquisitions.

We have not made any specific plans with respect to the use of net proceeds of this offering. We expect to use the net proceeds for working capital and general corporate purposes. We may also use a portion of the net proceeds to acquire businesses, services, products, or technologies complementary to our current business, although we have no specific acquisitions planned. The amount and timing of our actual expenditures for general corporate purposes will vary significantly depending on a number of factors, including such factors as the amount of cash generated by our operations. Accordingly, our management will have broad discretion in the application of the net proceeds generated from this offering. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use these proceeds.

Pending final use, we expect to invest the net proceeds of this offering in short-term, investment grade, interest-bearing securities or guaranteed obligations of the United States or its agencies.

DIVIDEND POLICY

We have not paid any dividends since inception, and we currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay dividends for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in future financing instruments, and other factors our board of directors deems relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2005:

•	on an actual basis;

•	on a pro forma basis to reflect the conversion of all convertible redeemable preferred stock into 31,624,832 shares of common stock, which will occur automatically upon the closing of this offering; and

•	on a pro forma as adjusted basis to reflect the pro forma capitalization as adjusted to give effect to the sale by us of shares of common stock at the assumed initial public offering price of $ per share in this offering and our receipt of the net offering proceeds therefrom, after deducting estimated underwriting discounts and commissions and offering expenses.

You should read the following table together with our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	June 30, 2005
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands)
Cash and cash equivalents	$9,557	$9,557	$

Convertible redeemable preferred stock, $0.001 par value; 33,300,693 shares authorized, 31,624,832 issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	21,214	—
Stockholders’ equity (deficit):
Common stock, $0.001 par value; 98,200,000 shares authorized; 26,488,397 shares issued and outstanding, actual; 58,113,229 shares issued and outstanding, pro forma; and shares issued and outstanding, pro forma as adjusted	43	75
Treasury stock, at cost	(6,372)	(6,372)
Additional paid-in capital	80,398	100,366
Accumulated deficit	(69,636)	(68,422)

Total stockholders’ equity (deficit)	4,433	25,647

Total capitalization	$25,647	$25,647	$

The number of shares in the table above excludes as of June 30, 2005:

•	18,752,180 shares of common stock subject to options outstanding under our Amended and Restated 1999 Equity Incentive Plan, at a weighted average exercise price of $0.66 per share;

•	313,897 shares of common stock subject to options assumed in connection with our acquisition of Leads.com, at a weighted average exercise price of $0.90 per share;

•	1,768,380 shares of common stock issuable upon the exercise of warrants outstanding, at a weighted average exercise price of $0.46 per share; and

•	12,661,062 shares of common stock reserved for future grant or issuance under our existing stock option plan and those equity incentive plans that will become effective upon the closing of this offering.

Share amounts have not been retroactively adjusted to give effect to an anticipated reverse stock split to be effected prior to the completion of this offering.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. As of June 30, 2005, we had a net tangible book value of $8.5 million, or $0.15 per share of common stock, on a pro forma basis. Pro forma net tangible book value per share is equal to our total tangible assets, or total assets less intangible assets, less total liabilities, divided by the number of shares of our outstanding common stock, after giving effect to the conversion of all of our outstanding convertible redeemable preferred stock into 31,624,832 shares of common stock. After giving effect to the sale of                      shares of common stock by us in this offering and our receipt of the estimated net proceeds therefrom, at the assumed initial public offering price of $             per share, and after deducting the estimated underwriting discounts and commissions and our offering expenses, our pro forma as adjusted net tangible book value as of June 30, 2005 would have been $             million, or $             per share of common stock. This represents an immediate increase in pro forma net tangible book value of $             per share to our existing stockholders and an immediate dilution of $             per share to new investors in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$

Pro forma net tangible book value per share before this offering as of June 30, 2005	$0.15
Increase in pro forma net tangible book value per share attributable to new investors

Pro forma as adjusted net tangible book value per share after this offering

Dilution per share to new investors		$

The following table summarizes, as of June 30, 2005, on the pro forma as adjusted basis described above, the differences between existing stockholders and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid before deducting the estimated underwriting discounts and commissions and our offering expenses.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing stockholders		%	$	%	$
New investors

Total		100%		$100%

The sale of              shares of common stock to be sold by the selling stockholders in this offering will reduce the number of shares held by existing stockholders to                     , or         % of the total shares outstanding, and will increase the number of shares held by new investors to                     , or         % of the total shares outstanding. If the underwriters exercise their over-allotment option in full, the shares held by existing stockholders will further decrease to                     , or         % of the total shares outstanding, and the number of shares held by new investors will further increase to                     , or         % of the total shares outstanding.

As of June 30, 2005, there were 18,752,180 shares of common stock subject to options outstanding, at a weighted average exercise price of $0.66 per share, and 12,661,062 shares available for future grant or issuance under our existing equity incentive plan and those equity incentive plans becoming effective upon the closing of this offering. Additionally, in connection with the acquisition of Leads.com, Inc., we assumed options exercisable for an aggregate of 366,213 shares of our common stock, with a weighted average exercise price of $0.90 per share, of which options to purchase 313,897 shares remain outstanding as of June 30, 2005. As of June 30, 2005, there were also 1,768,380 shares of common stock subject to warrants outstanding, at a weighted average exercise price of $0.46 per share. To the extent any of these options or warrants are exercised, new options are issued under our equity incentive plans or we issue additional shares of common stock in the future, there will be further dilution to new investors.

SELECTED CONSOLIDATED FINANCIAL DATA

The consolidated statement of operations data for the years ended December 31, 2002, 2003, and 2004 and the consolidated balance sheet data as of December 31, 2003 and 2004 are derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. The consolidated statement of operations data for the six months ended June 30, 2004 and 2005 and the consolidated balance sheet data as of June 30, 2005 are derived from our unaudited consolidated financial statements included in this prospectus. The consolidated balance sheet data as of December 31, 2002 are derived from audited consolidated financial statements not included in this prospectus. The consolidated statement of operations data for the years ended December 31, 2000 and 2001 and the consolidated balance sheet data as of December 31, 2000 and 2001 are derived from our unaudited consolidated financial statements not included in this prospectus. The unaudited information has been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, contains all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of our operating results and financial position for these periods. Historical results are not necessarily indicative of future results. The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year Ended December 31,					Six Months Ended June 30,
	2000	2001	2002	2003	2004	2004	2005
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenue:
Subscription	$35	$167	$8,044	$13,230	$19,415	$8,578	$14,150
License	—	359	3,128	2,833	3,425	1,802	1,673
Professional services	2,412	3,364	2,479	884	562	279	622

Total revenue	2,447	3,890	13,651	16,947	23,402	10,659	16,445
Cost of revenue (excluding depreciation and amortization shown separately below):
Subscription	143	22	4,145	6,793	9,890	4,476	6,680
License	—	269	973	993	719	385	369
Professional services	3,652	2,321	1,678	611	620	257	515
Stock-based compensation	—	—	4	1	11	2	28

Total cost of revenue	3,795	2,612	6,800	8,398	11,240	5,120	7,592

Gross profit (loss)	(1,348)	1,278	6,851	8,549	12,162	5,539	8,853
Operating expenses:
Sales and marketing	8,278	677	5,446	5,641	6,811	2,995	4,365
Research and development	5,173	525	1,278	989	1,135	541	758
General and administrative	12,851	5,755	4,653	2,771	3,076	1,344	2,908
Goodwill and long-lived asset impairment loss	—	10,183	—	—	—	—	—
Stock-based compensation	—	—	78	44	84	24	166
Depreciation and amortization	7,710	5,732	1,584	477	400	212	554

Total operating expenses	34,012	22,872	13,039	9,922	11,506	5,116	8,751
Income (loss) from operations	(35,360)	(21,594)	(6,188)	(1,373)	656	423	102

Interest, net	1,231	275	(177)	(152)	59	25	62
Other income (expense)	(1,215)	—	7	(7)	—	—	—

Income (loss) before extraordinary item	(35,344)	(21,319)	(6,358)	(1,532)	715	448	164

Extraordinary item	—	—	—	—	209	—	—

Net income (loss)	(35,344)	(21,319)	(6,358)	(1,532)	924	448	164

Preferred stock dividends	—	—	—	(46)	(1,294)	(614)	(680)

Net loss attributable to common stockholders	$(35,344)	$(21,319)	$(6,358)	$(1,578)	$(370)	$(166)	$(516)

Basic and diluted net loss attributable per common share	$(35.50)	$(26.25)	$(0.24)	$(0.05)	$(0.02)	$(0.01)	$(0.03)

Basic and diluted weighted average common shares outstanding	996	812	26,108	28,790	15,012	16,712	18,749

	As of December 31,					As of June 30, 2005
	2000	2001	2002	2003	2004
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term marketable securities	$14,384	$4,337	$467	$6,282	$6,621	$9,557
Working capital	10,382	4,966	(4,151)	2,914	4,926	6,295
Total assets	29,938	5,676	6,289	11,869	13,370	33,231
Convertible redeemable preferred stock	64,066	64,066	—	9,233	17,454	21,214
Accumulated deficit	(39,220)	(66,896)	(66,896)	(68,485)	(69,030)	(69,636)
Total stockholders’ equity (deficit)	(38,869)	(60,188)	(956)	(3,153)	(9,191)	4,433

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with the consolidated financial statements and the notes to those statements included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under the section entitled “Risk Factors” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

We believe we are a leading provider, based on our number of subscribers, of Web services and products that enable small and medium-sized businesses to establish, maintain, promote, and optimize their Internet presence. Our primary service offering is a comprehensive package that includes Website design and publishing, Internet marketing and advertising, search engine optimization, search engine submission, and lead generation. In addition to our primary service offering, we provide a variety of premium services to customers who desire more advanced capabilities, such as e-commerce solutions and more sophisticated Internet marketing services.

Since our incorporation in 1999, we have developed proprietary Internet publishing and management software, automated workflow processes, and specialized workforce development and management techniques that facilitate production efficiencies that we believe enable us to offer sophisticated Web services at affordable rates. Our revenue has increased from $13.7 million in 2002 to $23.4 million in 2004.

We primarily sell our Web services and products to customers identified through strategic relationships with established brand name companies that have a large number of small and medium-sized business customers, including Discover Financial Services, Inc., or Discover, Network Solutions, and IBM. As an application service provider, we offer our customers a full range of Web services and products on a subscription basis. As of June 30, 2005, we had over 45,000 paying subscribers to our eWorks! XL and premium subscription-based services, an increase from approximately 36,000 paying subscribers to these services at June 30, 2004. We define paying subscribers as unique user accounts that are current in their payments.

We were incorporated in March 1999. In 1999 and 2000, we raised approximately $64 million in equity financing through the sale of shares of our preferred stock. By the middle of 2000, our board of directors determined that the proposed business model and operating plan, which at that time were focused on providing limited, non-recurring Website design services, were not likely to be successful. In response to this determination, we significantly reduced our operations and hired new management. In February 2002, we completed the acquisition of assets from Innuity, Inc. In connection with the Innuity acquisition, we completed a recapitalization of our outstanding stock in which all of our outstanding shares of preferred stock were converted into shares of common stock. The Innuity acquisition represented the first step in the evolution of our business model to providing a wider range of subscription-based Web services. We obtained $10 million in equity financing in December 2003 following eighteen months of operations under our revised business model, and obtained additional equity financing in 2004 and 2005 to support our growth and provide sufficient working capital for our business.

To increase our revenue and take advantage of our market opportunity, we plan to expand our subscriber base as well as increase our revenue from existing subscribers. We intend to continue to invest in hiring additional personnel, particularly in sales and marketing; developing additional services and products; adding to our infrastructure to support our growth; and expanding our operational and financial systems to manage our growing business. As we have in the past, we will continue to evaluate acquisition opportunities to increase the value and breadth of our Web services and product offering and expand our subscriber base. We expect to fund these opportunities from our existing operations without the need to use the proceeds from this offering.

On April 19, 2005, we acquired substantially all of the assets of E.B.O.Z., Inc., or EBOZ, for an aggregate of 927,624 shares of our common stock. If the operations of EBOZ achieve specified revenue targets during the three months ending July 31, 2006 and provided that certain EBOZ shareholders have not resigned their positions with us, we will issue up to an additional 927,624 shares of common stock, or the contingently issuable shares, to EBOZ. For accounting purposes, we have assigned a value of $1.4 million to the assets acquired from EBOZ. We believe this acquisition improves our ability to cost-effectively provide Web traffic generation solutions to our customers through the use of Internet banner advertisements, pay-per-click campaign management, and search engine optimization.

On April 22, 2005, we acquired Leads.com, Inc., or Leads.com, for 11,602,654 shares of our common stock and the assumption of options to purchase 366,213 shares of our common stock. During the year ended December 31, 2004 and the period from January 1, 2005 to April 22, 2005, Leads.com had revenue of $3.6 million and $1.7 million, respectively. For accounting purposes, we have assigned a value of $12.9 million to the assets and liabilities acquired in the Leads.com acquisition. We believe this acquisition improves our ability to provide customer leads to locally and regionally focused businesses. Leads.com offers subscription based local pay-per-click advertising packages, online yellow page advertisement creation, and industry-specific customer leads. We believe that Leads.com, while still focused on small and medium-sized businesses, increases the breadth of our offering and will enable us to broaden our customer base.

Key Business Metrics

Management periodically reviews certain key business metrics to evaluate the effectiveness of our operational strategies, allocate resources and maximize the financial performance of our business. These key business metrics include:

Net Subscriber Additions

We grow our subscriber base through a combination of adding new subscribers and retaining existing subscribers. We define net subscriber additions in a particular period as the gross number of new subscribers added during the period, less subscriber cancellations during the period. For this purpose, we only count as new subscribers those customers whose subscriptions have extended beyond the free trial period. Additionally, we do not treat a subscription as cancelled, even if the customer is not current in its payments, until either we have attempted to contact the subscriber twenty times or 60 days have passed since the most recent failed billing attempt, whichever is sooner. In any event, a subscriber’s account is cancelled if payment is not received within approximately 80 days.

We review this metric to evaluate whether we are performing to our business plan. An increase in net subscriber additions could signal an increase in subscription revenue, higher customer retention, and an increase in the effectiveness of our sales efforts. Alternatively, a decrease in net subscriber additions could signal decreased subscription revenue, lower customer retention, and a decrease in the effectiveness of our sales efforts. Net subscriber additions above or below our business plan could have a long-term impact on our operating results due to the subscription nature of our business.

Monthly Turnover

Monthly turnover is a metric we measure each quarter, and which we define as customer cancellations in the quarter divided by the sum of the number of subscribers at the beginning of the quarter and the gross number of new subscribers added during the period, divided by three months. Customer cancellations in the quarter include cancellations from gross subscriber additions, which is why we include gross subscriber additions in the denominator. In measuring monthly turnover, we use the same conventions with respect to free trials and subscribers who are not current in their payments as described above for net subscriber additions.

Monthly turnover is the key metric that allows management to evaluate whether we are retaining our existing subscribers in accordance with our business plans. An increase in monthly turnover may signal deterioration in the quality of our service, or it may signal a behavioral change in our subscriber base. Lower monthly turnover signals higher customer retention.

Change in Accounting Principle

Prior to April 1, 2005, we accounted for stock-based compensation using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations.

Effective April 1, 2005, we adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” or SFAS No. 123, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of SFAS 123,” or SFAS No. 148, which requires that we value stock options issued based upon an option pricing model and recognize this value as an expense over the period in which the options vest. The adoption of this standard was applied using the retroactive restatement method as defined in SFAS No. 148. Accordingly, all prior periods presented have been retroactively restated to reflect compensation cost under the fair value based accounting method in SFAS No. 123 for all options granted, modified or settled in fiscal years beginning after December 15, 1994. The table below sets forth the effect of the retroactive restatement of prior periods:

	2002	2003	2004
	(in thousands, except per share amounts)
Income (loss) before extraordinary item:
Restated for adoption of SFAS No. 123	$(6,358)	$(1,532)	$715
Previously reported	$(6,276)	$(1,487)	$121

Net income (loss):
Restated for adoption of SFAS No. 123	$(6,358)	$(1,532)	$924
Previously reported	$(6,276)	$(1,487)	$330

Net loss attributable to common shareholders:
Restated for adoption of SFAS No. 123	$(6,358)	$(1,578)	$(370)
Previously reported	$(6,276)	$(1,533)	$(964)

Basic and diluted net loss attributable per common share:
Restated for adoption of SFAS No. 123	$(0.24)	$(0.05)	$(0.02)
Previously reported	$(0.24)	$(0.05)	$(0.06)

We anticipate recording stock-based compensation expense with respect to these existing options in an aggregate amount of up to approximately $325 thousand during the last two quarters of 2005.

Sources of Revenue

We derive our revenue from sales of subscriptions, licenses, and services to our customers. Our revenue generally depends on the sale of a large number of subscriptions to small and medium-sized businesses. Most of these sales are generated by leads provided by a relatively small number of companies with which we have strategic marketing relationships. Customers acquired through our strategic marketing relationship with Discover accounted for 65% of our revenue in 2004.

Subscription Revenue

We currently derive a substantial majority of our revenue from fees associated with our subscription services, which are generally sold through our eWorks! XL or Visibility Online offerings. A majority of our subscription contracts include the design of a five-page Website, its hosting, and several additional Web services. In the case of eWorks! XL, upon the completion and initial hosting of the Website, our subscription services are offered free of charge for a 30-day trial period during which the customer can cancel at any time. After the 30-day trial period has ended, the revenue is recognized on a daily basis over the life of the contract. No 30-day free trial period is offered to customers for our Visibility Online services, and revenue is recognized on a daily basis over the life of the contract.

The typical subscription is a monthly contract, although terms range up to 12 months. We bill a majority of our customers on a monthly basis through their credit cards, bank accounts, or business merchant accounts. Subscription revenue accounted for more than 59%, 78%, and 83% of our total revenue in 2002, 2003, and 2004, respectively. Subscription revenue is driven primarily by the number of paying subscribers to our Web services and the subscription price that we charge for these services. The number of paying subscribers is affected both by the number of new customers we acquire in a given period and by the number of existing customers we retain during that period. Subscription revenue increased as a percentage of total revenue during the years ended December 31, 2003 and 2004, as our principal business focus has been, and continues to be, on growing our subscription customer base. We expect other sources of revenue to continue to decline as a percentage of total revenue over time.

We report any unearned portion of payments received from subscription customers as deferred revenue. Deferred revenue balances at year end have decreased as a percentage of subscription revenue for the years ended December 31, 2003 and 2004, due to the discontinuation of the annual discounted prepayment billing option during 2003. We expect deferred revenue related to subscription customers billed on a monthly and quarterly basis to continue to become a greater percentage of total deferred revenue as compared to customers billed on an annual basis.

License Revenue

We generate license revenue from the sale of perpetual licenses to use our software products. Our software products enable customers to build Websites either for themselves or for others. License revenue consists of all fees earned from granting customers licenses to use our software products. Software may be delivered indirectly by a channel distributor, through download from our Website, or directly to end users by us. We recognize license revenue from packaged products upon shipment to end users. We consider delivery of licenses under electronic licensing agreements to have occurred when the related products are shipped and the end user has been electronically provided with the licenses and software activation keys that allow the end user to take immediate possession of the software. In periods during which we release new versions of our software, our license revenue is likely to be higher than in periods during which no new releases occur.

Professional Services Revenue

We also receive professional services revenue from custom Website design. In 2002 and prior periods, professional services revenue also included revenue from customer support and technical support services outsourced to us by a third party, which we recognized as revenue as the services were rendered. Our custom Website design work is typically billed on a fixed price basis. Our professional services also generate a relatively small amount of subscription revenue.

Cost of Revenue

Cost of Subscription Revenue

Cost of subscription revenue primarily consists of expenses related to marketing fees we pay to companies with which we have a strategic marketing relationship as well as compensation expenses related to our Web page development staff, directory listing fees, customer support costs, domain name and search engine registration fees, allocated overhead costs, billing costs, and hosting expenses. We allocate overhead costs such as rent and utilities to all departments based on headcount. Accordingly, general overhead expenses are reflected in each cost of revenue and operating expense category. As our customer base and Web services usage grows, we intend to continue to invest additional resources in our Website development and support staff.

Cost of License Revenue

Cost of license revenue consists of costs attributable to the manufacture and distribution of the software, compensation expenses related to our quality assurance staff, as well as allocated overhead costs.

Cost of Professional Services Revenue

Cost of professional services revenue primarily consists of compensation expenses related to our Web page development staff and allocated overhead costs. During 2002 and prior periods, cost of professional services revenue also included compensation expenses related to customer support and technical support services outsourced to us by a third party. We plan to add additional resources in this area to support the expected growth in our professional services and custom design functions.

Operating Expenses

Sales and Marketing Expense

Sales and marketing expenses are our largest indirect cost and consist primarily of salaries and related expenses for our sales and marketing staff. Sales and marketing expenses also include commissions, marketing programs, including advertising, events, corporate communications, other brand building and product marketing expenses, and allocated overhead costs.

We plan to continue to invest heavily in sales and marketing by increasing the number of direct sales personnel in order to add new subscription customers as well as increase sales of additional and new services and products to our existing customer base. Our investment in this area will also help us to expand our strategic marketing relationships, to build brand awareness, and to sponsor additional marketing events. We expect that, in the future, sales and marketing expenses will increase in absolute dollars and continue to be our largest indirect cost.

Research and Development Expense

Research and development expenses consist primarily of salaries and related expenses for our research and development staff, outsourced software development expenses, and allocated overhead costs. We have historically focused our research and development efforts on increasing the functionality of the technologies that enable our Web services and products. Our technology architecture enables us to provide all of our customers with a service based on a single version of our application. As a result, we do not have to maintain multiple versions of our software, which enables us to have lower research and development expenses as a percentage of total revenue. We expect that, in the future, research and development expenses will increase as we upgrade and extend our service offerings and develop new technologies.

General and Administrative Expense

General and administrative expenses consist of salaries and related expenses for executive, finance, administration, and management information systems personnel, as well as professional fees, other corporate expenses, and allocated overhead costs. We expect that general and administrative expenses will increase as we continue to add personnel to support the growth of our business. We anticipate that we will also incur additional employee salaries and related expenses, professional service fees, and insurance costs necessary to meet the requirements of being a public company.

Depreciation and Amortization Expense

Depreciation and amortization relate primarily to our computer equipment and software and other intangible assets recorded in purchase accounting for acquisitions we have completed.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, and expenses and related disclosure of contingent assets and liabilities. We review our estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. While our significant accounting policies are described in more detail in Note 1 to our consolidated financial statements included in this prospectus, we believe the following accounting policies to be critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

We recognize revenue in accordance with SEC Staff Accounting Bulletin No. 104 and other related generally accepted accounting principles.

We recognize revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the service has been provided to the customer; (3) the amount of fees to be paid by the customer is fixed or determinable; and (4) the collection of our fees is probable.

Thus, we recognize subscription revenue on a daily basis, as services are provided. Customers are billed for the subscription on a monthly, quarterly, semi-annual, or annual basis, at the customer’s option. For all of our customers, regardless of their billing method, subscription revenue is recorded as deferred revenue in the accompanying consolidated balance sheets. As services are performed, we recognize subscription revenue on a daily basis over the applicable service period. When we provide a free trial period, we do not begin to recognize subscription revenue until the trial period has ended and the customer has been billed for the services.

License revenue is derived from sales of software licenses directly to end users as well as through value-added resellers and distributors. Software may be delivered indirectly by a distributor, through download from our Website, or directly to end users by our company. We recognize revenue generated by the distribution of software licenses directly by us in the form of a boxed software product or a digital download upon sale and delivery to the end-user. End-users who purchase a software license online pay for the license at the time of order. We do not offer extended payment terms or make concessions for software license sales. We recognize revenue generated from distribution agreements where the distributor has a right of return as the distributor sells and delivers software license product to the end-user. We recognize revenue from distribution agreements where no right of return exists when a licensed software product is shipped to the distributor. In arrangements where distributors pay us upon shipment of software product to end-customers, we recognize revenue upon payment by the distributor. We are not obligated to provide technical support in connection with software licenses and do not provide technical support services to our software license customers. Our revenue recognition policies are in compliance with Statement of Position 97-2 (as amended by SOP 98-4 and SOP 98-9), “Software Revenue Recognition.”

Professional services revenue was generated from custom Website design in 2003 and 2004. In 2002 and prior periods, professional services revenue also included revenue from customer support and technical support services outsourced to us by a third party, which were recognized as revenue as services were rendered and earned. Our professional services revenue from contracts for custom Website design is recorded using a proportional performance model based on labor hours incurred. The extent of progress toward completion is measured by the labor hours incurred as a percentage of total estimated labor hours to complete. Labor hours are the most appropriate measure to allocate revenue among reporting periods as they are the primary input to the provision of our professional services.

We account for our multi-element arrangements, such as in the instances where we design a custom Website and separately offer other services such as hosting and marketing, in accordance with Emerging Issues Task Force 00-21, “Revenue Arrangements with Multiple Deliverables.” We identify each element in an arrangement and assign the relative fair value to each element. The additional services provided with a custom Website are recognized separately over the period for which services are performed.

Allowance for Doubtful Accounts

In accordance with our revenue recognition policy, our accounts receivable are based on customers whose payment is reasonably assured. We monitor collections from our customers and maintain an allowance for estimated credit losses based on historical experience and specific customer collection issues. While credit losses have historically been within our expectations and the provisions established in our financial statements, we cannot guarantee that we will continue to experience the same credit loss rates that we have in the past. Because we have a large number of customers, we do not believe a change in liquidity of any one customer or our inability to collect from any one customer would have a material adverse impact on our consolidated financial position.

We also monitor failed direct debit billing transactions and customer refunds and maintain an allowance for estimated losses based upon historical experience. These provisions to our allowance are recorded as an adjustment to revenue. While losses from these items have historically been minimal, we cannot guarantee that we will continue to experience the same loss rates that we have in the past.

Accounting for Stock-Based Compensation

We record compensation expenses for our employee and director stock-based compensation plans based upon the fair value of the award in accordance with Statement of Financial Accounting Standards, or SFAS, No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment to SFAS No. 123.” Stock-based compensation is amortized over the related vesting periods.

Valuation at the Time of Grant.    We granted to our employees options to purchase common stock at exercise prices equal to the values of the underlying stock at the time of each grant, as determined by our board of directors at that time. Our board determined these values principally based upon valuations performed by management as well as arms-length transactions involving our common and preferred stock. We did not obtain contemporaneous valuations by an unrelated valuation specialist, because prior to December 2003, our efforts were focused on product and business development and the financial and managerial resources for doing so were limited. During and subsequent to December 2003, we completed several arms-length preferred stock and common stock transactions and believed that they represented the best indication of the fair value of our stock.

Reassessment of Fair Value.    As described above, at the time we granted stock options, we believed that the per share exercise price of the shares of common stock subject to options represented the fair value of that stock as of the grant date. However, in connection with the preparation of the financial statements for our initial public offering and solely for the purposes of accounting for employee stock-based compensation, we reconsidered the fair value of the equity awards. We noted that the fair value of the shares subject to the equity awards granted during this period, as determined by our board of directors at the time of grant, were less than the potential valuations implied by comparable company multiples that our underwriters were identifying for us in connection with our preparations for this offering. We believed we should not ignore the discrepancies in valuation in determining the fair value of the equity awards. As a result, we applied hindsight to reassess the fair value of our common stock for all equity awards granted in 2003 and 2004.

In reassessing the fair value of the shares of common stock underlying the equity awards granted in 2004, our board of directors used a valuation methodology it believes is consistent with the practices recommended by the American Institute of Certified Public Accountants Audit and Accounting Practice Aid Series Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the practice aid. Our board reviewed the guidance set forth in the practice aid and determined that the recently completed arms-length cash transactions with unrelated parties for the issuances and repurchases of our equity securities represented observable prices that serve the same purpose as a quoted market price.

We used a transaction-based method to reassess the fair value of the common stock underlying all the equity awards. Additionally, we employed each of the market and income approaches as set forth in the practice aid for grants made on August 20, 2004, December 1, 2004 and April 6, 2005, which were dates on which we made the most significant option grants in the respective quarters. Based upon an analysis of the assumptions required to be made in, and the results of, each of these methods, we concluded that the transaction-based method results in the best estimate of fair market value at the date of each grant. We concluded that the market value approach did not yield the best estimate of fair value as there were no exact market comparables and the the income approach did not yield the best estimate of fair value as it yielded a fair value that was lower than the offer we received in December 2004 from an unrelated third party described below. Notwithstanding the fact that we determined the market and income approaches were not the best estimates, we concluded the valuations implied by these methodologies corroborated our reassessed valuations using the transaction-based straight-line method.

In applying this reassessment methodology to value the shares of common stock underlying the awards granted since November 2003, our board grouped the awards into five categories based on chronology: awards granted in November 2003; awards granted in March 2004 through May 2004; awards granted in June 2004 through August 2004; awards granted in September through December 2004; and awards granted in January 2005 through June 2005.

Equity awards granted in November 2003.    For equity awards granted in November 2003, our board noted that we had completed a significant arms-length repurchase of common stock in December 2003 at a price of $0.29 per share for 2,305,782 shares, representing the entire holdings of an existing shareholder. Our board determined the fair value of the securities underlying the awards granted in this period to be $0.29 per share.

Equity awards granted in March 2004 through May 2004.    For equity awards granted in March 2004 through May 2004, our board noted that we had completed significant arms-length repurchases of our common stock at prices that represented observable prices. During January 2004, we repurchased an aggregate of 1,006,036 shares at a price of $0.38 per share. In February and March 2004, we repurchased 12,321,231 shares from 30 stockholders at a per share price of $0.43185. Based upon these transactions, our board determined the fair value of the securities underlying the awards granted in this period to be $0.43 per share.

Equity awards granted in June 2004 through August 2004.    For equity awards granted in June through August 2004, our board noted that we completed several issuances of preferred stock that provided a basis for establishing the value of our common stock during this period. In December 2003 and February 2004, we issued 17,367,141 and 12,156,998 shares, respectively, of Series A preferred stock at $0.5758 per share. In December 2004, we received an offer from an unrelated investment firm to purchase up to 7,000,000 shares of preferred stock at a per share price of $1.4281. We ultimately issued 2,100,693 shares of Series B preferred stock to one of our current stockholders at a price of $1.4281 per share on terms similar to the terms offered from the unrelated investment firm. For purposes of establishing a basis for valuing the common stock, our board considered the transactions in February 2004 and February 2005 in addition to retrospective valuations based on market comparables and an income approach. For awards granted in June through August 2004, our board assumed that the common stock was valued at a 25% discount to the value of the preferred at that time. The discount was based upon the most recent and most significant repurchase of common stock at $0.43 per share, representing a 25% discount to the $0.5758 price of preferred stock issued in the same month.

Equity awards granted in September 2004 through December 2004.    For equity awards granted in September 2004 through December 2004, our board updated the valuations described above for purposes of establishing value. For this period, our board did not apply a discount to the value of the preferred but assumed that the common stock and preferred stock were equally valued based upon discussions regarding the probability of an initial public offering and likelihood of the conversion of the preferred stock into common stock if such initial public offering were completed.

Equity awards granted in January 2005 through June 2005.    For equity awards granted in January 2005 through June 2005, we used a straight-line appreciation of the common stock value determined as of December 2004 to what we thought at the time our estimated initial public offering price might be, based upon our evaluation of public company comparables and an originally anticipated initial public offering in July 2005.

The table below summarizes our options granted during the year ended December 31, 2004 and the six months ended June 30, 2005:

Month	Number of Shares		Exercise Price Per Share	Fair Value Per Share
March 2004	43,500		$0.43	$0.43
April 2004	9,000		0.43	0.43
May 2004	12,000		0.43	0.43
June 2004	13,500		0.43	0.75
July 2004	9,000		0.65	0.75
August 2004	643,000		0.65	0.75
September 2004	13,500		0.65	1.22
October 2004	21,000		0.89	1.22
November 2004	34,000		0.89	1.22
December 2004	400,000		0.89	1.43
April 2005	3,644,000		1.80	1.76
April 2005	366,213	(1)	0.90	1.76
May 2005	411,000		1.80	1.76
June 2005	235,999		1.92	1.92

	5,855,712

(1)	Consists of options assumed by us in connection with the Leads.com acquisition.

In November 2003, our board of directors authorized the repricing of options exercisable for an aggregate of 684,841 shares of common stock, representing all outstanding stock options with an exercise price of greater than $0.40 per share, to have an exercise price of $0.40 per share. We recognized no stock-based compensation expense related to the repricing as the fair value of the awards did not increase as a result of the repricing.

Potential Stock-Based Compensation for EBOZ Contingent Shares

We may be required in future quarters to record stock-based compensation in connection with the possible issuance to EBOZ of the 927,624 contingently issuable shares. In any future quarter when this issuance, in our judgment, becomes probable we will begin to record stock-based compensation using variable accounting. Under variable accounting, we would be required to determine the fair value of the contingently issuable shares at the end of each quarterly reporting period during which the issuance of the contingently issuable shares remained, in our judgment, probable, and we would reflect any increase in that value in our statement of operations as stock-based compensation for the quarter. Conversely, any decrease in value during a quarter would cause previously recognized stock-based compensation expense for these shares to be reversed. Variable accounting would then continue to be applicable to the contingently issuable shares until such time as the contingently issuable shares are actually issued or the determination is made that the shares will not be issued. If any of the contingently issuable shares are issued, we would record stock-based compensation equal to any excess of the fair value of those shares at the time they are issued over their value at the end of the preceding quarter. If the contingencies required to be met for the contingently issuable shares to be issued are not ultimately met and the shares are not issued, then we would cease to recognize any stock-based compensation relative to the shares and all previously-recognized stock-based compensation related to the contingently issuable shares would be reversed.

It is not possible for us at this time to quantify the effect of variable accounting in future periods because it will depend upon when, if ever, the issuance of these shares becomes probable and whether our stock price increases or decreases in any particular quarter, and by how much. Stock-based compensation expense related to the contingently issuable shares could be significant and could materially affect our reported results of operations in future reporting periods.

Goodwill and Intangible Assets

In accordance with Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets,” we periodically evaluate goodwill and intangible assets for potential impairment. We test for the impairment of goodwill and intangible assets annually, and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of goodwill below its carrying amount. Other intangible assets include, among other items, electronic images, and they are amortized using the straight-line method over the periods benefited, which range from two to three years. Other intangible assets represent long-lived assets and are assessed for potential impairment whenever significant events or changes occur that might impact recovery of recorded costs. While we believe it is unlikely that any significant changes to the useful lives of our tangible and intangible assets will occur in the near term, rapid changes in technology or changes in market conditions could result in revisions to such estimates that could materially affect the carrying value of these assets and our future operating results. See Note 5 to our consolidated financial statements included in this prospectus.

Accounting for Purchase Business Combinations

All of our acquisitions were accounted for as purchase transactions, and the purchase price was allocated to the assets acquired and liabilities assumed based on the fair value of the acquired company’s then-current assets, purchased technology, property and equipment, and liabilities. The excess of the purchase price over the fair value of net assets acquired or net liabilities assumed has been allocated to goodwill. The fair value of amortizable intangibles, primarily consisting of purchased technology, was determined using a replacement cost analysis and an estimate of discounted future cash flows related to the technology. Actual future cash flows from purchased technology could differ from estimated future cash flows. The allocation between amortizable intangibles and goodwill affects future amortization expense in our financial statements.

In connection with the Leads.com and EBOZ acquisitions, we recorded intangible assets of $3.5 million and goodwill of $11.0 million. These intangible assets are being amortized over periods ranging from 9 months to three years, beginning in the quarter ending June 30, 2005, and we currently expect amortization expense with respect to these intangible assets will total approximately $817 thousand during the last two quarters of 2005.

Provision for Income Taxes

We recognize deferred tax assets and liabilities on differences between the book and tax basis of assets and liabilities using currently effective tax rates. Further, deferred tax assets are recognized for the expected realization of available net operating loss carryforwards. A valuation allowance is recorded to reduce a deferred tax asset to an amount that we expect to realize in the future. At June 30, 2005, we had recorded a full valuation allowance based on our belief that available objective evidence created sufficient uncertainty regarding the realizability of our deferred tax assets. We review the adequacy of the valuation allowance on an ongoing basis and recognize these benefits if a reassessment indicates that it is more likely than not that these benefits will be realized. In addition, we evaluate our tax contingencies on an ongoing basis and recognize a liability when we believe that it is probable that a liability exists.

Results of Operations

The following table presents our selected consolidated statement of operations data expressed as a percentage of our total revenue for the periods indicated:

	Year Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
Revenue:
Subscription	59%	78%	83%	80%	86%
License	23	17	15	17	10
Professional services	18	5	2	3	4

Total revenue	100	100	100	100	100

Cost of revenue (excluding depreciation and amortization shown separately below):
Subscription	30	40	42	42	41
License	7	6	3	4	2
Professional services	12	4	3	2	3
Stock-based compensation	—	—	0	0	0

Total cost of revenue	49	50	48	48	46

Gross profit	51	50	52	52	54

Operating expenses:
Sales and marketing	40	33	29	28	26
Research and development	9	6	5	5	5
General and administrative	34	16	13	13	18
Stock-based compensation	1	0	0	0	1
Depreciation and amortization	12	3	2	2	3

Total operating expenses	96	58	49	48	53

Income (loss) from operations	(45)	(8)	3	4	1

Interest, net	(1)	(1)	0	0	0
Other income (expense)	0	(0)	—	—	—

Income (loss) before extraordinary item	(46)	(9)	3	4	1

Extraordinary item	—	—	1	—	—

Net income (loss)	(46)%	(9)%	4%	4%	1%

The following table sets forth, for each component of revenue, the cost of the revenue expressed as a percentage of the related revenue for each of the periods indicated:

	Year Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
Cost of subscription revenue	52%	51%	51%	52%	47%
Cost of license revenue	31	35	21	21	22
Cost of professional services revenue	68	69	110	92	83

Comparison of Six Months Ended June 30, 2004 to Six Months Ended June 30, 2005

Revenue

Total revenue increased 54% from $10.7 million in the six months ended June 30, 2004 to $16.4 million in the six months ended June 30, 2005.

Subscription Revenue. Subscription revenue increased 65% from $8.6 million in the six months ended June 30, 2004 to $14.2 million in the six months ended June 30, 2005. Approximately $2.0 million of subscription revenue growth was driven by an expansion of our subscription package to include additional Web services and related price increases applied to a majority of our subscription customers.

Approximately $2.2 million of the increase in subscription revenue was due to an increase of approximately 25% in the total number of paying subscribers to our eWorks! XL and premium subscription-based services from approximately 36,000 as of June 30, 2004 to over 45,000 as of June 30, 2005. Our net subscriber additions increased 31% from 3,722 for the six months ended June 30, 2004 to 4,894 for the six months ended June 30, 2005. The increase in our total paying subscriber base and our net subscriber additions can be primarily attributed to an increase in our Spokane outbound telesales staff from 106 to 137 as of June 30, 2004 and 2005, respectively. The paying subscribers and net subscriber addition numbers described above exclude customers of services provided through Leads.com and EBOZ that do not also subscribe to our eWorks! XL or other premium subscription-based services.

Our monthly turnover decreased from 6.4% in the six months ended June 30, 2004 to 6.2% in the six months ended June 30, 2005, which also had a positive impact on our total subscriber base and our net subscriber additions. We believe that this improvement in monthly turnover was the result of better customer service and the increased effectiveness and breadth of our services. Monthly turnover excludes Leads.com and EBOZ customer turnover.

Approximately $1.2 million of the increase in subscription revenue was attributable to the addition of the Leads.com business. Approximately $166 thousand of the increase in the subscription revenue was generated from customer relationships attributable to the addition of the EBOZ business.

License Revenue. License revenue decreased 7% from approximately $1.8 million in the six months ended June 30, 2004 to approximately $1.7 million in the six months ended June 30, 2005. This decrease was primarily due to a decrease in online sales and distributor sales of $116 thousand and $191 thousand, respectively. The six months ended June 30, 2004 included a significant increase associated with the domestic release of our NetObjects Fusion version 8.0. A similar version release did not occur in the six months ended June 30, 2005. This decrease was partially offset by an increase of $136 thousand in bulk license sales through our original equipment manufacturer, or OEM, channel.

Professional Services Revenue. Professional services revenue increased 123% from $279 thousand in the six months ended June 30, 2004 to $622 thousand in the six months ended June 30, 2005. This increase was primarily due to the implementation of a custom Website development program with two additional third parties that generated $222 thousand in additional professional services revenue in the six months ended June 30, 2005. Additionally, the remaining increase was due to revenue growth of $131 thousand from an existing strategic marketing relationship.

Cost of Revenue

Subscription Revenue. Cost of subscription revenue increased 49% from $4.5 million in the six months ended June 30, 2004 to $6.7 million in the six months ended June 30, 2005. The increase in costs was primarily the result of the growth in the number of paying subscribers to our eWorks! XL and premium subscription-based services from the six months ended June 30, 2004 compared to the six months ended June 30, 2005. This subscriber growth increased by $839 thousand, the absolute amount of marketing fees that we pay to companies with which we have strategic marketing relationships. Additionally, the growth in our subscriber base resulted in increased compensation expenses of $349 thousand associated with our Website development and customer support staff, an increase of $187 thousand in search engine registration and Internet advertising listing costs, and an increase of $102 thousand in billing costs. Although our cost of subscription revenue increased from 2004 to 2005, the gross margin on subscription revenue increased from 48% during the six months ended June 30, 2004 to 53% during the six months ended June 30, 2005.

In addition, cost of subscription revenue increased by $622 thousand related to subscription revenue generated from our Leads.com subsidiary acquired on April 22, 2005. An additional $71 thousand of cost of subscription revenue was related to subscription revenue generated from customer relationships acquired through our EBOZ acquisition on April 19, 2005.

License Revenue. Cost of license revenue decreased 4% from $385 thousand in the six months ended June 30, 2004 to $369 thousand in the six months ended June 30, 2005. The decrease was primarily due to a decrease in quality assurance expense of $29 thousand, which was partially offset by an increase of $16 thousand in manufacturing costs. Although the cost of license revenue decreased, the gross margin decreased from 79% in the six months ended June 30, 2004 to 78% in the six months ended June 30, 2005 due to fewer software downloads during 2005.

Professional Services Revenue. Cost of professional services revenue increased 100% from $257 thousand in the six months ended June 30, 2004 to $515 thousand in the six months ended June 30, 2005. The increase resulted primarily from the addition of personnel to professional services during 2005 to improve our capabilities and drive revenue growth in this area. Compensation related expenses and independent contractor costs increased approximately $226 thousand in the six months ended June 30, 2005 from the six months ended June 30, 2004. Marketing fees paid to companies with which we have strategic marketing relationships also increased approximately $20 thousand during the six months ended June 30, 2005 from the six months ended June 30, 2004.

Operating Expenses

Sales and Marketing Expenses. Sales and marketing expenses increased 46% from $3.0 million, or 28% of total revenue, during the six months ended June 30, 2004 to $4.4 million, or 26% of total revenue, during the six months ended June 30, 2005. The increase was primarily due to an increase of $794 thousand in employee compensation costs, $75 thousand in recruiting and employee relations costs, and $143 thousand in telecom and facility rent expense. In addition, an increase of $271 thousand and $18 thousand in sales and marketing expense was attributable to the addition of sales and marketing resources in connection with our acquisitions of Leads.com and EBOZ. We increased our number of sales and marketing personnel by 51% from the six months ended June 30, 2004 to the six months ended June 30, 2005 so that we could focus on adding new customers, increasing penetration within our existing customer base, and improving customer retention. Additional sales and marketing personnel associated with Leads.com and EBOZ represented approximately half of the increase.

Research and Development Expenses. Research and development expenses increased 40% from $541 thousand, or 5% of total revenue, during the six months ended June 30, 2004 to $758 thousand, or 5% of total revenue, during the six months ended June 30, 2005. The increase was primarily due to an increase of $145 thousand in consulting expenses resulting from two related factors. First, we increased our outsourced development resources by 70% from 2004 to 2005 so that we could upgrade and extend our Web service offerings, resulting in an increase of $83 thousand in consulting expenses. Second, our outsourced development consulting rate increased during 2005, resulting in an increase of $62 thousand in consulting expense. The remaining increase was primarily due to additional research and development resources associated with Leads.com and EBOZ.

General and Administrative Expenses. General and administrative expenses increased 116% from $1.3 million, or 13% of total revenue, during the six months ended June 30, 2004 to $2.9 million, or 18% of total revenue, during the six months ended June 30, 2005. Employee compensation costs and professional and outside service costs increased $563 thousand and $370 thousand, respectively. Telephone and currency exchange losses increased $80 thousand and $63 thousand, respectively. Finally, additional resource and facility costs associated with Leads.com and EBOZ resulted in an increase of $378 thousand during the six months ended June 30, 2005. Our general and administrative headcount increased 80% from June 30, 2004 to June 30, 2005 as we added personnel to support our growth and we prepared our company to meet the additional requirements of being a public company. Additional general and administrative personnel associated with Leads.com and EBOZ accounted for half of the personnel increase.

Depreciation and Amortization Expense. Depreciation and amortization expense increased 161% from $212 thousand, or 2% of total revenue, during the six months ended June 30, 2004 to $554 thousand, or 3% of total revenue, during the six months ended June 30, 2005. The increase was due to additional depreciation and amortization expense of $368 thousand during 2005 related to the Leads.com and EBOZ acquisitions. This increase was partially offset by a decrease of $26 thousand in depreciation expense related to other fixed assets.

Interest and Other Income. Interest and other income increased from $25 thousand in the six months ended June 30, 2004 to $62 thousand in the six months ended June 30, 2005, due to an increase in cash and short-term marketable securities balances during 2005 associated with cash provided by operations and financing activities.

Comparison of Years Ended December 31, 2003 and 2004

Revenue

Total revenues increased by 38% from $16.9 million for the year ended December 31, 2003 to $23.4 million for the year ended December 31, 2004.

Subscription Revenue.    Subscription revenue increased 47% from $13.2 million in 2003 to $19.4 million in 2004. Approximately $2.1 million of subscription revenue growth was driven by an expansion of our subscription package to include additional Web services and related price increases applied to a majority of our subscription customers.

Approximately $4.1 million of the increase in subscription revenue was due to an increase of approximately 29% in our total number of paying subscribers to our eWorks! XL and premium subscription-based services from approximately 31,000 as of December 31, 2003 to approximately 40,000 as of December 31, 2004. The increase in our total paying subscriber base can be attributed primarily to an increase in our outbound telesales staff from 90 to 103 as of December 31, 2003 and 2004, respectively. Our net subscriber additions decreased approximately 8% from 8,737 in the year ended December 31, 2003 to 8,028 in the year ended December 31, 2004. We believe that increased prices on our subscription services contributed to this decrease in net subscriber additions, even though the price increases enabled us to increase our total subscription revenue.

We continued to see improvement in our monthly turnover as it decreased from 6.8% for the three months ended December 31, 2003 to 6.0% for the three months ended December 31, 2004. The average of our monthly turnover for the four quarters of 2003 and the four quarters of 2004, decreased from 6.9% to 6.4%, respectively. We believe this improvement was the result of our decision to focus on selling shorter term contracts to our customers. This decrease in the average monthly turnover helped offset slower subscriber growth that resulted from our price increases.

License Revenue.    License revenue increased 21% from $2.8 million in 2003 to $3.4 million in 2004. This increase was primarily due to a $1.3 million increase in sales through our online and distributor channels, of which approximately $1.2 million was attributable to the success of our 2004 NetObjects Fusion version 8.0 release and approximately $98 thousand was attributable to the introduction of ancillary products including NetObjects Fusion SiteStyles. The increase in license revenue was partially offset by a $615 thousand decrease in sales through our OEM channel, due primarily to a $660 thousand bulk sale in 2003 to a large hosting company in Germany that did not recur in 2004.

Professional Services Revenue.    Professional services revenue decreased 36% from $884 thousand in 2003 to $562 thousand in 2004. This decrease was primarily due to the discontinuation of a strategic relationship in 2004 and our increased emphasis on subscription services.

Cost of Revenue

Subscription Revenue.    Cost of subscription revenue increased 46% from $6.8 million in 2003 to $9.9 million in 2004. The increase in costs was primarily the result of the growth in our number of subscribers from 2003 to 2004. This subscriber growth increased the absolute amount of marketing fees by $1.4 million that we pay to companies with which we have strategic marketing relationships. Additionally, the growth in our subscriber base resulted in increased compensation expenses of $1.0 million associated with Website development and customer support. Although our cost of subscription revenue increased from 2003 to 2004, the gross margin on subscription revenue remained constant at 49% during 2003 and 2004.

License Revenue.    Cost of license revenue decreased 28% from $993 thousand in 2003 to $719 thousand in 2004. The decrease in cost of license revenue was attributable to a decrease in technical support resources of $178 thousand and a decrease in third-party license royalty fees of $180 thousand. These decreases were partially offset by a $107 thousand increase in online distribution costs. The overall decrease in the cost of license revenue resulted in an increase in gross margin on license revenue from 65% in 2003 to 79% in 2004.

Professional Services Revenue.    Cost of professional services revenue increased 1% from $611 thousand in 2003 to $620 thousand in 2004. Management resources were retained in this business unit during 2004 to maintain our capabilities in this area. The retention of costs coupled with the decline in professional services revenue resulted in a positive gross margin of 31% in 2003 compared to a negative gross margin on professional services revenue of 10% in 2004.

Operating Expenses

Sales and Marketing Expenses.    Sales and marketing expenses increased 21% from $5.6 million, or 33% of total revenue during 2003, to $6.8 million, or 29% of total revenue, during 2004. The increase was primarily due to an increase of $1.1 million in employee-related costs. We increased our number of sales and marketing personnel by 34% from the end of 2003 to the end of 2004 so that we could focus on adding new customers, increasing penetration within our existing customer base, and improving customer retention.

Research and Development Expenses.    Research and development expenses increased 15% from $1.0 million, or 6% of total revenue, during 2003 to $1.1 million, or 5% of total revenue, during 2004. The increase was primarily due to an increase of $343 thousand in consulting expenses, which resulted from two factors. First, we increased our outsourced development resources by 62% from 2003 to upgrade and extend our Web services offerings, resulting in increased consulting expense of $265 thousand. Second, our outsourced development consulting rate increased during 2004, resulting in an increase in consulting expense of $78 thousand. The increase in outsourced development expense was partially offset by a decrease in in-house development compensation expense of $214 thousand during 2004.

General and Administrative Expenses.    General and administrative expenses increased 11% from $2.8 million, or 16% of total revenue, during 2003 to $3.1 million, or 13% of total revenue, during 2004. Employee-related costs and contractor labor costs increased $743 thousand and $65 thousand, respectively. Our general and administrative headcount increased by 6% from the end of 2003 to the end of 2004 as we added personnel to support our growth. However, these increases were partially offset by a decrease of $120 thousand in professional and outside service costs, $152 thousand in bad debt expense, and $180 thousand in rent and other facility costs. Bad debt expense reported in general and administrative expense excludes provisions made to our allowance for doubtful accounts for anticipated refunds, automated clearinghouse returns, and chargebacks that are recorded as an adjustment to revenue.

Depreciation and Amortization Expense.    Depreciation and amortization expense decreased 16% from $477 thousand, or 3% of total revenue, in 2003 to $400 thousand, or 2% of total revenue, in 2004. This decrease was primarily due to approximately $260 thousand less in depreciation expense in 2004 related to fixed assets acquired as part of a business acquisition in February 2002. This decrease was offset in part by approximately $183 thousand of additional depreciation expense, of which $145 thousand was related to software acquired during 2004.

Interest and Other Income.    Interest expense decreased 94% from $161 thousand in 2003 to $10 thousand in 2004, as all long-term debt was fully paid in December 2003. Interest income increased from $9 thousand in 2003 to $69 thousand in 2004, due to an increase in cash and short-term marketable securities balances during 2004 associated with cash provided by financing activities.

Extraordinary Item.    We had an earnout obligation to NetObjects, Inc., in connection with our acquisition of assets from NetObjects in October 2001. We initially estimated the earnout obligation would be $628 thousand based upon a three-year forecast of revenue related to software products acquired from NetObjects. The actual earnout obligation, which was ultimately determined to be only $419 thousand, was paid in December 2004. As the related acquired assets had a zero book value at the time of payment, we recognized in 2004 an extraordinary gain before taxes of $209 thousand.

Comparison of Years Ended December 31, 2002 and 2003

Revenue

Total revenue increased by 24% from $13.7 million for the year ended December 31, 2002 to $16.9 million for the year ended December 31, 2003.

Subscription Revenue.    Subscription revenue increased 64% from $8.0 million in 2002 to $13.2 million in 2003. We believe this increase was due to an increase in our total number of paying subscribers to our eWorks! XL and premium subscription-based services from December 31, 2002 to December 31, 2003. The increase in our paying subscriber base can be attributed primarily to an increase in our outbound telesales staff from 71 to 90 as of December 31, 2002 and 2003, respectively.

Our monthly turnover increased slightly from 6.7% for the three months ended December 31, 2002 to 6.8% for the three months ended December 31, 2003. However, the average of our monthly turnover for the four quarters of 2002 and the four quarters of 2003, decreased from 8.3% to 6.9%, respectively. This improvement over 2002 was the result of a focus by management in 2002 on promptly cancelling subscriptions held by customers who were not current in their payments.

License Revenue.    License revenue decreased 9% from $3.1 million in 2002 to $2.8 million in 2003. This decrease was primarily due to a reduction of approximately $1.0 million associated with our decision to deemphasize the retail distribution sales channel during 2003. This revenue decrease was partially offset by an increase of $480 thousand in bulk license sales through our OEM channel, and $70 thousand in bulk license sales to a digital camera retailer.

Professional Services Revenue.    Professional services revenue decreased 64% from $2.5 million in 2002 to $884 thousand in 2003. This decrease was primarily due to a change in our strategy to emphasize our subscription services and our decision to discontinue a significant business relationship in which we provided Website development services on an outsourced basis.

Cost of Revenue

Subscription Revenue.    Cost of subscription revenue increased 64% from $4.1 million in 2002 to $6.8 million in 2003. The increase in costs was primarily the result of the growth in our number of subscribers from 2002 to 2003. This subscriber growth increased the fees that we pay to companies with which we have strategic marketing relationships. Additionally, more productive strategic marketing relationships increased the percentage of our subscription revenue that we paid to companies with which we have strategic marketing relationships from 13% in 2002 to 17% in 2003. In total, subscriber growth and higher fees as a percentage of subscription revenue increased our costs by $1.3 million. Further, the customer growth resulted in increased Website development and customer support compensation expenses of $1.2 million, as resources were redeployed from our professional services organization. Finally, product costs for the subscription marketing services increased by $343 thousand with an offsetting decrease of $115 thousand in hosting and other costs. The gross margin on subscription revenue increased from 48% in 2002 to 49% in 2003.

License Revenue.    Cost of license revenue increased 2% from $973 thousand in 2002 to $993 thousand in 2003. The increase in cost of license revenue was attributable to an increase in technical support compensation expense of $200 thousand, which was partially offset by a $101 thousand decrease in fees paid to distribution partners. The result was a decrease in gross margin on license revenue from 69% in 2002 to 65% in 2003.

Professional Services Revenue.    Cost of professional services revenue decreased 64% from $1.7 million in 2002 to $611 thousand in 2003. The decrease in cost of professional services revenue was attributable to the redeployment of professional services headcount to support the growth in subscription services revenue. This represents a decrease in gross margin on professional services revenue from 32% in 2002 to 31% in 2003.

Operating Expenses

Sales and Marketing Expenses.    Sales and marketing expenses increased 4% from $5.4 million, or 40% of total revenue, during 2002 to $5.6 million, or 33% of total revenue, during 2003. The increase was primarily due to an increase of $608 thousand in employee-related costs, partially offset by decreases of $182 thousand in travel and entertainment and $272 thousand in bad debt expense. Bad debt expense reported in sales and marketing expense excludes provisions made to our allowance for doubtful accounts for anticipated refunds, automated clearinghouse returns, and chargebacks that are recorded as an adjustment to revenue. We increased our number of sales and marketing personnel by 29% from the end of 2002 to the end of 2003 so that we could focus on adding new customers, increasing penetration within our existing customer base, and improving customer retention.

Research and Development Expenses.    Research and development expenses decreased 23% from $1.3 million, or 9% of total revenue, during 2002 to $1.0 million, or 6% of total revenue, during 2003. The decrease was primarily due to reduced research and development headcount and consulting expense associated with the integration of the acquired NetObjects software assets that was completed in 2002 that did not recur in 2003.

General and Administrative Expenses.    General and administrative expenses decreased by 40% from $4.7 million, or 34% of total revenue, during 2002 to $2.8 million, or 16% of total revenue, during 2003. The decrease was primarily due to approximately $1.2 million in professional service and integration costs during 2002 related to the acquisition of Innuity assets in February 2002 that did not recur in 2003. In addition, we renegotiated our facility lease in Jacksonville, reducing our rent expense by approximately $470 thousand during 2003, and our general and administrative headcount decreased by 6% from the end of 2002 to the end of 2003.

Depreciation and Amortization Expense.    Depreciation and amortization expense decreased 70% from $1.6 million, or 12% of total revenue in 2002, to $477 thousand, or 3% of total revenue, in 2003. This decrease was primarily due to approximately $1.2 million in amortization expense during 2002, which did not recur in 2003, related to customer relationships acquired in February 2002. This decrease was offset in part by an increase in depreciation expense of $52 thousand from fixed assets acquired in February 2002.

Interest and Other Income.    Interest expense decreased by 13% from $184 thousand in 2002 to $161 thousand in 2003 as interest bearing, long-term debt was reduced by principal payments made during the year and paid in full by December 31, 2003. Interest income increased by $2 thousand from $7 thousand in 2002 to $9 thousand in 2003.

Quarterly Results of Operations

The following tables set forth selected unaudited quarterly consolidated statement of operations data for the eight most recent quarters, as well as each line item expressed as a percentage of total revenue. The information for each of these quarters has been prepared on the same basis as the audited consolidated financial statements included in this prospectus and, in the opinion of management, includes all adjustments necessary for the fair presentation of the results of operations for such periods. This data should be read in conjunction with the audited consolidated financial statements and the related notes included in this prospectus. These quarterly operating results are not necessarily indicative of our operating results for any future period.

	Three Months Ended
	Sept 30, 2003	Dec 31, 2003	Mar 31, 2004	Jun 30, 2004	Sept 30, 2004	Dec 31, 2004	Mar 31, 2005	Jun 30, 2005
	(in thousands)
Revenue:
Subscription	$3,548	$3,960	$4,044	$4,534	$5,068	$5,769	$6,043	8,107
License	658	567	585	1,217	786	837	972	701
Professional services	238	177	154	125	117	166	303	319

Total revenue	4,444	4,704	4,783	5,876	5,971	6,772	7,318	9,127

Cost of revenue (excluding depreciation and amortization shown separately below):
Subscription(a)	1,813	2,028	2,089	2,387	2,670	2,744	2,917	3,763
License	187	309	164	221	153	181	197	172
Professional services	160	131	132	125	167	196	216	299
Stock-based compensation	—	—	1	1	3	6	6	22

Total cost of revenue	2,160	2,468	2,386	2,734	2,993	3,127	3,336	4,256

Gross profit	2,284	2,236	2,397	3,142	2,978	3,645	3,982	4,871

Operating expenses:
Sales and marketing(a)	1,452	1,559	1,440	1,555	1,810	2,006	1,971	2,394
Research and development(a)	230	274	261	280	284	310	349	409
General and administrative(a)	591	738	499	845	795	937	1,277	1,631
Stock-based compensation	11	11	11	13	17	43	36	130
Depreciation and amortization	77	73	129	83	94	94	99	455

Total operating expenses	2,361	2,655	2,340	2,776	3,000	3,390	3,732	5,019

Income (loss) from operations	(77)	(419)	57	366	(22)	255	250	(148)

Interest, net	(40)	(31)	11	14	15	19	26	36
Other income (expense)	—	(7)	—	—	—	—	—	—

Income (loss) before extraordinary item	(117)	(457)	68	380	(7)	274	276	(112)

Extraordinary item	—	—	—	—	—	209	—	—

Net income (loss)	(117)	(457)	68	380	(7)	483	276	(112)

Preferred dividends	—	(46)	(274)	(340)	(340)	(340)	(340)	(340)

Net income (loss) attributable to common stockholders	$(117)	$(503)	$(206)	$40	$(347)	$143	$(64)	$(452)

(a) Stock based compensation is excluded from the following:
Subscription (cost of revenue)	$—	$—	$1	$1	$3	$6	$6	$22

Sales and marketing	$4	$4	$4	$4	$11	$16	$13	$63
Research and development	1	1	1	1	—	13	13	20
General and administrative	6	6	6	8	6	14	10	47

	$11	$11	$11	$13	$17	$43	$36	$130

	Three Months Ended
	Sept 30, 2003	Dec 31, 2003	Mar 31, 2004	Jun 30, 2004	Sept 30, 2004	Dec 31, 2004	Mar 31, 2005	Jun 30, 2005
As a percentage of total revenue:
Revenue:
Subscription	80%	84%	85%	77%	85%	85%	83%	89%
License	15	12	12	21	13	12	13	8
Professional services	5	4	3	2	2	3	4	3

Total revenue	100	100	100	100	100	100	100	100

Cost of revenue (excluding depreciation and amortization shown separately below):
Subscription	41	43	44	41	44	40	40	41
License	4	7	3	4	3	3	3	2
Professional services	4	3	3	2	3	3	3	3
Stock-based compensation	—	—	0	0	0	0	0	0

Total cost of revenue	49	53	50	47	50	46	46	46

Gross profit	51	47	50	53	50	54	54	54

Operating expenses:
Sales and marketing	33	33	30	27	30	30	27	26
Research and development	5	6	6	5	5	5	5	5
General and administrative	13	16	10	14	13	14	18	18
Stock-based compensation	0	0	0	0	0	1	0	1
Depreciation and amortization	2	2	3	1	2	1	1	5

Total operating expenses	53	57	49	47	50	51	51	55

Income (loss) from operations	(2)	(9)	1	6	(0)	3	3	(1)

Interest, net	(1)	(1)	0	0	0	0	0	1
Other income (expense)	—	(0)	—	—	—	—	—	—

Income (loss) before extraordinary item	(3)	(10)	1	6	(0)	3	3	(0)

Extraordinary item	—	—	—	—	—	3	—	—

Net income (loss)	(3)%	(10)%	1%	6%	(0)%	6%	3%	(0)%

Subscription revenue increased sequentially in each of the eight quarters presented, due primarily to increases in the number of subscription customers.

Our quarterly operating results are likely to fluctuate in the future, and if we fail to meet or exceed the expectations of securities analysts or investors, the trading price of our common stock could decline. Some of the important factors that could cause our revenue and operating results to fluctuate from quarter to quarter include:

•	our ability to retain and increase sales to existing customers, attract new customers and satisfy our customers’ requirements;

•	the renewal rates for our service;

•	our success in maintaining and adding strategic marketing relationships;

•	changes in our pricing policies;

•	the introduction of new features to our service;

•	the rate of expansion and effectiveness of our sales force;

•	bulk licenses of our software;

•	new product and service introductions by our competitors;

•	technical difficulties or interruptions in our service;

•	general economic conditions in our geographic markets; and

•	additional investment in our service or operations.

The occurrence of one or more of these factors might cause our operating results to vary widely. As such, we believe that quarter-to-quarter comparisons of our revenue and operating results may not be meaningful and should not be relied upon as an indication of future performance.

Net Operating Losses and Tax Credit Carryforwards

At December 31, 2004, we had federal and state net operating loss carryforwards of approximately $55.6 million. The federal and state net operating loss carryforwards begin to expire in 2019 if not realized. During 2004, a change in ownership of more than 50% occurred, which, in accordance with provisions of the Internal Revenue Code, limits the amount of net operating losses that may be utilized in subsequent periods. The annual limitation results in a reduction of available net operating loss carryforwards due to expiring net operating losses in subsequent carryforward periods. Accordingly, we estimate that approximately $35.6 million of net operating loss carryforwards will be available during the carryforward period. An additional amount may be available as a result of recognized built in gains during the five-year period following the change in ownership. A valuation allowance has been established to reserve the potential benefits of these carryforwards in our financial statements to reflect the uncertainty of future taxable income required to utilize available tax loss carryforwards and other deferred tax assets.

Liquidity and Capital Resources

To date, we have funded our operations primarily through the sale of equity securities as well as through equipment and capital lease obligations. As of June 30, 2005, we had received approximately $84.5 million from the sale of equity securities.

As of June 30, 2005, we had $9.6 million of cash and cash equivalents and $6.3 million in working capital, as compared to $6.6 million of cash and cash equivalents and $4.9 million in working capital as of December 31, 2004.

Net cash provided by operations for the six months ended June 30, 2005 increased 3% to $823 thousand from $802 thousand for the six months ended June 30, 2004. Despite a decrease in net income of $284 thousand, cash from operations improved due to an increase in non-cash stock compensation expense, depreciation and amortization of intangible assets acquired in the Leads.com and EBOZ transactions. The improvement in operating performance was driven by a 54% increase in total revenue during the same period. The increase over the six months ended June 30, 2004 was also attributable to an increase of $101 thousand in cash provided by customers paying in advance primarily for quarterly subscriptions, a reduction of our software product inventory of $142 thousand, and a decrease in accounts payable and accrued expenses of $351 thousand. Net cash provided by operations during the six months ended June 30, 2005 was provided primarily by net income of $164 thousand, which included the effect of non-cash stock compensation expense of $194 thousand and depreciation and amortization expense of $554 thousand, an increase in deferred revenue of $342 thousand provided by customers paying in advance for quarterly subscriptions. These increases were partially offset by a $363 thousand increase in accounts receivable, of which $240 thousand was related to increased subscription revenue.

Net cash provided by operations in 2004 was $184 thousand, an improvement of $228 thousand from 2003. This increase was driven primarily by an improvement in net income of $2.5 million which included the effect of an increase in non-cash stock compensation expense of $50 thousand and a non-cash extraordinary gain of $209 thousand associated with the NetObjects acquisition earnout obligation. The increase in net income from 2003 was driven by an increase of $6.5 million in total revenue. This increase was offset by a decrease of approximately $1.0 million in cash provided by customers paying in advance for annual, semi-annual, and quarterly subscriptions. During late 2003, we discontinued the annual billing option for new customers. In addition, our receivables increased by $556 thousand during 2004 as compared to a decrease of $315 thousand in 2003. The increase in accounts receivables was driven primarily by the increase in subscription revenue. Net cash used by operations in 2003 improved by $2.8 million from 2002 due primarily to a $4.8 million decrease in net losses, which included the effect of a decrease of $1.1 million in noncash depreciation and amortization expense and a decrease of $1.3 million in non-cash provisions for doubtful accounts, plus a decrease in accounts receivable of $315 thousand. Losses continued to decrease in 2003, with continued revenue growth over 2002 and accounts receivable decreased due to a continued shift away from billing through the local exchange carriers toward other billing methods.

Net cash provided by (used in) investing activities in the six months ended June 30, 2005 was $216 thousand as compared to ($384) thousand in the six months ended June 30, 2004. In the six months ended June 30, 2004, we acquired a perpetual license for database software for $235 thousand. In connection with the Leads.com and EBOZ acquisitions in April 2005, we received $382 thousand in cash, net of transaction costs. During 2004, net cash used in investing activities was $590 thousand as compared to $87 thousand during 2003, representing an increase of $503 thousand. The increase was related to investments in database, application and operating system software and investments in general computer equipment and storage devices to support our overall expansion of operations. We also made investments in furniture, equipment, and leasehold improvements related to the expansion of our sales operations.

Cash provided by (used in) financing activities was $(892 thousand), $5.9 million, $745 thousand, $1.0 million, and $1.9 million for 2002, 2003, 2004 and the six months ended June 30, 2004 and 2005, respectively. Our financing activities during 2002 consisted of debt principal payments of $893 thousand. Our financing activities during 2003 consisted primarily of $9.2 million from the issuance of convertible redeemable preferred stock, the repayment of $2.6 million of debt and the repurchase of $669 thousand of common stock. Our financing activities during 2004 and the six months ended June 30, 2004 consisted primarily of $6.8 million from the issuance of convertible redeemable preferred stock and the repurchase of $5.7 million of common stock. Our financing activities during the six months ended June 30, 2005 consisted of $3.0 million from the issuance of convertible redeemable preferred stock and $1.1 million paid in deferred initial public offering costs.

Our principal commitments consist of obligations under leases for office space. The following summarizes our long-term contractual obligations as of December 31, 2004:

	Payments Due by Period
Contractual Obligations	Total	2005	2006	2007	2008	2009
	(in thousands)
Operating lease obligations	$1,692	$551	$565	$477	$98	$1

Purchase orders are not included in the table above. Our purchase orders represent authorizations to purchase, rather than actual binding agreements. The contractual commitment amounts in the table above are associated with agreements that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Obligations under contracts that we can cancel without a significant penalty are not included in the table above.

Our future capital uses and requirements depend on numerous forward-looking factors. These factors include but are not limited to the following:

•	the costs involved in the expansion of our customer base;

•	the costs involved with investment in our servers, storage and network capacity;

•	the costs associated with the expansion of our domestic and international activities;

•	the costs involved with our research and development activities to upgrade and expand our service offerings; and

•	the extent to which we acquire or invest in other technologies and businesses.

We believe that our existing cash and cash equivalents, excluding the proceeds from this offering, will be sufficient to meet our projected operating requirements for at least the next 12 months, including our sales and marketing expenses, research and development expenses, capital expenditures, and any acquisitions or investments in complementary businesses, services, products or technologies.

As of June 30, 2004 and 2005, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Currency Exchange Risk

Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the Euro. We will analyze our exposure to currency fluctuations and may engage in financial hedging techniques in the future to reduce the effect of these potential fluctuations. We have not entered into any hedging contracts since exchange rate fluctuations have had little impact on our operating results and cash flows. The majority of our subscription agreements are denominated in U.S. dollars. To date, our foreign sales have been primarily in Euros. Sales to customers domiciled outside the United States were approximately 8% and 7% of our total revenues in the year ended December 31, 2003 and the year ended December 31, 2004, respectively. Sales in Germany represented approximately 91% of our international revenue in 2004.

Interest Rate Sensitivity

We had unrestricted cash, cash equivalents and short-term marketable securities totaling $7.8 million and $9.6 million at June 30, 2004, and June 30, 2005, respectively. These amounts were invested primarily in money market funds. The unrestricted cash, cash equivalents and short-term marketable securities are held for working capital purposes. We do not enter into investments for trading or speculative purposes. Due to the short-term nature of these investments, we believe that we do not have any material exposure to changes in the fair value of our investment portfolio as a result of changes in interest rates. Declines in interest rates, however, will reduce future investment income.

Recently Adopted and Recently Issued Accounting Standards

In January 2003, the Financial Accounting Standards Board, or FASB, issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” or FIN 46. In December 2003, the FASB modified FIN 46 to make certain technical corrections and address certain implementation issues that had arisen. FIN 46, as so modified, or FIN 46R, provides a new framework for identifying variable interest entities, or VIEs, and determining when a company should include the assets, liabilities, noncontrolling interests and results of activities of a VIE in its consolidated financial statements. FIN 46R requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors of the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46R is effective upon initial involvement for VIEs created after December 31, 2003 and beginning no later than the first annual reporting period beginning after December 15, 2004 for variable interests in all other entities in financial statements. We have completed our evaluation and concluded that none of our investments meet the requirements for consolidation under FIN 46R.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 modifies the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity and now requires that those instruments be classified as liabilities in statements of financial position. SFAS No. 150 was generally effective in 2003, except for mandatorily redeemable financial instruments of nonpublic entities which are subject to SFAS No. 150 for 2004. We adopted SFAS No. 150 in 2003 and, based on consideration of the additional guidance in ASR 268, because our preferred stock is conditionally redeemable, we believe it is properly included between liabilities and stockholders’ equity.

Effective April 1, 2005, we adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of SFAS 123,” which requires that we value stock options issued based upon an option pricing model and recognize this value as an expense over the period in which the options vest. This change was adopted under the retroactive restatement method as defined in SFAS No. 148. Accordingly, all prior periods presented have been retroactively restated to reflect compensation cost under the fair value based accounting method in SFAS No. 123 for all options granted, modified or settled in fiscal years beginning after December 15, 1994.

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment.” This statement is a revision of SFAS No. 123 and supersedes APB Opinion No. 25, “Accounting for Stock Issued for Employees.” SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The provisions of this statement will be effective for us on January 1, 2006. Management is currently evaluating the provisions of SFAS 123R to determine the impact on our financial statements.

BUSINESS

We believe we are a leading provider, based on our number of subscribers, of Web services and products that enable small and medium-sized businesses to establish, maintain, promote, and optimize their Internet presence. Our primary service offering, eWorks! XL, is a comprehensive package that includes Website design and publishing, Internet marketing and advertising, search engine optimization, search engine submission, and lead generation. As an application service provider, or ASP, we offer our customers a full range of services and products on an affordable subscription basis. In addition to our primary service offering, we provide a variety of premium services to customers who desire more advanced capabilities, such as e-commerce solutions and more sophisticated Internet marketing services. This breadth and flexibility of our offerings allows us to address the Web services needs of a wide variety of customers, ranging from those just establishing their Websites to those requiring a more robust Internet presence.

Through the combination of our proprietary Website publishing and management software, automated workflow processes, and specialized workforce development and management techniques, we believe we achieve production efficiencies that enable us to offer sophisticated Web services at affordable rates. Our technology automates many aspects of creating, maintaining, enhancing, and marketing Websites on behalf of our customers. With over 45,000 paying subscribers to our eWorks! XL and premium subscription-based services as of June 30, 2005, we believe we are currently one of the industry’s largest providers of affordable Web services and products enabling small and medium-sized businesses to have an effective Internet presence.

We primarily sell our services and products to customers identified through strategic marketing relationships with established brand name companies. These companies have large numbers of small and medium-sized business customers and include Discover Financial Services, Inc., or Discover, Network Solutions, and IBM. We have a direct sales force based at our national sales center in Spokane, Washington, that utilizes leads generated by our strategic marketing relationships to acquire new customers. Our sales force specializes in selling to small and medium-sized businesses across a wide variety of industries throughout the United States.

We were incorporated in March 1999. In 1999 and 2000, we raised approximately $64 million in equity financing through the sale of shares of our preferred stock. By the middle of 2000, our board of directors determined that the proposed business model and operating plan, which at that time were focused on providing limited, non-recurring Website design services, were not likely to be successful. In response to this determination, we significantly reduced our operations and hired new management. In February 2002, we completed the acquisition of assets from Innuity, Inc. In connection with the Innuity acquisition, we completed a recapitalization of our outstanding stock in which all of our outstanding shares of preferred stock were converted into shares of common stock. The Innuity acquisition represented the first step in the evolution of our business model to providing a wider range of subscription-based Web services. We obtained $10 million in equity financing in December 2003 following eighteen months of operations under our revised business model, and obtained additional equity financing in 2004 and 2005 to support our growth and provide sufficient working capital for our business.

In April 2005, we acquired substantially all of the assets of E.B.O.Z., Inc., or EBOZ, and all of the outstanding securities of Leads.com, Inc., or Leads.com. We believe the EBOZ acquisition improves our ability to cost-effectively provide Web traffic generation solutions to our customers through the use of Internet banner advertisements, pay-per-click campaign management, and search engine optimization. We believe the Leads.com acquisition enhances our ability to provide customer leads to locally and regionally focused businesses. The Leads.com solution is offered through subscription-based packages. These packages can include local pay-per-click advertising, online yellow page advertisement creation, and industry-specific customer leads. While still focused on small and medium-sized businesses, we believe these acquisitions increase the breadth of our offering, enable us to appeal to a broader customer base, and allow us to provide valuable lead generating solutions that could increase the value our customers can derive from our Web services and products.

Industry Background

Large Numbers of Small and Medium-Sized Businesses

Small and medium-sized businesses continue to represent a major opportunity for technology solutions providers. In March 2004, International Data Corporation, or IDC, an independent market research firm, estimated that there were approximately 13.5 million income-generating home-based businesses in the United States and approximately 8.2 million additional businesses with fewer than 100 employees that are not home-based businesses. We refer to this market, consisting of more than 21 million businesses, as the small and medium-sized business, or SMB, market.

Growth in Internet Usage Enables Outsourcing

According to a March 2004 report by IDC, approximately 76% of U.S. small businesses then had Internet access, which is expected to grow to nearly 83% by 2008. The pervasiveness of the Internet has enabled companies to deliver important components of information technology infrastructure remotely as a service. Businesses can now outsource systems and software to ASPs, which allows the implementation, hosting, maintenance, and upgrading of systems and software to be done in a more cost-effective manner than a business may have been able to do internally. In a May 2004 report, IDC projected that the market for software delivered as a service through ASPs will grow from $1.6 billion in 2003 to over $3.5 billion in 2008 in the United States.

Increasing Consumer Use of the Internet to Locate Local Businesses

Use of the Internet by consumers is widespread and growing. Jupiter Research, an independent market research firm, in a report dated February 2004, projected that the percentage of U.S. households with Internet access will increase from 66% in 2003 to 79%, or 91.2 million households, in 2008. Consumers searching the Internet for local businesses and services typically use two types of services: Internet yellow pages Websites and geographically targeted searches. We believe consumers will increasingly choose to use the Internet to find local merchants, retailers, and service providers, rather than using the print yellow pages.

Adoption of the Internet by Small and Medium-Sized Businesses

While small and medium-sized businesses have generally been slower than larger businesses to adopt the Internet as an integral part of their business strategies, we believe that an Internet presence is seen by most small business owners today as a business necessity, similar to a phone and fax number. We believe that small and medium-sized businesses increasingly understand the Internet’s usefulness and importance in promoting their businesses and selling their services and products. According to a March 2004 IDC report, 46% of small businesses, excluding home-based businesses, were estimated to have Websites in 2003, with the number projected to grow at a compound annual growth rate of 8.1% through 2008.

Website Pros Market Opportunity

Lack of Technical and Marketing Skills Within Small and Medium-Sized Businesses

Our experience is that most small and medium-sized businesses lack the technical and marketing resources and the time necessary to create a distinctive Web presence and manage its ongoing maintenance and optimization. Small and medium-sized businesses can either construct their own Websites or have someone else build them. From our experience, small and medium-sized businesses that build their own Web presence often end up with Websites that are not much more sophisticated than personal home pages and are not easily found by their target customers. We believe this lack of technical and marketing skills, when coupled with the increasing need to have an Internet presence, will lead many small and medium-sized businesses to seek an affordable outsourced solution to their Web services needs.

Need for More Robust and Complex Web Services

Until recently, many small and medium-sized businesses have focused on establishing an initial Internet presence. However, in many cases, simply having a presence on the Web does not provide the optimum return on investment, nor does it help these businesses to compete successfully. Many small and medium-sized businesses therefore are beginning to realize that to differentiate their Internet presence and effectively market their services and products online, they need specialized assistance to identify and implement more robust and complex Web services. According to a March 2004 IDC report, the number of U.S. small businesses upgrading their Websites will grow at a compound annual growth rate of 14.3% from 2003 to 2008. The small and medium-sized business market has generally been served by a large number of smaller service providers that typically offer only a limited range of services, often on a local or regional basis. We believe small and medium-sized businesses need a more robust offering, which could include Web services such as search engine optimization, e-commerce capabilities, e-mail marketing campaigns, Internet advertising, and lead generation.

Small and Medium-Sized Businesses are Value Driven

Not only do small and medium-sized businesses find it difficult to create and manage an effective Web presence, but with their limited financial resources the cost can become prohibitive. As a result, we believe most of these businesses will continue to measure and monitor the value that they receive from the effort and cost expended to create their Internet presence. To serve these value-driven customers, we believe vendors must provide Web services that add measurable returns to their customers’ businesses at a reasonable cost.

Increasing Trend Towards Outsourcing

Using services and products delivered over the Internet offers several advantages to the end user over traditional services and products installed on the end user’s computer, including minimizing implementation, software installation, and upfront integration costs. Using services and products delivered over the Internet also reduces the number of information technology support staff required for maintenance at customer facilities, facilitates customization and upgrades, and enables remote administration. Additionally, our experience leads us to believe that even businesses that have previously created online marketing campaigns are very interested in outsourcing these campaigns to entities with more experience and efficiencies in managing local Internet searches. Accordingly, we believe that a significant market opportunity exists to deliver a comprehensive, affordable and easy-to-use suite of outsourced Web services and products designed to help small and medium-sized businesses meet their online business objectives.

Challenge of Serving Small and Medium-Sized Businesses Profitably

Many software vendors have had limited success in profitably reaching, acquiring, and servicing small and medium-sized businesses as customers. We believe that this is the result of two primary factors. First, the large number of small and medium-sized businesses represents an expensive marketing challenge. Without significant spending on sales and marketing, we believe most vendors have not cost-effectively made their products and services known to a large number of potential small and medium-sized business customers. Second, we believe a vendor in this market often must have a costly infrastructure to service a large number of customers, which can impair the vendor’s ability to operate profitably. Thus, we believe that services and product vendors that address the small and medium-sized business market must have cost-effective and efficient processes established to both identify likely buyers of their services and service those resulting customers.

Our Approach and Solution

We have built our business around a subscription-based ASP model that allows small and medium-sized businesses to affordably outsource their Web services to us. The key elements of our business model and approach are:

Providing Comprehensive Solutions for Small and Medium-Sized Businesses.    Our goal is to enable small and medium-sized businesses to outsource their Web services needs to us. Our experience is that many small and medium-sized businesses do not have the in-house expertise to effectively design an Internet presence that will generate adequate traffic to their Websites and increase direct consumer interaction. As a result, our customers look to us to provide these services. Our Web services include, among other features, Website design and publishing, local, regional, and national Internet marketing and advertising, search engine optimization, search engine submission, and lead generation. We believe this combination provides our customers with a comprehensive solution to their Web services needs.

Offering Affordable Subscription-Based Solutions.    Because our customer base is value-driven, we provide our Web services on an affordable subscription basis. Our eWorks! XL customers typically pay a recurring monthly fee ranging from approximately $50 to over $100, depending on which services and products they purchased. Additionally, we offer a premium Internet marketing service targeted at businesses with significant spending on local print yellow pages advertising. This service is priced at an average of approximately $375 per month, which we believe is significantly less than the typical cost of traditional campaigns such as half- or full-page print yellow pages advertisements.

Streamlining Operations for Customer Acquisition, Fulfillment, and Support.    We utilize proprietary workflow processes and customer relationship management systems, together with a combination of integrated template-driven and specialized Website design tools, to sell, design, and support our Web services and products. We believe this integrated infrastructure has enabled us to significantly reduce the time from initial customer contact to site completion. Our goal is to design a Website and have it complete and visible on the Internet within 72 hours from the time we receive initial information from the customer. Additionally, we have extensive experience promoting, selling, and supporting our Web services and products to small and medium-sized businesses.

Forming and Enhancing Strategic Marketing Relationships.    We focus on forming strategic marketing relationships with companies that have large customer bases of small and medium-sized businesses. These companies generate leads for us by providing lists of their customers, conducting e-mail marketing campaigns about our Web services and products, advertising our Web services and products on the Internet, and using other forms of both direct and indirect solicitation. These companies filter the customer lists they provide to us using a number of criteria that we believe indicate when a small or medium-sized business is likely to understand the value of our Web services and products. Our most productive strategic marketing relationships include Discover, Network Solutions, and IBM.

Our Strategy

Our objective is to enhance our position as a leading provider of Web services and products for small to medium-sized businesses. Key elements of our strategy include:

Continuing to Target the Small and Medium-Sized Business Market Segment.    We believe the small and medium-sized business market offers us the best opportunity to continue building a leading national Web services company. We believe this is an attractive market because it is large and because these businesses need a comprehensive, affordable solution to their Web services requirements. Our Web services meet critical business needs of these businesses that they often do not have the time, resources, or technical skills to fulfill themselves.

Developing or Acquiring Complementary Services and Technologies.    We sell Web services and products that are essential to an effective Internet presence such as local and regional lead generation, search engine optimization, Website search tools, affiliate marketing networks, and Web analytics. While we currently provide many of these services through our relationships and agreements with other vendors, we will seek opportunities either to internally develop some or all of these services and products or acquire businesses that provide them. Additionally, we may seek to acquire companies with existing customer bases in our target market into which we can cross-sell our Web services and products.

Expanding our Distribution Channels.    To sell our Web services and products cost efficiently, we capitalize on the connection that organizations with which we have strategic marketing relationships already have with their small and medium-sized business customers. We plan both to expand the scope of our current strategic marketing relationships, as well as to develop additional strategic marketing relationships with organizations that have strong brand recognition with small and medium-sized businesses. We also expect to increase our marketing and sales activities so that a larger proportion of our customers is acquired through increased direct sales and new reseller programs.

Selling Additional Services and Products to Existing Customers.    As of June 30, 2005, we had over 45,000 paying subscribers to our eWorks! XL and premium subscription-based services. As customers build their Internet presence, we believe that we can demonstrate the value of the additional premium services and products we offer, which can increase our average revenue per customer and improve our revenue growth. For example, we can provide paid search and e-commerce capabilities to our current customers’ Websites, enabling additional sources of revenue for them while also contributing to a measurable return on their investment.

Strengthening Customer Retention.    We are dedicated to enhancing customer retention and building lasting relationships with our customers. We believe it is critical to customer retention to target small and medium-sized businesses that already understand the value of the Internet to their success. Improving customer retention also requires maximizing customer loyalty. Therefore, we are focused on customer satisfaction, consistent communication, Web service and product enhancements, and high quality customer service. Additionally, we believe that by educating our existing and prospective customers about the value of our services to their businesses we can build lasting customer relationships.

Extending Our Position as an Affordable ASP.    Through the combination of our operational scale and geographical locations, we believe that we have been able to minimize the cost of delivering our Web services and products. Our template-driven processes enable us to handle orders efficiently. We have also strategically located our primary sales and fulfillment facilities in the lower-cost areas of Jacksonville, Florida, and Spokane, Washington, which helps us to better manage our cost of operations even as we expand. In the future, we may look to new international labor markets to further reduce the cost of providing our Web services and products.

Our Services and Products

Our goal is to provide a broad range of Web services and products that enable small and medium-sized businesses to establish, maintain, promote, and optimize their Internet presence. By providing a comprehensive offering, we are able to sell to customers whether or not they have already established an Internet presence. Our Web services and products can be categorized into the following offerings:

eWorks! XL Subscription-Based Services

Using our proprietary software and workflow enabled processes, we develop and support subscription Web service packages that include a 5, 10, 20, or 40 page semi-custom Website and related services. These comprehensive packages include the tools and functionality necessary for a business to create, maintain, enhance, and market a successful and effective online presence. We build, test, and publish the Websites and provide related services on behalf of our customers. We also provide tutorials and tools for customers to edit and manage their sites themselves. Alternatively, a customer can select from one of several levels of support programs for ongoing management and maintenance of its Website.

Our primary subscription offering is eWorks! XL, a comprehensive Website design and publishing package targeted at getting small and medium-sized businesses online quickly, effectively, and affordably when they have no Internet presence, or a limited one. The package includes a five-page semi-custom Website built on our proprietary self-editing tool, which allows for easy maintenance by the customer. By using our comprehensive package of services, customers eliminate the need to buy, install, or maintain hardware or software to manage their Internet presence. This offering includes a broad set of configuration and customization options using a Web browser.

We build the initial Website for the customer using the content and design information the customer provides. Our goal is to have a customer’s Website visible on the Internet within 72 hours from the time we receive initial information from the customer.

eWorks! XL includes:

•	Initial Site Design. One of our design specialists begins the process by interviewing the customer and collecting data about the customer’s business. Using our NetObjects MatrixBuilder software, we then create a unique Website tailored to the customer’s specific needs using one of our templates. Every site we build goes through an extensive quality review and assurance process prior to being published on the Internet. Additionally, every site undergoes a thorough Website optimization process to enhance search engine placement.

•	Online Marketing. We offer our customers online marketing capabilities that cost-effectively promote their Websites on a local and national basis. The package includes initial submission and ongoing submissions on a regular basis of the customer’s Website to many popular search engines. Additionally, eWorks! XL includes listings in online yellow page directories, banner advertisements, search engine optimization tools, and educational guides targeted to small businesses.

•	E-mail Marketing. We provide an e-mail marketing tool that enables our customers to easily communicate with their customers and prospects. To assist our customers in collecting e-mail addresses, every Website includes a subscription sign-up box for site visitors to provide their e-mail information.

•	Webmail. Every customer receives three e-mail boxes tied to its domain name. Webmail is compatible with MS Outlook and features advanced filtering and search capabilities and automatic mail forwarding and responding.

•	Online Web Tools. eWorks! XL includes advanced online tools such as a forms manager, polling and survey capabilities, a guest book, and site search that offer interactive Website management capabilities.

•	Modifications and Redesign Service. Customers can choose between several different levels of support, which range from having us make ongoing changes to using the self-edit tools we provide. The basic service included with eWorks! XL includes 30 minutes per month of free modification and phone consultation with one of our Web designers.

•	Domain Name Registration. We obtain, purchase, and register a domain name appropriate for the business selected by the customer.

•	Hosting and Technical Support. Our hosting platform offers technology and security designed to ensure the reliable daily operation of a customer’s Website. Our secure Web hosting includes disk storage, daily backups, and a monthly data transfer allotment. We also offer technical support, including services to our customers to provide the information and consultation they need to build and manage an effective online presence.

Premium Subscription-Based Services

In addition to our eWorks! XL subscription-based Web services, we offer a number of premium subscription-based services and functionalities for an additional fee. These premium subscription-based services are available to our eWorks! XL customers, to customers of our custom Website design services and, in most cases, to customers for whom we have not built a Website but who otherwise require these Web services. These premium subscription-based services include:

•	E-Commerce Solutions. We offer a comprehensive set of services that enable businesses to sell their services and products online. Our service offerings include creating the online store catalog and secure shopping cart, establishing an online merchant account and assisting in setting up online payment and order processing.

•	Power Marketing Bundles. Our Power Marketing package is an array of additional services and products we sell to customers that want increased local or national exposure on the Internet. Options include geographically targeted banner advertisements, additional online yellow page listings, and search engine submission tools.

•	Visibility Online. We bundle a number of different services contained in our eWorks! XL package into our Visibility Online offering, which is designed to enhance the effectiveness of an online marketing program for our non-eWorks! XL customers. These services include initial search engine optimization, search engine inclusion, Yahoo! Site Match paid inclusion, listing in Yahoo! Yellow Pages, AOL Yellow Pages Promotional listing, site submission to many popular search engines, banner advertisements, and search submission tools.

•	Internet Yellow Pages. We work with customers to design an advertising program using several Internet yellow page directories. This provides our customers the ability to target specific buyers for their own services and products locally, regionally, or nationally.

•	Leads.com Total Coverage. Through our Leads.com subsidiary, we create custom-designed local Internet advertising campaigns for businesses that want to generate business leads in one or more local markets. These Total Coverage campaigns appear on leading local sites such as Yahoo! Yellow Pages, Yahoo! Local Search, Google, Google Local, AOL, Switchboard, and Looksmart.

•	Custom Design Extras. We offer several additional custom design features and services, including map and directions pages, external links pages, the ability to increase the number of products listed on a customer’s Website, more advanced Website statistics, database applications, password security, expanded e-mail services, and premium hosting services.

Custom Web Design

We offer complete custom Website design services that provide sophisticated functionality and interactivity beyond those available under eWorks! XL. These sites are typically built for larger, more established customers that have had an Internet presence in the past, or that are designing the first Website with unique specifications. Customers work directly with our experienced Web designers to build a fully customized Website. Additionally, we are able to sell any of our subscription-based Web services and products to our custom Web design customers.

Our team of custom design professionals includes experienced Web designers, programmers, copywriters, and search engine optimization experts who work together to ensure that the customer’s online business objectives are met. Custom sites are built on our NetObjects Fusion software or other sophisticated design tools that provide the flexibility and functionality to meet advanced business needs. Custom sites can include flash, animation, e-commerce solutions, sophisticated interactivity and database functionality.

Web Authoring Software

We offer NetObjects Fusion, our desktop Web authoring software, for businesses that want to design Websites either for themselves or for others. Combining easy-to-use wizards, drag-and-drop simplicity, and design tools, NetObjects Fusion offers the flexibility to be an intuitive Website building software for novices, as well as an advanced tool for Website development professionals. NetObjects Fusion offers features that allow Website professionals to build Websites quickly, while still enabling these professionals to offer the flexibility and functionality their clients often require. NetObjects Fusion includes e-commerce capabilities, database functionality, and image manipulation tools that Website professionals find useful in building clients’ sites.

Operations

We have invested significant time and capital resources in a set of internal processes and proprietary technologies designed to enable high-scale, high-quality mass customization of our Web services.

eWorks! XL

The workflow of our sales and fulfillment process for eWorks! XL is illustrated below.

Utilizing leads provided by our strategic marketing relationships, we identify our new customers through a combination of our outbound and inbound telesales programs. Once our sales specialists have determined that a lead is a potential customer, the customer call is transferred directly to a Web services consultant. In most cases, this transfer takes place immediately so that customer contact is not interrupted. The Web services consultant conducts a Web design interview during which we collect information about the customer, request customer-specific content, and proactively help the customer design an effective Internet presence based on the goals for its business. Several discrete quality checks on each sale help us maximize the quality of the sale.

Using our proprietary workflow process and customer relationship management software, the interview notes and content gathered by our Web services consultants are then transmitted to our national design center. At this point, our design specialists use the notes and content collected, our proprietary design tool and one of hundreds of design templates that can be modified using a wide variety of color themes and graphics to design a semi-custom Website for the customer. After completion of the Website, a separate quality assurance process is automatically triggered by our proprietary workflow process and customer relationship management software. This quality assurance process includes testing of the Website, reviewing notes and customer-supplied content, confirming appropriateness of styles used, and generally ensuring that the quality of the resulting Internet presence is consistent with our high standards. Following quality assurance, the Website is published and hosted, and the customer is notified that the Website is complete.

By utilizing our proprietary workflow process and customer relationship management software, specialized design tools, a large database of design templates, and several years of experience, we have been able to decrease the time of development and increase the utilization rate of our sales, design, and support staff. Our goal is to complete this process, from customer call to initial Website deployment, within 72 hours. After the Website is available on the Internet, we help our customers maintain, modify, and upgrade their Internet presence.

For all of our customers, we also provide periodic newsletters and other informational items to increase our number of customer contact events. We actively seek to interact with our customers a number of times through different media. Through experience and testing, we have found increased contact with customers helps to improve customer loyalty and enhance their understanding of the value of our services and products. We have also initiated several programs to foster customer loyalty, including numerous customer surveys that measure the quality of our service and the effectiveness of our products, a dedicated customer satisfaction team that follows up telephonically with every customer responding negatively to any of our surveys, segmented design experts for handling design changes quickly and professionally, and the introduction of an intensive training curriculum required for all customer care agents.

We maintain two data centers located in Jacksonville, Florida and Spokane, Washington, for most of our internal operations. Servers that provide our customers’ Website data to the Internet are located within a third-party co-location facility located in Jacksonville, Florida. This co-location facility has a secured network infrastructure including intrusion detection at the router level. Our contract obligates our co-location provider to provide us a secured space within their overall data center. The facility is secured through card-key numeric entry and biometric access. Infrared detectors are used throughout the facility. In addition, the co-location facility is staffed 24 hours a day, 7 days a week, with experts to manage and monitor the carrier networks and network access. The co-location facility staff provides 24-hour security through camera-controlled views of our equipment. The co-location facility provides multiple Internet carriers to help ensure bandwidth availability to our customers. The availability of electric power at the co-location facility is provided through multiple uninterruptible power supply and generator systems should power supplied by the Jacksonville Electrical Authority fail. Our agreement with the co-location facility expires on April 1, 2006.

Customer data is redundant through the use of multiple application and Web servers. Customer data is backed up to other disk arrays with fail-over to help ensure high availability. Customer data is also maintained at our national design center and can be republished from archival data at any time through our Oracle 9i database system. Currently, this process could take approximately 24 hours. Our financial system reporting also uses our redundant Oracle systems and can be reconstituted in approximately 12 hours.

We are currently working with our co-location provider to establish a disaster recovery backup operation at one of the provider’s alternative locations. This would provide a working fail-over site to prevent a disruption of our customers’ Websites should the Jacksonville co-location site become unavailable. The facilities are connected by fiber-optic rings to our co-location provider’s other centers.

Leads.com Total Coverage

Potential customers for our Total Coverage Internet advertising packages are identified primarily using an outbound telesales program based in Manassas, Virginia. This program targets businesses with established traditional print yellow pages advertising campaigns. Customers who purchase our Total Coverage offering are interviewed and advertising information is entered into our proprietary publishing system. Local advertisements are then customized for several distribution platforms, such as Yahoo! Yellow Pages and Google search, and then published to these platforms. Customers receive a monthly report that tracks the number of impressions, clicks, and calls generated by each advertisement that we place on their behalf.

Technology

Our hardware and software infrastructure provides an advanced set of integrated tools for design, service, modifications, and billing. NetObjects MatrixBuilder enables Website design, end user modification and administration, and includes a variety of other tools accessible by our customers. Our Oracle-based proprietary workflow processes and customer relationship management software, which we developed internally, helps ensure that our production staff provides timely and efficient design services and helps us to efficiently and cost-effectively manage our customer base.

Our proprietary workflow processes and customer relationship management software enables us to build, maintain, and track large numbers of customer Websites. The configuration of software and hardware includes four key modules:

•	Account Management. The account management module facilitates the creation and maintenance of a customer account and the consolidation, either manually or electronically through external submission,

of pertinent customer demographics, product specifics, and billing information. We track critical aspects of customer activity, which allows customer service representatives to have immediate access to a customer’s complete account history.

•	Design Tool. Our design tool, NetObjects MatrixBuilder, is browser based, supports major Web services standards, and can be easily co-branded or private labeled for an organization with which we have a strategic relationship. NetObjects MatrixBuilder is template-based, yet can provide thousands of different Website styles by using hundreds of design templates that can be modified using a wide variety of color themes and graphics. The design tool generates the HTML code, so no manual coding is required, and facilitates the generation of a domain name registration, an e-commerce storefront, and a number of other extended and value added services that our customers can access from any Web browser.

•	Workflow Module. The workflow module expedites service and product delivery by automatically determining the required production path, such as design, quality control, or submission to search engines, based on the specific attributes of the customer or service. The workflow module also controls production flow through our organization, enabling our design and customer support staff to individually service our Website customers either by routing their work automatically to the correct department or handling the request themselves.

•	Billing Module. The billing module enables us to bill our subscription and custom design customers directly or to bill a third party in the aggregate for its end users. The billing module is integrated with a number of transaction processing tools enabling support for many different payment types.

•	Leads.com Publishing and Tracking System. For our Leads.com subsidiary, we operate a proprietary publishing and tracking system that allows the automated building, publishing, and tracking of advertisement campaigns. These campaigns currently are published on Yahoo!, Google, AOL, Switchboard, Looksmart and other sites affiliated with these providers.

Sales Channels

Sales of Subscription Services

Our sales organization for our subscription Web services and products comprises several distinct sales channels, including:

Outbound Telesales.    The organizations with which we have strategic marketing relationships provide us with lists of their small and medium-sized business clients who meet a broad set of criteria. We analyze these customer lists to determine which of these customers best match our criteria for long-term clients. Our sales specialists call these prospective customers during regular business hours to discuss their Web services needs. We believe the brand and affinity relationship these prospective customers have with the parties with which we have strategic marketing relationships enhances our ability to reach a decision maker, make a presentation, have our offer considered, and close the sale during the initial call.

As of June 30, 2005, we had 137 employees in our outbound telesales unit located in our national sales center in Spokane, Washington and 28 employees in our outbound Leads.com telesales unit located in Manassas, Virginia. With the benefit of having conducted several years of outbound telesales activities, we have significant management, business process, training, and product expertise within our sales team. Additionally, we employ practices designed to optimize the management of our employees and increase their sales performance.

Inbound Telesales.    We maintain a separate team of sales specialists specifically focused on responding to inbound inquiries generated by programs initiated by us and the organizations with which we have strategic marketing relationships. We and these organizations employ a mix of e-mail, direct mail, Website, and other marketing efforts to help promote our services to prospective clients. As of June 30, 2005, we had 9 employees in our inbound telesales unit.

Reseller Program.    Several of the parties with which we have strategic marketing relationships have their own direct sales organizations. We have worked closely with these resellers to develop sales support and fulfillment processes that integrate with the resellers’ sales, service, support, and billing practices. Additionally, we provide these resellers with training and sales materials to support the Web services being offered. Companies that currently resell our services and products through their sales organizations include Network Solutions and Register.com.

Sales of NetObjects Fusion

We sell NetObjects Fusion through direct sales, original equipment manufacturer, or OEM, software bundles, and retail and reseller distribution.

Direct Sales.    We sell NetObjects Fusion through strategic e-mail marketing campaigns aimed at users of prior versions of the software, people that use the product on a trial basis, newsletter subscribers, and Website visitors. In Europe, we also utilize magazine covermounts, which European magazines utilize to differentiate themselves. With a covermount, a copy of an older version of NetObjects Fusion is provided free with the purchase of the magazine. We require the recipient of the free version to register with us directly to be able to use the free copy of the software. The new user of the software becomes a prospect for new versions of NetObjects Fusion and for the other software products we offer.

OEM Software Bundles.    A number of OEMs are offering NetObjects Fusion as part of their packaged product offerings. As needed, we customize the NetObjects Fusion application to meet the OEM’s specifications and to feature the OEM’s products and brands within the software. Typically, an older version of NetObjects Fusion is offered through OEM bundles, which we believe facilitates later sales of newer versions to these users. The OEMs with which we currently work include Deutsche Telekom and Ritz Camera.

Retail and Reseller Distribution.    We work with resellers in the United States, Europe and Australia to sell NetObjects Fusion. These distributors supply smaller resellers, retailers and value added resellers in their markets with NetObjects Fusion.

Strategic Marketing Relationships

A key part of our sales strategy is to leverage the brand and distribution of organizations with which we have strategic marketing relationships to sell our Web services and products. We have developed strategic marketing relationships with well-known, brand name companies, including Discover, Network Solutions, and IBM. We create sales material with each of these organizations, highlighting our Web services and products while also leveraging their brand. Then, on behalf of these companies, we initiate programs where our sales representatives directly contact their small and medium-sized business customers using telesales solicitation, direct mail, and online contact.

Pursuant to our agreement with Discover, Discover provides us with customer lists and related billing services, and we share revenue derived from sales of our Web services and products to customers derived from Discover’s lists. Our agreement with Discover is terminable by Discover or us on short notice. Similarly, our agreements with Network Solutions and IBM also involve revenue sharing and are terminable on short notice.

Customers attributable to our strategic marketing relationship with Discover, Network Solutions, and IBM represented approximately 65%, 5%, and 5%, respectively, of our total revenue during the year ended December 31, 2004 and approximately 64%, 10%, and 3%, respectively, for the six months ended June 30, 2005. We expect our sales program with Network Solutions to expand and to represent an increasing percentage of total revenue in future periods. IBM, in addition to making its customer list available to us for a sales program, historically has been a key reference for us and has facilitated other strategic marketing relationships.

We offer a number of benefits to the companies with whom we have established strategic marketing relationships. First, they are able to increase their revenue through the marketing fees we pay them. Second, we allow these companies to offer a comprehensive solution for delivering Web services to their small and medium-sized business customers. This can result in increased loyalty of their customer base and an overall strengthening of their customer relationships. Third, by providing our Web services to their customers through us, we enable them to differentiate their offering from that of their competitors.

Marketing

We engage in a variety of marketing activities to increase awareness of our services and products, to sell additional services and products to our existing customer base, and to enhance the value we provide to small business entities. Our marketing activities include:

•	Targeted e-mail and direct response campaigns to prospects and customers;

•	Search engine advertising;

•	Electronic customer newsletters;

•	Website Pros, Leads.com, and NetObjects Fusion corporate Websites;

•	Online customer tutorials; and

•	Affiliate programs.

Customers

We generally target small and medium-sized businesses having fewer than 100 employees. These customers normally are focused on regional or local markets. We seek to create long-term relationships with our customers, who cover a diverse set of industries and geographies in the United States. Our customers fall into over 80 discrete industry classification categories. As of June 30, 2005, the ten largest categories consisted of automobile repair and services, business and professional services, clothing accessories and footwear, furniture, gift, novelty and promotional items, health foods and supplements, jewelry and time pieces, plumbing and HVAC, restaurants, and salons and barbershops. As of June 30, 2005, we had over 45,000 paying subscribers to our eWorks! XL and premium subscription-based services.

Our Leads.com subsidiary targets small and medium-sized businesses with significant monthly spending on local print yellow pages advertising. We seek to create long-term relationships with these businesses by helping them find new customers at a significantly lower cost per lead compared to traditional print yellow pages marketing campaigns.

Third-Party Providers

We offer some of our services to our customers through third-party technology vendors, which helps us to expand our services and create additional revenue opportunities. The following table provides an overview of some of our current third-party providers:

Company	Technology or Service
AOL (Mapquest)	Mapping services
Constant Contact	E-mail marketing
eBay (Kurant)	E-commerce storefront software
eBay (PayPal)	E-commerce payment systems
Google	Local and national search engine submission
Google (Urchin)	Website analytics
Network Solutions	Domain name services and security certificate services
Switchboard	Online directory / yellow pages
Yahoo!	Yahoo!’s Internet yellow pages
Yahoo! (Overture)	Search engine submission services (Alltheweb, AltaVista, Excite)

We do not have long-term contracts with any of these third parties. Accordingly, we or any of these providers can terminate the relationship at any time, for any reason or no reason, on short notice, often as little as 30 days. If any of these relationships terminate, we may need to seek an alternative provider of services or develop the covered services independently.

Competition

The market for Web services is highly competitive and evolving. We expect competition to increase from existing competitors as well as new market entrants. Most existing competitors typically offer a limited number of specialized solutions and services, but may provide a more comprehensive set of services in the future. These competitors include, among others, Website designers, Internet service providers, Internet search engine providers, local business directory providers, Website domain name registrars, and hosting companies. These competitors may have greater resources, more brand recognition, and larger installed bases of customers than we do, and we cannot assure you that we will be able to compete favorably against them. Our NetObjects Fusion software has three principal competitors: Microsoft FrontPage, Macromedia Dreamweaver, and Adobe Go Live.

We believe the principal competitive factors in the small and medium-sized business segment of the Web services industry include:

•	Ability to reference strategic partners;

•	Value and flexibility of the service offerings;

•	Brand name and reputation;

•	Price;

•	Quality of customer support;

•	Speed of customer service;

•	Ease of implementation, use, and maintenance; and

•	Industry expertise and focus.

Intellectual Property

Our success and ability to compete is dependent in significant part on our ability to develop and maintain the proprietary aspects of our technology and operate without infringing upon the proprietary rights of others. We do not own any patents. We currently rely primarily on a combination of copyright, trade secret and trademark laws, confidentiality procedures, contractual provisions, and other similar measures to protect our proprietary information. Due to the rapidly changing nature of applicable technologies, we believe that the improvement of existing offerings, reliance upon trade secrets and unpatented proprietary know-how and development of new offerings generally will continue to be our principal source of proprietary protection. While we have hired third party contractors to help develop our software and to design Websites, we own the intellectual property created by these contractors. Our software is not substantially dependent on any third party software, although our software does utilize open source code. Notwithstanding the use of this open source code, we do not believe our usage requires public disclosure of our own source code nor do we believe the use of open source code is material to our business.

We also have an ongoing service mark and trademark registration program pursuant to which we register some of our product names, slogans and logos in the United States and in some foreign countries. License agreements for our software include restrictions intended to protect our intellectual property. These licenses are generally non-transferable and are perpetual. In addition, we require all of our employees, contractors and many of those with whom we have business relationships to sign non-disclosure and confidentiality agreements and to assign to us in writing all inventions created while working for us. Some of our products also include third-party software that we obtain the rights to use through license agreements. In such cases, we have the right to distribute or sublicense the third-party software with our products.

Employees

As of June 30, 2005, we had a total of 391 full-time employees. Of our full-time employees, 190 are in direct sales, of which 165 are in outbound telesales, 9 are in inbound telesales, and 16 are in management and support functions. Of the remaining full-time employees, 6 are in channel business development, 10 are in marketing and product management, 24 are in general and administration, 30 are in engineering and product development, and 131 are in customer care and Web services production. In addition to our full-time employees, we also had 20 contracted offshore developers, 15 contracted Web services designers and editors, and 5 part-time employees. None of our employees are represented by unions. We consider our relationships with our employees to be good and have not experienced interruptions of operations due to labor disagreements.

Facilities

Our headquarters and principal administrative, finance, and marketing operations are located in approximately 31,307 square feet of leased office space in Jacksonville, Florida under a lease that expires in March 2008. We also have 15,931 square feet of leased office space for our national sales center in Spokane, Washington under a lease that expires in June 2007, 1,820 square fee of leased office space in Los Angeles, California under a lease that expires in February 2008, and 24,081 square feet of leased office space in Manassas, Virginia under a lease that expires in September 2014.

Legal Proceedings

We are from time to time a party to various litigation matters incidental to the conduct of our business. There is no pending or threatened legal proceeding to which we are a party that, in our opinion, is likely to have a material adverse effect on our future financial results.

MANAGEMENT

Directors, Executive Officers and Other Key Employees

The following table sets forth certain information about our directors, executive officers and key employees, including their ages as of June 30, 2005:

Name	Age	Position
Executive officers and directors:
David Brown	51	Director, Chief Executive Officer and President
Kevin Carney	41	Chief Financial Officer
Darin Brannan	37	Senior Vice President, Business & Corporate Development
Roseann Duran	53	Senior Vice President, Marketing
Edward Hechter	41	Executive Vice President
Jeffrey Lieberman*	31	Director
Deven Parekh*	35	Director
Timothy Maudlin*	54	Director
George Still*	47	Director

Other key employees:
Lisa Anteau	33	Vice President, Acquisition Services
Tobias Dengel	34	Executive Vice President, Leads.com
Stephen Raubenstine	38	Vice President, NetObjects Fusion Group
Todd Walrath	38	Executive Vice President, Leads.com
Joel Williamson	57	Vice President, Operations

*	Denotes independent directors.

Executive Officers

David Brown.    Mr. Brown has been our chief executive officer, president and a board member since August 1999. Mr. Brown founded Atlantic Teleservices, a technology services company, in 1997, and served as its chief executive officer from 1997 until its acquisition by us in August 1999. Mr. Brown holds a B.A. in general studies from Harvard College.

Kevin Carney.    Mr. Carney has been our chief financial officer since August 1999. Mr. Carney served as the chief financial officer of Atlantic Teleservices from June 1998 until its acquisition by us in August 1999. Mr. Carney is a certified public accountant and holds a B.S. in accounting and finance from Boston College.

Darin Brannan.    Mr. Brannan was one of our founders and has been our senior vice president, business and corporate development, since our inception in March 1999. Mr. Brannan holds an M.B.A from the University of Hartford.

Roseann Duran.    Ms. Duran has been our senior vice president, marketing, since March 2002. From January 2001 until March 2002, Ms. Duran was managing partner and founder of Odyssey, Inc., a company specializing in strategic planning and marketing for small businesses and Internet companies. From August 2000 until January 2001, Ms. Duran was vice president of e-dr.com, a business-to-business Internet company for eye care practitioners. Prior to August 2000, Ms. Duran was an independent marketing consultant. Ms. Duran holds an undergraduate degree from Pennsylvania State University and an M.B.A. from the University of North Florida.

Edward Hechter.    Mr. Hechter has been our executive vice president since February 2002. From September 2001 until February 2002, Mr. Hechter served as executive vice president and general manager of Innuity, Inc. a Web services company. From February 2001 until September 2001, Mr. Hechter served as Innuity’s vice president, product development and sales operations. From May 2000 until February 2001, Mr. Hechter served as Innuity’s vice president, product development. From August 1999 through May 2000, Mr. Hechter served as Innuity’s director of professional services and business development.

Directors

Jeffrey Lieberman.    Mr. Lieberman has been a director since December 2003. Mr. Lieberman is currently a managing director of Insight Venture Partners, a venture capital firm. Mr. Lieberman has served in various positions, including as a principal, with Insight Venture Partners since 1998. Mr. Lieberman holds dual undergraduate degrees in systems engineering and finance from the University of Pennsylvania Moore School of Engineering and the Wharton School of Business.

Timothy Maudlin.    Mr. Maudlin has been a director since February 2002. Mr. Maudlin has been the managing partner of Medical Innovation Partners, a venture capital firm, since 1988. Mr. Maudlin also served as a principal of Venturi Group, LLC, an incubator and venture capital firm, from 1999 to October 2001 and as chief financial officer of Venturi Group, LLC in 2002. Currently, Mr. Maudlin also serves as a director of Curative Health Services, Inc. (NASDAQ: CURE), a biopharmaceutical company. Mr. Maudlin is a certified public accountant and holds a B.A. from St. Olaf College and a masters of management from the Kellogg School of Management at Northwestern University.

Deven Parekh.    Mr. Parekh has been a director since December 2003. Mr. Parekh is currently a managing director of Insight Venture Partners, a venture capital firm. Mr. Parekh has served in various positions, including managing director, with Insight Venture Partners since January 2000. Mr. Parekh holds a B.S. in economics from the University of Pennsylvania Wharton School of Business.

George Still.    Mr. Still has been a director since March 1999. Mr. Still has served as managing general partner of Norwest Venture Partners, a venture capital firm, since October 1999. Mr. Still holds a B.S. from Pennsylvania State University and an M.B.A. from Dartmouth College, where he currently serves on the board of advisors of the Foster Center for Private Equity.

Other Key Employees

Lisa Anteau.    Ms. Anteau has been our vice president, acquisition services, since April 2003. From February 2002 until April 2003, Ms. Anteau served as our director of sales. From August 1999 until February 2002, Ms. Anteau held various positions, including senior director of acquisition services, at Innuity, Inc. Ms. Anteau holds a B.S. in psychology from the University of North Dakota.

Tobias Dengel.    Mr. Dengel joined us as our executive vice president, Leads.com in April 2005. Mr. Dengel served as president and chief operating officer of Leads.com, Inc. from its inception in June 2003 until its acquisition by us in April 2005. From August 2002 until co-founding Leads.com in June 2003, Mr. Dengel was vice president, AOL Yellow Pages and Digital Cities with America Online, Inc., an Internet company. From March 1997 until August 2002, Mr. Dengel served in various roles with America Online, including vice president and director in the business affairs unit. Mr. Dengel holds a B.S. in economics and a B.S. in engineering, both from the University of Pennsylvania.

Stephen Raubenstine.    Mr. Raubenstine has been our vice president, NetObjects Fusion Group, since November 2001. From January 2000 to November 2001, Mr. Raubenstine served as a director of business development and then as our vice president of business development. Mr. Raubenstine holds an undergraduate degree in business management from Eastern College.

Todd Walrath.    Mr. Walrath joined us as our executive vice president, Leads.com in April 2005. Mr. Walrath served as Chairman and chief executive officer of Leads.com, Inc. from its inception in June 2003 until its acquisition by us in April 2005. From January 2001 until June 2003, Mr. Walrath was group vice president of AOL Local, with America Online, Inc. From April 1996 until December 2000, Mr. Walrath was chief operating officer of weather.com, a subsidiary of The Weather Channel cable network. Mr. Walrath holds a B.S. in business administration from Bucknell University and an M.B.A. from Duke University.

Joel Williamson.    Mr. Williamson has been our vice president of operations since February 2002 and from August 1999 until May 2000. From May 2000 to February 2002, Mr. Williamson was president of Delta Training and Education, a technology training company. Mr. Williamson holds an undergraduate degree from the University of Georgia and an M.B.A. from Emory University.

Board of Directors

Upon the completion of this offering we will have an authorized board of directors consisting of seven members. We expect to be compliant with the independence criteria for boards of directors under applicable law at the time this offering is completed, and we will continue to evaluate our compliance with these criteria over time. To the extent we determine necessary, we will seek to appoint additional independent directors. In accordance with the terms of our amended and restated certificate of incorporation and bylaws, the board of directors will be divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms. The members of the classes will be as follows:

•	Class I, whose term will expire at the annual meeting of stockholders to be held in 2006, will consist of Mr. Lieberman;

•	Class II, whose term will expire at the annual meeting of stockholders to be held in 2007, will consist of Mr. Parekh and Mr. Still; and

•	Class III, whose term will expire at the annual meeting of stockholders to be held in 2008, will consist of Mr. Brown and Mr. Maudlin.

Our amended and restated certificate of incorporation that will be in effect upon the closing of this offering provides that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the board of directors may have the effect of delaying or preventing changes in our control or management.

Voting Agreement

Our current directors have been elected pursuant to a voting agreement that we entered into with some of the holders of our common stock and holders of our preferred stock and related provisions of our certificate of incorporation in effect at the time of their election. The holders of a majority of our common stock have designated Mr. Still and Mr. Maudlin for election to our board of directors. The holders of a majority of our Series A convertible redeemable preferred stock designated Mr. Parekh and Mr. Lieberman for election to our board of directors. The holders of a majority of our common stock and preferred stock, voting together as a single class on an as-if-converted basis, designated Mr. Brown as a director. Upon the completion of this offering, the voting agreement will terminate in its entirety and none of our stockholders will have any special rights regarding the election or designation of board members.

Board Committees

The board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee.

Audit Committee.    Our audit committee currently consists of Mr. Maudlin as chairman and Mr. Lieberman. Mr. Maudlin is our audit committee financial expert as currently defined under applicable SEC rules. The composition of our audit committee will comply with the applicable requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC and NASDAQ at the time of completion of this offering, although we will be required by NASDAQ rules to add one additional independent director to this committee within one year after this offering. We anticipate adding at least one independent director within the required time period, and we will add that member to our audit committee at that time. We intend to continue to evaluate the requirements applicable to us and we will comply with future requirements to the extent they become applicable to us. The functions of our audit committee include:

•	selecting and engaging our independent auditors;

•	meeting with our management periodically to consider the adequacy of our internal controls, the objectivity of our financial reporting, and our accounting policies and practices;

•	meeting with our independent auditors and with internal financial personnel regarding these matters;

•	pre-approving audit and non-audit services to be rendered by our independent auditors;

•	recommending to our board of directors the engagement of our independent auditors and oversight of the work of our independent auditors;

•	reviewing our financial statements and periodic reports and discussing the statements and reports with our management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with auditors;

•	establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, and auditing matters;

•	reviewing our financial plans and reporting recommendations to our full board of directors for approval and to authorize action; and

•	carrying out the responsibilities of a qualified legal compliance committee, including, as it deems appropriate, initiating investigations, providing notices, including notices to the SEC, retaining experts, and recommending remedial or other actions.

Both our independent auditors and our internal financial personnel will regularly meet privately with the audit committee and have unrestricted access to this committee.

Compensation Committee.    Our compensation committee currently consists of Mr. Parekh as chairman and Mr. Still, and we will expand this committee when we obtain the services of an additional independent director. All members of the compensation committee are independent directors, as defined in NASDAQ rules and regulations. The functions of this committee include:

•	reviewing and, as it deems appropriate, recommending to our board of directors, policies, practices, and procedures relating to the compensation of our directors and executive officers and the establishment and administration of our employee benefit plans;

•	exercising administrative authority under our stock plans and employee benefit plans;

•	reviewing and approving executive officer and director indemnification and insurance matters; and

•	advising and consulting with our officers regarding managerial personnel and development.

Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee currently consists of Mr. Still as chairman and Mr. Maudlin, and we will expand this committee when we obtain the services of an additional independent director. All members of the nominating and corporate governance committee are independent directors, as defined in NASDAQ rules and regulations. The functions of this committee include:

•	identifying qualified candidates to become members of our board of directors;

•	reviewing and recommending nominees for election as directors;

•	selecting candidates to fill vacancies of our board of directors;

•	developing guidelines for the composition of our board of directors;

•	reviewing and administering our corporate governance guidelines and considering other issues relating to corporate governance; and

•	reviewing the performance of our board of directors.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has at any time been an officer or employee of ours. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our board of directors or compensation committee.

Director Compensation

In the past we have not provided cash compensation to any director for his or her service as a director. Following the completion of this offering, we intend to provide cash compensation to our non-employee directors. Each non-employee director will be eligible to receive a retainer of $1,000 for each in-person meeting of our board of directors or any committee thereof and $250 for any telephonic meeting of our board of directors or any committee thereof attended by the non-employee director; however, if board and committee meetings are held on the same day, then no additional compensation will be paid for attendance at the committee meeting. We also reimburse our directors for reasonable out-of-pocket expenses in connection with attending meetings of our board of directors and committees of the board of directors. Applicable laws prohibit us from making loans to our directors.

Immediately upon the effectiveness of this offering, our 2005 Non-Employee Directors’ Stock Option Plan will provide for the automatic initial grant of options to purchase 200,000 shares of common stock, at an exercise price per share equal to the price per share in this offering, to each of our non-employee directors, which will vest in 36 equal monthly installments, subject in each case to the recipient’s continued service as a director. Each new non-employee director who joins our board will be granted an automatic initial grant of options to purchase 200,000 shares of our common stock, which will vest in 36 equal monthly installments, subject to the recipients’ continued service as a director. Each non-employee director serving on the date of an annual meeting of our stockholders, beginning with our annual meeting in 2006, will also be automatically granted an option to purchase 50,000 shares of common stock on such date, which will vest in 12 monthly installments from the date of grant, subject in each case to the recipient’s continued service as a director. The chairperson of each of the audit committee and the nominating and corporate governance committee serving on the date of an annual meeting of our stockholders, beginning with our annual meeting in 2006, will also be automatically granted an option to purchase an additional 25,000 shares of common stock on such date, which will vest in 12 monthly installments from the date of grant, subject in each case to the recipient’s continued service as a chairperson of the audit committee or the nominating and corporate governance committee. In addition, all of our directors are eligible to participate in our 2005 Equity Incentive Plan, and following the completion of this offering, our employee directors will be eligible to participate in our 2005 Employee Stock Purchase Plan. For a more detailed description of these plans, see “Benefit Plans.”

Executive Compensation

The following table shows information regarding the compensation earned by our chief executive officer and our other four most highly compensated executive officers, collectively referred to as the named executive officers in this prospectus, during the year ended December 31, 2004.

Summary Compensation Table

	Annual Compensation		Securities Underlying Options/SARS (#)
Name and Principal Position	Salary ($)	Bonus ($)
David Brown Chief Executive Officer and President	$235,385	$46,000	—

Kevin Carney Chief Financial Officer	143,077	20,800	—

Darin Brannan Senior Vice President, Business & Corporate Development	140,192	11,658	300,000

Roseann Duran Senior Vice President, Marketing	114,231	12,000	—

Edward Hechter Executive Vice President	165,000	20,000	—

Applicable law prohibits us from providing loans to our executive officers.

Option Grants in Last Fiscal Year

The following table sets forth information regarding grants of stock options to each of the named executive officers during 2004. During the fiscal year ended December 31, 2004, we granted options to purchase an aggregate of 1,198,500 shares of our common stock, all of which were granted to our employees including the named executive officers. All options were granted at the fair market value of our common stock, as determined by our board of directors, on the date of grant.

Individual Grants
	Number of Securities Underlying Options Granted (#)	Percentage of Total Options Granted to Employees in Fiscal Year (%)	Exercise Price Per Share ($)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name					5%		10%
David Brown	—	—	—	—		—		—
Kevin Carney	—	—	—	—		—		—
Darin Brannan (2)	300,000	25%	$0.65	8/20/2014	$		$
Roseann Duran	—	—	—	—		—		—
Edward Hechter	—	—	—	—		—		—

(1)	The potential realizable value is calculated based on the term of the option at the time of grant. Assumed rates of stock price appreciation of 5% and 10% are prescribed by rules of the Securities and Exchange Commission and do not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the price of $ per share, the mid-point of the price range set forth on the cover of this prospectus, appreciates at the indicated rates for the entire term of the option and that the option is exercised at the actual exercise price and the shares sold on the last day of its term at the appreciated price.

(2)	Shares subject to this option vest in 36 equal monthly installments, with the first 1/36th of the shares vesting on September 20, 2004.

Option Exercises in 2004 and Option Values at December 31, 2004

The following table sets forth the number of shares of common stock issued upon the exercise of options during the year ended December 31, 2004 and the number of shares of common stock subject to exercisable and unexercisable stock options held as of December 31, 2004 by each of the named executive officers. The value realized and the value of unexercised in-the-money options at December 31, 2004 is calculated based on a value of $             per share of our common stock, which is the midpoint of the range listed on the cover of this prospectus, less the per share exercise price multiplied by the number of shares issued upon exercise of the options.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2004 (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
David Brown	—	—	6,939,792	—	$		—
Kevin Carney	—	—	1,266,736	1,637		$
Darin Brannan	—	—	986,862	266,666
Roseann Duran	—	—	468,323	—			—
Edward Hechter	350,000		$896,522	—			—

Employment Agreements

Each of Mr. Brown and Mr. Carney has entered into an employment agreement with us that becomes effective immediately following this offering. These agreements provide for initial base salaries of $275,000 and $175,000, respectively. These agreements also provide for other customary benefits and terms, including discretionary bonus of up to 50% of base salary for Mr. Brown and up to 40% of base salary for Mr. Carney, medical insurance and participation in our 401(k) plan. No particular performance goals have been established with respect to bonus eligibility for Mr. Brown or Mr. Carney. The compensation committee of our board of directors may modify the compensation and benefits provided under these agreements as they deem necessary. Each of these officers is employed by us on an “at will” basis, notwithstanding the existence of these agreements.

Under Mr. Brown’s employment agreement, if at any time his employment is terminated by us without cause or by Mr. Brown for good reason, we would be obligated to pay Mr. Brown severance equal to eighteen months of salary plus 150% of the prior year’s bonus and health benefits, and Mr. Brown would be entitled to an additional eighteen months of vesting of shares subject to any stock options held by him at the time of such termination. Additionally the vesting of all shares subject to one of Mr. Brown’s stock option grants, which have an exercise price of $0.40 per share, will accelerate upon the closing of this offering. As of June 30, 2005, 1,683,827 shares subject to this option grant were unvested.

Under Mr. Carney’s employment agreement, if at any time his employment is terminated by us without cause or by Mr. Carney for good reason, we would be obligated to pay Mr. Carney severance equal to twelve months of salary plus prior year’s bonus and health benefits, and Mr. Carney would be entitled to an additional twelve months of vesting of shares subject to any stock options held by him at the time of such termination.

Additionally, Mr. Brown and Mr. Carney are entitled to accelerated vesting benefits described below under “Change of Control Provisions.”

Change of Control Provisions

Our named executive officers, other than David Brown and Kevin Carney, and some of our other key employees are entitled to cash severance and vesting acceleration benefits in connection with changes of control as described below under “Benefit Plans—Executive Severance Benefit Plan.” Mr. Brown and Mr. Carney are entitled to the following vesting acceleration in the event of a change of control:

•	In the event of a change of control, Mr. Brown will receive accelerated vesting of all shares subject to vesting under any of his outstanding options or other stock awards effective immediately prior to the closing of the change of control.

•	In the event of a change of control, Mr. Carney will receive accelerated vesting of 20% of the then-unvested shares subject to his then outstanding options or other stock awards effective immediately prior to the closing of the change of control. In addition, if Mr. Carney’s employment is terminated without cause or for good reason within eighteen months following the change of control, an additional 30% of the shares subject to his then outstanding options or other stock awards that were unvested at the time of the change of control will become immediately vested upon such termination.

Except as otherwise described above, all options to purchase common stock issued to our named executive officers and other key employees may be subject to accelerated vesting upon a change of control as described under the “Benefit Plans—1999 Equity Incentive Plans” and “Benefit Plans—2005 Equity Incentive Plan” and “Benefit Plans—Executive Severance Benefit Plan” sections below.

Benefit Plans

1999 Equity Incentive Plan

In April 1999, our board of directors adopted, and our shareholders approved, the 1999 Equity Incentive Plan. Upon the signing of the underwriting agreement for this offering, the 1999 Equity Incentive Plan will terminate so that no further stock awards may be thereafter granted under the 1999 Equity Incentive Plan. Although the 1999 Equity Incentive Plan will terminate, all outstanding options thereunder will continue to be governed by their existing terms.

Stock Awards.    The 1999 Equity Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock purchase awards and stock bonus awards, also known collectively as stock awards, which may be granted to employees, including officers, non-employee directors, and consultants.

Share Reserve.    As of June 30, 2005, the aggregate number of shares of common stock that may be issued pursuant to stock awards under the 1999 Equity Incentive Plan is 20,078,344 shares, of which options to purchase 18,752,180 shares of common stock at a weighted average exercise price of $0.66 per share were outstanding and 411,062 shares of common stock remained available for future issuances.

If a stock award granted under the 1999 Equity Incentive Plan expires or otherwise terminates without being exercised in full, the shares of common stock not acquired pursuant to the award become available for subsequent issuance under the 2005 Equity Incentive Plan described below.

Changes to Capital Structure.    In the event that there is a specified type of change in our capital structure, such as a stock split, reorganization, recapitalization, stock dividend, combination of shares, or the like, appropriate adjustments will be made to the number of shares and exercise price or strike price, if applicable, of all outstanding stock awards.

Corporate Transactions.    In the event of certain significant corporate transactions, such as a sale of substantially all of our assets, a merger or consolidation in which we are not the surviving entity, or a reverse merger in which we are the surviving entity but our common stock outstanding immediately prior to the transaction is converted into other property, all outstanding stock awards under the 1999 Equity Incentive Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such stock awards, then with respect to any outstanding stock that has not terminated prior to the effective date of the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction. The completion of this offering will not constitute a change of control, change of capital structure or significant corporate transaction for purposes of our 1999 Equity Incentive Plan.

2005 Equity Incentive Plan

In April 2005, our board of directors adopted, and in                     , 2005, our shareholders approved, the 2005 Equity Incentive Plan. The 2005 Equity Incentive Plan will become effective immediately upon the signing of the underwriting agreement for this offering. The 2005 Equity Incentive Plan will terminate on April 5, 2015, unless sooner terminated by our board of directors.

Stock Awards.    The 2005 Equity Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, stock purchase awards, stock bonus awards, stock appreciation rights, stock unit awards and other forms of equity compensation, also known collectively as stock awards, which may be granted to employees, including officers, non-employee directors, and consultants. The board of directors or its delegate will determine in its sole discretion what criteria shall be used in determining who shall receive stock awards under the 2005 Equity Incentive Plan.

Share Reserve.    Following this offering, the aggregate number of shares of common stock that may be issued initially pursuant to stock awards under the 2005 Equity Incentive Plan is 7,750,000 shares, plus any shares subject to a stock award granted under the 1999 Equity Incentive Plan that expires or otherwise terminates without having been exercised in full following the closing of this offering. The number of shares of common stock reserved for issuance will automatically increase on each January 1st, from January 1, 2006 through January 1, 2015, by the lesser of (i) 1% of the total number of shares of common stock outstanding on December 31st of the preceding calendar year, or (ii) the number of shares of stock (not to exceed 3,000,000 shares) determined by the Board of Directors.

No person may be granted awards covering more than 4,000,000 shares of common stock under the 2005 Equity Incentive Plan during any calendar year pursuant to an appreciation-only stock award. An appreciation-only stock award is a stock award whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the fair market value of our common stock on the date of grant. A stock option with an exercise price equal to the value of the stock on the date of grant is an example of an appreciation-only award. This limitation is designed to help assure that any tax deductions to which we would otherwise be entitled upon the exercise of an appreciation-only stock award or upon the subsequent sale of shares purchased under such an award, will not be subject to the $1 million limitation on the income tax deductibility of compensation paid per covered executive officer imposed under Section 162(m) of the Internal Revenue Code.

The following types of shares issued under the 2005 Equity Incentive Plan may again become available for the grant of new awards under the 2005 Equity Incentive Plan: (i) stock that is forfeited to or repurchased by us prior to becoming fully vested; (ii) shares withheld to satisfy income and employment withholding taxes; (iii) shares used to pay the exercise price of an option in a net exercise arrangement; (iv) shares tendered to us to pay the exercise price of an option; and (v) shares that are cancelled pursuant to an exchange or repricing program. In addition, if a stock award granted under the 2005 Equity Incentive Plan expires or otherwise terminates without being exercised in full, the shares of common stock not acquired pursuant to the award again become available for subsequent issuance under the 2005 Equity Incentive Plan. Shares issued under the 2005 Equity Incentive Plan may be previously unissued shares or reacquired shares we have bought on the market or otherwise. As of the date hereof, no shares of common stock have been issued under the 2005 Equity Incentive Plan.

Administration.    Our board of directors has delegated its authority to administer the 2005 Equity Incentive Plan to our compensation committee. Subject to the terms of the 2005 Equity Incentive Plan, our board of directors or an authorized committee, referred to as the plan administrator, determines recipients, dates of grant, the numbers and types of equity awards to be granted, and the terms and conditions of the equity awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the plan administrator will also determine the exercise price of options granted, the purchase price of stock purchase awards, and the strike price of stock appreciation rights.

The plan administrator has the authority to:

•	reduce the exercise price of any outstanding option;

•	cancel any outstanding option and to grant in exchange one or more of the following:

–	new options covering the same or a different number of shares of common stock,

–	new stock awards,

–	cash, and/or

–	other valuable consideration; or

•	engage in any action that is treated as a repricing under generally accepted accounting principles.

Stock Options.    Incentive and nonstatutory stock options are granted pursuant to incentive and nonstatutory stock option agreements. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2005 Equity Incentive Plan and applicable law, provided that the exercise price of an incentive stock option cannot be less than 100% of the fair market value of our common stock on the date of grant and the exercise price of a nonstatutory stock option cannot be less than 85% of the fair market value of our common stock on the date of grant. Options granted under the 2005 Equity Incentive Plan vest at the rate specified by the plan administrator.

Generally, the plan administrator determines the term of stock options granted under the 2005 Equity Incentive Plan, up to a maximum of ten years (except in the case of some incentive stock options, as described below). Unless the terms of an optionee’s stock option agreement provide otherwise, if an optionee’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death, or following a change in control, the optionee may exercise any vested options for a period of three months following the cessation of service. If an optionee’s service relationship with us, or any of our affiliates, ceases due to disability or death (or an optionee dies within a specified period following cessation of service), the optionee or a beneficiary may exercise any vested options for a period of 12 months in the event of disability, and 18 months in the event of death. In no event, however, may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (i) cash or check, (ii) a broker-assisted cashless exercise, (iii) the tender of common stock previously owned by the optionee, (iv) a net exercise of the option, (v) a deferred payment arrangement, and (vi) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionee may designate a beneficiary, however, who may exercise the option following the optionee’s death.

Tax Limitations on Incentive Stock Option Grants.    Incentive stock options may be granted only to our employees. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to incentive stock options that are exercisable for the first time by an optionee during any calendar year under all of our stock plans may not exceed $100,000. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (ii) the term of the incentive stock option does not exceed five years from the date of grant.

Stock Purchase Awards.    Stock purchase awards are granted pursuant to stock purchase award agreements. The purchase price for stock purchase awards will not be less than the par value of our common stock. The purchase price for a stock purchase award may be payable (i) in cash or by check, (ii) according to a deferred payment arrangement, (iii) in consideration of the recipient’s past or future services performed for us or our affiliates, or (iv) in any other form of legal consideration. Shares of common stock acquired under a stock purchase award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule to be determined by the plan administrator. Rights to acquire shares under a stock purchase award may be transferred only upon such terms and conditions as set by the plan administrator.

Stock Bonus Awards.    Stock bonus awards are granted pursuant to stock bonus award agreements. A stock bonus award may be granted in consideration for the recipient’s past or future services performed for us or our affiliates or any other form of legal consideration. Shares of common stock acquired under a stock bonus award may, but need not, be subject to forfeiture to us in accordance with a vesting schedule to be determined by the plan administrator. Rights to acquire shares under a stock bonus award may be transferred only upon such terms and conditions as set by the plan administrator.

Stock Unit Awards.    Stock unit awards are granted pursuant to stock unit award agreements. Payment of any purchase price may be made in any form permitted under applicable law; however, we will settle a payment due to a recipient of a stock unit award by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the stock unit award agreement. Additionally, dividend equivalents may be credited in respect to shares covered by a stock unit award. Except as otherwise provided in the applicable award agreement, stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Stock Appreciation Rights.    Stock appreciation rights are granted pursuant to stock appreciation rights agreements. The plan administrator determines the strike price for a stock appreciation right. Upon the exercise of a stock appreciation right, we will pay the participant an amount equal to the product of (i) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (ii) the number of shares of common stock with respect to which the stock appreciation right is exercised. A stock appreciation right granted under the 2005 Equity Incentive Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.

The plan administrator determines the term of stock appreciation rights granted under the 2005 Equity Incentive Plan. If a participant’s service relationship with us, or any of our affiliates, ceases, then the participant, or the participant’s beneficiary, may exercise any vested stock appreciation right for three months (or such longer or shorter period specified in the stock appreciation right agreement) after the date such service relationship ends. In no event, however, may an option be exercised beyond the expiration of its term.

Other Equity Awards.    The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the award, the purchase price, if any, the timing of exercise and vesting and any repurchase rights associated with such awards.

Changes to Capital Structure.    In the event that there is a specified type of change in our capital structure, such as a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or other transaction not involving the receipt of consideration by us, appropriate adjustments will be made to (i) the number of shares reserved under the 2005 Equity Incentive Plan, (ii) the maximum number of shares by which the share reserve may increase automatically each year, (iii) the maximum number of appreciation-only stock awards that can be granted in a calendar year, and (iv) the number of shares and exercise price or strike price, if applicable, of all outstanding stock awards.

Corporate Transactions.    In the event of specified significant corporate transactions, such as a sale of all or substantially all of our assets, a sale of at least 90% of our outstanding securities, a merger in which we are not the surviving entity, or a merger in which we are the surviving entity but our common stock outstanding immediately prior to the transaction is exchanged or converted into other property, all outstanding stock awards under the 2005 Equity Incentive Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by individuals whose service with us or our affiliates has not terminated more than three months prior to the effective date of the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction, and (ii) all other outstanding stock awards will terminate if not exercised prior to the effective date of the corporate transaction. Our board of directors may also provide that the holder of an outstanding stock award not assumed in the corporate transaction will surrender such stock award in exchange for a payment equal to the excess of (i) the value of the property that the optionee would have received upon exercise of the stock award, over (ii) the exercise price otherwise payable in connection with the stock award.

Changes in Control.    Our board of directors has the discretion to provide that a stock award under the 2005 Equity Incentive Plan will immediately vest as to all or any portion of the shares subject to the stock award (i) immediately upon the occurrence of specified change in control transactions, such as the acquisition by a party of more than 50% of our voting securities or our consummation of a merger or similar transaction in which our stockholders immediately prior to the transaction do not hold more than 50% of the securities of the surviving entity following the transaction, whether or not such stock award is assumed, continued, or substituted by a surviving or acquiring entity in the transaction, or (ii) in the event a participant’s service with us or a successor entity is terminated actually or constructively within a designated period following the occurrence of specified change in control transactions. Stock awards held by participants under the 2005 Equity Incentive Plan will not vest on such an accelerated basis unless specifically provided by the participant’s applicable award agreement.

2005 Non-Employee Directors’ Stock Option Plan

In April 2005, our board of directors adopted, and in                      2005, our stockholders approved our 2005 Non-Employee Directors’ Stock Option Plan. The 2005 Non-Employee Directors’ Stock Option Plan will become effective immediately upon the signing of the underwriting agreement for this offering. The 2005 Non-Employee Directors’ Stock Option Plan provides for the automatic grant of nonstatutory stock options to purchase shares of common stock to our non-employee directors. The 2005 Non-Employee Directors’ Stock Option Plan will terminate on April 5, 2015, unless sooner terminated by our board of directors.

Share Reserve.    Following this offering, the aggregate number of shares of common stock that may be issued pursuant to options granted under the 2005 Non-Employee Directors’ Stock Option Plan initially is 2,250,000 shares. The number of shares of common stock reserved for issuance will automatically increase on each January 1st, from January 1, 2006 through January 1, 2015, by the lesser of (i) the excess of (A) the number of shares of common stock subject to options granted during the preceding calendar year, over (B) the number of shares added back to the share reserve during the preceding calendar year, or (ii) that number of shares of stock (not to exceed 1,000,000 shares) as may be determined by the board of directors. If any option expires or terminates for any reason, in whole or in part, without having been exercised in full, the shares of common stock not acquired under such option will become available for future issuance under the 2005 Non-Employee Directors’ Stock Option Plan. The following types of shares issued under the 2005 Non-Employee Directors’ Stock Option Plan may again become available for the grant of new options: (i) any shares withheld to satisfy withholding taxes, (ii) any shares used to pay the exercise price of an option in a net exercise arrangement, and (iii) shares tendered to us to pay the exercise price of an option. As of the date hereof, no options have been issued under the 2005 Non-Employee Directors’ Stock Option Plan.

Automatic Grants.    Pursuant to the terms of the 2005 Non-Employee Directors’ Stock Option Plan, any individual who is serving as a non-employee director upon the effectiveness of this offering, or becomes a non-employee director after this offering will automatically be granted an initial option to purchase 200,000 shares of common stock. The initial grants issued upon the effectiveness of this offering will have an exercise price per share equal to the price in this offering. The shares subject to each initial grant vest in a series of 36 successive equal monthly installments measured from the date of grant. In addition, any individual who is serving as a non-employee director immediately following an annual meeting of our stockholders, commencing with the annual meeting in 2006, will automatically be granted an option to purchase 50,000 shares of common stock on such date. The shares subject to each annual grant vest in a series of 12 successive equal monthly installments measured from the date of grant. Further, the individuals who are serving as the chairperson of each of the audit committee and the nominating and corporate governance committee immediately following an annual meeting of our stockholders, commencing with the annual meeting in 2006, will each automatically be granted an option to purchase an additional 25,000 shares of common stock on such date. The shares subject to the additional annual grant to the chairperson of each of the audit committee and the nominating and governance committee vest in a series of 12 successive equal monthly installments measured from the date of grant. The exercise price of these options will be the fair market value on the date of grant.

Administration.    Our board of directors will administer the 2005 Non-Employee Directors’ Stock Option Plan. The exercise price of the options granted under the 2005 Non-Employee Directors’ Stock Option Plan will be equal to the fair market value of our common stock on the date of grant. No option granted under the 2005 Non-Employee Directors’ Stock Option Plan may be exercised after the expiration of ten years from the date it was granted. Options granted under the 2005 Non-Employee Directors’ Stock Option Plan are generally not transferable except by will, or the laws of descent and distribution. However, an option may be transferred for no consideration upon written consent of our board of directors if (i) at the time of transfer, a Form S-8 registration statement under the Securities Act is available for the issuance of shares upon the exercise of such transferred option, or (ii) the transfer is to the optionee’s employer or its affiliate at the time of transfer.

If an optionee’s service relationship with us, or any of our affiliates, whether as a non-employee director or subsequently as an employee, director or consultant of ours or an affiliate, ceases for any reason other than disability, death, or following a change in control, the optionee may exercise any vested options for a period of three months following the cessation of service. If an optionee’s service relationship with us, or any of our affiliates, ceases due to disability or death (or an optionee dies within a certain period following cessation of service), the optionee or a beneficiary may exercise any vested options for a period of 12 months in the event of disability, and 18 months in the event of death. If an optionee’s service terminates within 12 months following a specified change in control transaction, the optionee may exercise vested options for a period of 12 months following the effective date of such a transaction. In no event, however, may an option be exercised beyond the expiration of its term.

Changes to Capital Structure.    In the event that there is a specified type of change in our capital structure, such as a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by us, appropriate adjustments will be made to (i) the number of shares reserved under the 2005 Non-Employee Directors’ Stock Option Plan, (ii) the maximum number of shares by which the share reserve may increase automatically each year, (iii) the number of shares as to which the automatic option grants will be made, and (iv) the number of shares and exercise price or strike price of all outstanding stock options.

Corporate Transactions.    In the event of specific significant corporate transactions, such as a sale of all or substantially all of our assets, a sale of at least 90% of our outstanding securities in a merger, consolidation or similar transaction in which we are not the surviving entity, or a merger, consolidation or similar transaction in which we are the surviving entity but our common stock outstanding immediately prior to the transaction is exchanged for or converted into other property, all outstanding options under the 2005 Non-Employee Directors’ Stock Option Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such options, then (i) with respect to any such options that are held by optionees then performing services for us or our affiliates, the vesting and exercisability of such options will be accelerated in full and such options will be terminated if not exercised prior to the effective date of the corporate transaction, and (ii) all other outstanding options will terminate if not exercised prior to the effective date of the corporate transaction. Our board of directors may also provide that the holder of an outstanding option not assumed in the corporate transaction will surrender such option in exchange for a payment equal to the excess of (i) the value of the property that the optionee would have received upon exercise of the option, over (ii) the exercise price otherwise payable in connection with the option.

Changes in Control.    The vesting and exercisability of options held by non-employee directors who are required to resign their position in connection with a specified change in control transaction, such as the acquisition by a party of more than 50% of our voting securities or our consummation of a merger or similar transaction in which our stockholders immediately prior to the transaction do not hold more than 50% of the securities of the surviving entity following the transaction, or are removed from their position in connection with such a change in control will be accelerated in full.

2005 Employee Stock Purchase Plan

In April 2005, our board of directors adopted, and in                      2005, our stockholders approved, our 2005 Employee Stock Purchase Plan. The 2005 Employee Stock Purchase Plan will become effective immediately upon the signing of the underwriting agreement for this offering. Unless sooner terminated by our board of directors, our 2005 Employee Stock Purchase Plan will terminate when all shares of common stock reserved for issuance thereunder, as increased and/or adjusted from time to time, have been issued under the terms of the 2005 Employee Stock Purchase Plan.

Share Reserve.    Following this offering, the 2005 Employee Stock Purchase Plan authorizes the issuance of 2,250,000 shares of common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of common stock reserved for issuance will automatically increase on each January 1st, from January 1, 2006 through January 1, 2015, by the lesser of (i) 0.25% of the total number of shares of common stock outstanding on December 31st of the preceding calendar year, or (ii) that number of shares of stock (not to exceed 600,000 shares) as may be determined by the board of directors. The 2005 Employee Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. As of the date hereof, no shares of common stock have been purchased under the 2005 Employee Stock Purchase Plan.

Administration.    Our board of directors has delegated its authority to administer the 2005 Employee Stock Purchase Plan to our compensation committee. The 2005 Employee Stock Purchase Plan is implemented through a series of offerings of purchase rights to eligible employees. Under the 2005 Employee Stock Purchase Plan, we may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of common stock will be purchased for employees participating in the offering. An offering may be terminated under specified circumstances, including following our determination that the accounting consequence of operating the 2005 Employee Stock Purchase Plan is not in our best interest.

Payroll Deductions.    Generally, all regular employees, including executive officers, employed by us or by any of our affiliates may participate in the 2005 Employee Stock Purchase Plan and may contribute, normally through payroll deductions, up to 10% of their earnings for the purchase of common stock under the 2005 Employee Stock Purchase Plan. Unless otherwise determined by our board of directors, common stock will be purchased for accounts of employees participating in the 2005 Employee Stock Purchase Plan at a price per share equal to the lower of (i) 85% of the fair market value of a share of our common stock on the first date of an offering, or (ii) 85% of the fair market value of a share of our common stock on the date of purchase.

Reset Feature.    If the fair market value of a share of our common stock on any purchase date within a particular offering period is less than the fair market value on the start date of that offering period, then the employees in that offering period will automatically be transferred and enrolled in a new offering period which will begin on the next day following such a purchase date.

Limitations.    Employees may have to satisfy one or more of the following service requirements before participating in the 2005 Employee Stock Purchase Plan, as determined by our board of directors: (i) customarily employed for more than 20 hours per week, (ii) customarily employed for more than five months per calendar year, or (iii) continuous employment with us or one of our affiliates for a period of time not to exceed two years.

No employee may purchase shares under the 2005 Employee Stock Purchase Plan at a rate in excess of $25,000 worth of our common stock valued based on the fair market value per share of our common stock at the beginning of an offering for each year such a purchase right is outstanding. No employee will be eligible for the grant of any purchase rights under the 2005 Employee Stock Purchase Plan if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value.

Changes to Capital Structure.    In the event that there is a specified type of change in our capital structure, such as a stock split, appropriate adjustments will be made to (i) the number of shares reserved under the 2005 Employee Stock Purchase Plan, and (ii) the number of shares and purchase price of all outstanding purchase rights.

Corporate Transactions.    In the event of specified significant corporate transactions, any then-outstanding rights to purchase our stock under the 2005 Employee Stock Purchase Plan will be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such purchase rights, then the participants’ accumulated contributions will be used to purchase shares of our common stock within ten business days prior to such corporate transaction, and such purchase rights will terminate immediately thereafter.

Executive Severance Benefit Plan

In April 2005, our board of directors adopted our Executive Severance Benefit Plan, which becomes effective immediately following this offering. Under the Executive Severance Benefit Plan, executive officers, other than David Brown and Kevin Carney, and some of our other key employees, as designated by our board of directors, are eligible for severance benefits, including cash severance payments and accelerated vesting of outstanding stock and options.

Termination without Cause or Resignation for Good Reason.    Under the Executive Severance Benefit Plan, if a beneficiary’s employment with us terminates without cause, or the beneficiary terminates his or her employment with good reason, the beneficiary is entitled to cash severance in an amount equal to six months’ salary, payable in accordance with our standard payroll practices. Additionally, the beneficiary would be entitled to acceleration of six months worth of vesting of the shares of stock held by the beneficiary and the shares of stock subject to any options held by the beneficiary. Further, we will pay any Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, payments for six months.

Termination without Cause or Resignation for Good Reason Following a Change of Control.    Under the Executive Severance Benefit Plan, if within eighteen months following a change of control a beneficiary’s employment with us terminates without cause, or the beneficiary terminates his or her employment with good reason, the beneficiary is entitled to cash severance in an amount equal to six months’ salary, payable in accordance with our standard payroll practices. Additionally, the beneficiary would be entitled to acceleration of 50% of the then-unvested shares of stock held by the beneficiary and the shares of stock subject to any options held by the beneficiary. Further, we will pay any COBRA payments for six months.

Conditions to Receipt of Benefits.    To be eligible to receive benefits under the Executive Severance Benefit Plan, the beneficiary must execute a general waiver and release of claims in our favor. If a beneficiary is terminated for cause or resigns without good reason, the beneficiary is ineligible for benefits under the Executive Severance Benefit Plan.

Indemnification of Directors and Executive Officers and Limitation on Liability

As permitted by Delaware law, we have adopted provisions in our certificate of incorporation and bylaws that limit or eliminate the personal liability of directors for a breach of their fiduciary duty of care. Our amended and restated certificate of incorporation provides that a director will not be personally liable to us or to our stockholders for monetary damages for any breach of fiduciary duty as a director to the fullest extent permitted by Section 102 of the Delaware General Corporation Law. Section 102 prohibits our restated certificate of incorporation from limiting the liability of our directors from the following:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief remain available under Delaware law. Our amended and restated certificate of incorporation does not affect a director’s responsibilities under any other laws, such as the federal securities laws.

Our bylaws provide that we must indemnify our directors and executive officers and may indemnify our other employees and agents to the fullest extent permitted by Delaware law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity. We have entered and expect to continue to enter into agreements to indemnify our directors, officers and other employees and agents as determined by our board of directors. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit our stockholders and us. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

At present we are not aware of any pending litigation or proceeding involving any of our directors, officers, employees or other agents in their capacity as such, where indemnification will be required or permitted. We are also not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since our inception to which we have been a party, in which the amount involved in the transaction exceeds $60,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock had or will have a direct or indirect material interest.

Stock Transactions

In June and July 1999, we issued and sold to investors an aggregate of 7,822,218 shares of Series A preferred stock, or Old Series A, at a purchase price of $0.5625 per share, for aggregate consideration of $4,399,998. In August, September and November of 1999, we issued and sold to investors an aggregate of 14,054,094 shares of Series B preferred stock, or Old Series B, at a purchase price of $0.84375 per share, for aggregate consideration of $11,858,141. In December 1999 and January 2000, we issued and sold to investors an aggregate of 9,619,343 shares of Series C preferred stock, or Old Series C, at a purchase price of $4.97 per share, for aggregate consideration of $47,808,134. As described more fully in the table below, certain of our directors and holders of more than 5% of our capital stock participated in these transactions.

In August 1999, we issued 3,157,997 shares of our common stock to Atlantic Teleservices, L.P., or Atlantic Teleservices, in connection with our acquisition of assets from Atlantic Teleservices. In connection with our acquisition of assets from Innuity, Inc. and related recapitalization described below, each outstanding share of common stock was converted into one-seventh of a share of common stock and in connection therewith these shares converted into 451,141 shares of our common stock. As described more fully in the table below, David Brown shares voting and investment power with respect to these shares.

In February 2002, we issued 14,082,926 shares of common stock to Innuity in consideration of our acquisition of certain assets of Innuity. Timothy Maudlin, a current director of ours, and Edward Hechter, a current executive officer of ours, were secured noteholders of Innuity at the time of the transaction and received distributions of our common stock from Artesian Management, Inc. agent for the Innuity secured noteholders, in February 2004. Prior to the Innuity transaction, neither Mr. Maudlin nor Mr. Hechter was a director, executive officer, or stockholder of ours.

In February 2002, in connection with the Innuity transaction described above, we issued a warrant exercisable for 357,142 shares of our common stock (post-recapitalization basis) to Atlantic Teleservices. As described more fully in the table below, David Brown shares voting and investment power with respect to the shares issuable upon exercise of this warrant.

In February 2002, in connection with the Innuity transaction described above, we consummated a recapitalization of the Company, which provided for each outstanding share of common stock to be combined into 0.142857 of a share of common stock, each outstanding share of the Old Series A to be converted into 0.25 of a share of common stock, each outstanding share of the Old Series B to be converted into 0.357143 of a share of common stock, and each outstanding share of the Old Series C to be converted into 0.714286 of a share of common stock. The shares of our stock issued to Innuity were issued on a post-recapitalization basis. Shares of common stock, Old Series A, Old Series B and Old Series C held by our directors, executive officers and 5% stockholders were affected by this recapitalization.

In November 2003, we repriced all outstanding stock options having a per share exercise price in excess of $0.40 to have an exercise price of $0.40 per share. Options held by some of our officers were affected by the repricing. David Brown held stock options to purchase 451,180 shares of our common stock at a per share exercise price of $0.70 that were repriced in connection with the repricing. Kevin Carney held stock options to purchase 49,998 shares of our common stock at a per share exercise price of $0.70 that were repriced in connection with the repricing. None of our other executive officers held stock options that were affected by this repricing.

In December 2003 and February 2004, we issued and sold to investors an aggregate of 29,524,139 shares of Series A convertible redeemable preferred stock, or New Series A, at a purchase price of $0.5758 per share, for aggregate consideration of $16,999,999. Upon completion of this offering, these shares will convert into 29,524,139 shares of common stock. As described more fully in the table below, certain of our directors and holders of more than 5% of our capital stock participated in these transactions.

In February 2004, we effected a repurchase of an aggregate of 12,015,391 shares of our common stock from investors for a total purchase price of $5,188,847. Of these shares, 774,004 were repurchased from Mr. Maudlin, one of our directors, for an aggregate purchase price of $334,254, and 388,114 were purchased from Mr. Maudlin’s wife, Janice K. Maudlin, for an aggregate purchase price of $167,607.

In February 2005, we issued and sold to investors an aggregate of 2,100,693 shares of Series B convertible redeemable preferred stock, or New Series B, at a purchase price of $1.4281 per share, for aggregate consideration of $3,000,000. Upon completion of this offering, these shares will convert into 2,100,693 shares of common stock. As described more fully in the table below, holders of more than 5% of our capital stock participated in these transactions.

In April 2005, we issued 11,602,654 shares of our common stock to the stockholders of Leads.com, Inc., as consideration for all of the outstanding capital stock of Leads.com in connection with our acquisition of Leads.com. Tobias Dengel and Todd Walrath, each of whom is currently a key employee of ours and a holder of more than 5% of our outstanding stock, received shares in this transaction as consideration for their shares of Leads.com stock. Prior to the Leads.com transaction, neither Mr. Dengel nor Mr. Walrath was a director, executive officer, or stockholder of ours. For accounting purposes, we have assigned a value of $12.9 million to the aggregate consideration received in the Leads.com transaction.

Since our inception, the following executive officers, directors and 5% or more stockholders have purchased securities in the amounts and as of the dates set forth below.

	Common(1)		New Series A(2)	New Series B(3)
Directors and Executive Officers
David Brown	934,603	(4)	—	—
Darin Brannan	232,856	(5)	—	—
Edward Hechter	490,829	(6)	—	—
Timothy Maudlin	1,162,119	(7)	—	—
George Still	22,222	(8)	—	—
Joel Williamson	19,810	(9)	—	—

Entities Affiliated with Directors
Entities affiliated with Insight Venture Partners IV, LP(10)	—		23,445,640	—
Entities affiliated with Norwest Venture Partners VII, LP(11)	4,150,826	(12)	6,078,499	2,100,693

Other 5% Securityholders
Entities affiliated with Crosspoint Venture Partners(13)	4,150,826	(12)	—	—
Tobias Dengel	4,438,579	(14)	—	—
Todd Walrath	4,438,579	(14)	—	—

(1)	All share amounts and per share prices in the table set forth above and in the notes below have been adjusted to give effect to our February 2002 recapitalization, which resulted in a reverse split of each share of our common stock into 0.142857 of a share of common stock, the conversion of each share of our Old Series A into 0.25 of a share of common stock, the conversion of each share of our Old Series B into 0.357143 of a share of common stock, and the conversion of each share of our Old Series C into 0.714286 of a share of common stock.
(2)	Upon completion of this offering, each share of New Series A will convert into one share of common stock.
(3)	Upon completion of this offering, each share of New Series B will convert into one share of common stock.

(4)	Consists of 451,141 shares held by Atlantic Teleservices, 357,142 shares issuable upon the exercise of a warrant held by Atlantic Teleservices that are exercisable within 60 days of June 30, 2005, and 126,320 shares held by Atlantic Partners Group that were initially issued to Atlantic Partners Group as Old Series A and Old Series B. Mr. Brown is a member of CIMC Atlantic II, LLC, which is the general partner of Atlantic Teleservices and Atlantic Partners Group. Mr. Brown shares voting and investment power with respect to these shares with Alton G. Keel, Jr.
(5)	Consists of 232,856 shares purchased by Mr. Brannan in April 1999 at a purchase price of $0.007 per share.
(6)	Consists of 140,829 shares issued to Mr. Hechter in February 2004 in his capacity as a secured noteholder of Innuity, Inc., and 350,000 shares issued to Mr. Hechter in December 2004 upon the exercise of a fully-vested stock option at an exercise price of $0.10 per share.
(7)	Consists of (i) 1,548,009 shares issued to Mr. Maudlin in February 2004 in his capacity as a secured noteholder of Innuity, Inc., (ii) 776,228 shares issued to Mr. Maudlin’s spouse, Janice K. Maudlin, in February 2004 in her capacity as a secured noteholder of Innuity, Inc., (iii) the subsequent repurchase by us of 774,004 shares of common stock from Mr. Maudlin at a purchase price of $0.43185 per share, for aggregate consideration of $334,254 in February 2004, and (iv) the subsequent repurchase by us of 388,114 shares of common stock from Ms. Maudlin at a purchase price of $0.43185 per share, for aggregate consideration of $167,607 in February 2004.
(8)	Consists of 22,222 shares purchased by Mr. Still in July 1999 at a purchase price of $2.25 per share.
(9)	Consists of 2,695 shares purchased by Mr. Williamson in July 1999 at a purchase price of $2.25 per share, and 17,115 shares purchased by Mr. Williamson in September 1999 at a purchase price of $2.36 per share.
(10)	Consists of 18,535,912 shares held by Insight Venture Partners IV, L.P., 147,285 shares held by Insight Venture Partners (Fund B) IV, L.P., 2,284,344 shares held by Insight Venture Partners (Co-Investor) IV, L.P., and 2,478,099 shares held by Insight Venture Partners (Cayman) IV, L.P., together the Insight Partnerships. The general partner of each of the Insight Partnerships is Insight Venture Associates IV, LLC, or Insight Associates, whose managing member is Insight Holdings Group, LLC, or Insight Holdings. Insight Holdings is managed by its Board of Managers, or Insight Holdings Board of Managers. One of our directors, Deven Parekh, and each of Jeffrey Horing, Jerry Murdock, Peter Sobiloff and Scott Maxwell are members of the Insight Holdings Board of Managers. Another of our directors, Jeffrey Lieberman, is a managing director of Insight Venture Partners, an affiliate of the Insight Partnerships. As a result thereof, each of Insight Associates, Insight Holdings, and Messrs. Parekh, Horing, Murdock, Sobiloff and Maxwell may be deemed to beneficially own the shares held by the Insight Partnerships.
(11)	Consists of 4,150,826 shares held by Norwest Venture Partners VII, L.P., 5,498,287 shares held by Norwest Venture Partners VII-A, L.P., 2,609,014 shares held by Norwest Venture Partners IX, L.P., and 71,891 shares held by NVP Entrepreneurs Fund IX, L.P. George Still, one of our directors, is a general partner of ITASCA VC Partners VII, LP, which is the general partner of Norwest Venture Partners VII, L.P., a managing director of ITASCA VC Partners VII-A, LLC, which is the general partner of Norwest Venture Partners VII-A, L.P., and a managing director of Genesis VC Partners IX, LLC, which is the general partner of Norwest Venture Partners IX, L.P. and NVP Entrepreneurs’ Fund IX, L.P. One of our directors, George Still, shares voting and investment power with respect to these shares with Promod Haque.
(12)	Reflects 933,333 shares purchased at a purchase price of $2.25 per share in June and July 1999, 1,851,852 shares purchased at a purchase price of $2.36 per share in August 1999, and 1,365,641 shares purchased at a purchase price of $6.95 in December and January 2000.
(13)	Consists of 2,785,185 shares held by Crosspoint Venture Partners 1999 and 1,365,641 shares issued to Crosspoint Venture Partners LS 1999. Richard Shapero holds voting and investment power with respect to these shares.
(14)	Consists of shares issued as consideration in connection with our acquisition of all the outstanding stock of Leads.com, Inc. in April 2005.

Insight Venture Partners Consulting Agreement

In December 2003, we entered into a letter agreement with Insight Venture Management, LLC, or IVM, an affiliate of Insight Venture Partners IV, L.P., whereby we received consulting services from IVM for a term of twelve months beginning January 1, 2004. This agreement expired pursuant to its terms on December 31, 2004. We paid IVM an aggregate amount of $61 thousand for these services during 2004. Two of our directors, Jeffrey Lieberman and Deven Parekh, are affiliates of Insight Venture Partners, and entities affiliated with Insight Venture Partners own more than 5% of our outstanding capital stock.

Investors’ Rights Agreement

We and some of our stockholders, including the preferred stockholders and some of the common stockholders described above, have entered into an investors’ rights agreement pursuant to which these stockholders will have registration rights with respect to their shares of common stock following this offering. For a further description of this agreement, see “Description of Capital Stock—Registration Rights.”

Employment Agreements

We have entered into employment agreements with some of our executive officers. For more information regarding these agreements, see “Management—Employment Agreements” and “Change of Control Provisions.”

Director and Officer Indemnification

Our amended and restated certificate of incorporation and bylaws contain provisions limiting the liability of directors. In addition, we have entered into agreements to indemnify our directors and executive officers to the fullest extent permitted under Delaware law. See “Management—Indemnification of Directors and Executive Officers and Limitation on Liability.”

Policy on Future Transactions

All future transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of our board of directors, including a majority of independent and disinterested directors in these transactions.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table contains information about the beneficial ownership of our common stock before and after our initial public offering for:

•	each stockholder known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers;

•	all directors and executive officers as a group; and

•	each selling stockholder.

The percentage of ownership indicated in the following table is based on 58,113,229 shares of common stock outstanding on June 30, 2005 and                      shares of common stock outstanding immediately following the completion of this offering, each of which assumes the conversion of all outstanding shares of our convertible redeemable preferred stock. The table assumes no exercise of the underwriters’ over-allotment option.

Information with respect to beneficial ownership has been furnished by each director, officer, beneficial owner of more than 5% of our common stock or selling stockholder and is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after June 30, 2005 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated, the address for each person or entity named in the table below is c/o Website Pros, Inc., 12735 Gran Bay Parkway West, Building 200, Jacksonville, Florida 32258.

Name of Beneficial Owner	Number of Shares Beneficially Owned Before Offering	Number of Shares to be Sold in the Offering(1)	Number of Shares Beneficially Owned After the Offering	Percentage of Shares Outstanding
				Before the Offering	After the Offering
5% Stockholders
Entities and individuals affiliated with Insight Venture Partners(2) 680 Fifth Avenue, 8th Floor New York, NY 10019	23,445,640			40.3%

Entities and individuals affiliated with Norwest Venture Partners(3) 525 University Avenue Suite 800 Palo Alto, CA 94301	12,330,018			21.2

Entities and individuals affiliated with Crosspoint Venture Partners(4) The Pioneer Hotel Building 2925 Woodside Road Woodside, CA 94062	4,150,826			7.1

Tobias Dengel(5)	4,438,979			7.6
Todd Walrath(5)	4,438,979			7.6

Name of Beneficial Owner	Number of Shares Beneficially Owned Before Offering	Number of Shares to be Sold in the Offering(1)	Number of Shares Beneficially Owned After the Offering	Percentage of Shares Outstanding
				Before the Offering	After the Offering
Directors and Named Executive Officers
David Brown(6)	7,874,395			12.1%
Kevin Carney(7)	1,301,259			2.2
Darin Brannan(8)	1,286,385			2.2
Roseann Duran(9)	476,656			*
Edward Hechter(10)	1,511,851			2.6
Jeffrey Lieberman(2)	23,445,640			40.3
Timothy Maudlin(11)	1,162,119			2.0
Deven Parekh(2)	23,445,640			40.3
George Still(3)(12)	12,352,240			21.3
All directors and executive officers as a group (9 persons)(13)	49,410,545			71.4

Other Selling Stockholders(14)

*Represents beneficial ownership of less than 1%.

(1)	If the underwriters exercise in full their over-allotment option in full, the following stockholders will sell the following additional shares:
(2)	Consists of 18,535,912 shares held by Insight Venture Partners IV, L.P., 147,285 shares held by Insight Venture Partners (Fund B) IV, L.P., 2,284,344 shares held by Insight Venture Partners (Co-Investor) IV, L.P., and 2,478,099 shares held by Insight Venture Partners (Cayman) IV, L.P., together the Insight Partnerships. The general partner of each of the Insight Partnerships is Insight Venture Associates IV, LLC, or Insight Associates, whose managing member is Insight Holdings Group, LLC, or Insight Holdings. Insight Holdings is managed by its Board of Managers, or Insight Holdings Board of Managers. One of our directors, Deven Parekh, and each of Jeffrey Horing, Jerry Murdock, Peter Sobiloff and Scott Maxwell are members of the Insight Holdings Board of Managers. Another of our directors, Jeffrey Lieberman, is a managing director of Insight Venture Partners, an affiliate of the Insight Partnerships. As a result thereof, each of Insight Associates, Insight Holdings, and Messrs. Parekh, Horing, Murdock, Sobiloff and Maxwell may be deemed to beneficially own the shares held by the Insight Partnerships.
(3)	Consists of 4,150,826 shares of common stock held by Norwest Venture Partners VII, L.P., or Norwest VII, 5,498,287 shares of common stock held by Norwest Venture Partners VII-A, L.P., or Norwest VII-A, 2,609,014 shares held by Norwest Venture Partners IX, L.P., or Norwest IX, and 71,891 shares held by NVP Entrepreneurs’ Fund IX, or NVP IX. George Still, one of our directors, is a managing director of each of Itasca VC Partners VII-A, LLC and Genesis VC Partners IX, LLC, which are the general partners of the Norwest Investing Entities. Mr. Still shares voting and investment power with respect to these shares with Promod Haque.
(4)	Consists of 2,785,185 shares of common stock held by Crosspoint Venture Partners 1999 and 1,365,641 shares of common stock held by Crosspoint Venture Partners LS 1999. Richard Shapero holds voting and investment power with respect to these shares.
(5)	Consists of shares issued as consideration in connection with our acquisition of all the outstanding stock of Leads.com, Inc. in April 2005.
(6)	Excludes 2,500,000 shares issuable upon the exercise of options granted to Mr. Brown, which do not begin vesting until the first day our common stock is publicly traded. Consists of 451,141 shares held by Atlantic Teleservices, L.P., or Atlantic Teleservices, 357,142 shares issuable upon the exercise of warrants held by Atlantic Teleservices that are exercisable within 60 days of June 30, 2005, 126,320 shares held by Atlantic Partners Group, and 6,939,792 shares issuable upon the exercise of options exercisable within 60 days of June 30, 2005. Mr. Brown is a member of CIMC Atlantic II, LLC, which is the general partner of Atlantic Teleservices and Atlantic Partners Group. Mr. Brown shares voting and investment power with respect to these shares with Alton G. Keel, Jr.
(7)	Consists of 1,301,259 shares issuable upon the exercise of options exercisable within 60 days of June 30, 2005. Excludes shares of common stock held by Atlantic Partners Group, L.P., as to which Mr. Carney has no voting or investment power, but does retain an economic interest.

(8)	Includes 1,053,529 shares issuable upon the exercise of options exercisable within 60 days of June 30, 2005.
(9)	Consists of 476,656 shares issuable upon the exercise of options exercisable within 60 days of June 30, 2005.
(10)	Includes 350,000 shares held jointly with Mr. Hechter’s wife, Lisa Jacobsen Hechter, 112,000 shares purchased from another stockholder, and 909,022 shares issuable upon the exercise of options exercisable within 60 days of June 30, 2005.
(11)	Includes 388,114 shares held by Mr. Maudlin’s wife, Janice K. Maudlin.
(12)	In addition to the shares described in note 3 above, includes 22,222 shares of common stock held by Mr. Still.
(13)	Includes 11,037,400 shares issuable upon exercise of stock options and warrants beneficially owned by all executive officers and directors currently exercisable or exercisable within 60 days of June 30, 2005. See notes (2) through (12) above.
(14)	Unless otherwise indicated, the shares sold to the selling stockholders were issued directly by Website Pros pursuant to private equity financings.

DESCRIPTION OF CAPITAL STOCK

Upon completion of this offering, our amended and restated certificate of incorporation will authorize us to issue 150,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. The following is a summary of the material features of our capital stock. For more detail, please see our amended and restated certificate of incorporation and amended and restated bylaws, which are exhibits to the registration statement of which this prospectus forms a part.

Common Stock

Outstanding Shares

As of June 30, 2005, we had 82 stockholders, and, after giving effect to the conversion of all outstanding preferred stock into common stock, 58,113,229 shares of common stock issued and outstanding. In addition, as of June 30, 2005, options to purchase 19,066,077 shares of common stock were outstanding, and warrants to purchase 1,768,380 shares of common stock were also outstanding. Based on our outstanding capital stock as of June 30, 2005, upon completion of this offering, there will be                      shares of common stock outstanding assuming no exercise of the underwriters’ over-allotment option or exercise of outstanding warrants or stock options.

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our amended and restated certificate of incorporation and amended and restated bylaws, our stockholders will not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends

Subject to limitations under Delaware law and preferences that may be applicable to any then outstanding preferred stock that we may designate and issue in the future, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation

In the event we liquidate, dissolve or wind up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock that we may designate and issue in the future.

Rights and Preferences

Holders of common stock have no preemptive, conversion or subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable

All outstanding shares of our common stock are, and all shares of common stock to be issued pursuant to this offering will be, fully paid and nonassessable.

Preferred Stock

Following the offering, our board of directors will have the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations and restrictions thereon. Our board of directors may also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. After the closing of this offering, no shares of our preferred stock will be outstanding.

Warrants

In February 2002, we issued a warrant to purchase 357,142 shares of common stock to Atlantic Teleservices, L.P. at an exercise price of $0.01 per share. The warrant will expire on February 14, 2009.

In February 2002, we issued a warrant to purchase 4,500 shares of common stock to PNC Bank, National Association at an exercise price of $0.01 per share. The warrant will expire on February 14, 2009.

In December 2003, we issued a warrant to purchase 1,042,028 shares of our Series A convertible redeemable preferred stock to Friedman, Billings, Ramsey & Co., Inc. at an exercise price of $0.5758 per share. The warrant will expire on December 10, 2008.

In April 2004, we issued a warrant to purchase 364,710 shares of our Series A convertible redeemable preferred stock to Friedman, Billings, Ramsey & Co., Inc. at an exercise price of $0.5758 per share. The warrant will expire on April 27, 2009.

Each of these warrants has a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our common stock at the time of exercise of the warrant after deduction of the aggregate exercise price. Each of these warrants also contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon exercise of the warrant in the event of stock dividends, stock splits, reorganizations, reclassifications, mergers, certain sales or conveyances, and consolidations.

We have also granted registration rights to certain of our warrant holders pursuant to an investors’ rights agreement, which is more fully described below under “Registration Rights.”

Registration Rights

Demand Registration Rights

Beginning 180 days following the closing of this offering, the holders of an aggregate of 31,624,832 shares of our common stock and the holder of warrants to purchase an aggregate of 1,406,738 shares of our common stock may require us, upon written request from holders of a majority of these shares, and on not more than two occasions, to file a registration statement under the Securities Act of 1933 with respect to their shares.

Piggyback Registration Rights

Following this offering, if we propose to register any of our securities under the Securities Act of 1933 either for our own account or for the account of other stockholders, the holders of an aggregate of 43,352,083 shares of our common stock, the holders of warrants to purchase an aggregate of 1,411,238 shares of our common stock will be entitled to notice of the registration and will be entitled to include their shares of common stock in the registration statement. These registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances. The holders of these rights have waived their rights to have their shares included in this offering. However, as set forth above under “Principal and Selling Stockholders” some of these holders are selling some of their shares in connection with this offering.

Registration on Form S-3

Beginning 12 months following the effective date of this offering, the holders of an aggregate of 31,624,832 shares of our common stock and the holder of warrants to purchase an aggregate of 1,406,738 shares of our common stock will be entitled, upon their written request, to have such shares registered by us on a Form S-3 registration statement at our expense provided that such requested registration has an anticipated aggregate offering size to the public of at least $500,000 and we have not already effected two registrations on Form S-3 within the preceding 12-month period.

Expenses of Registration

We will pay all expenses relating to any demand, piggyback or Form S-3 registrations, other than underwriting fees, discounts, allowances and commissions, subject to specified conditions and limitations.

Expiration of Registration Rights

The registration rights granted to a holder under the Investors’ Rights Agreement will terminate on the fifth anniversary of this offering.

Delaware Anti-Takeover Law and Certain Provisions of our Certificate of Incorporation and Bylaws

Delaware Law

We are governed by Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing a change in our control.

Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and bylaws that will be effective following the completion of this offering include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in our control or management, including the following:

•	Our board of directors will be divided into three classes. The classification of our board of directors will have the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of our directors, which could have the effect of delaying or preventing a change in our control or management. In addition, our amended and restated certificate of incorporation provides that directors may be removed only for cause;

•	Our board of directors can issue up to 10,000,000 shares of preferred stock, with any rights or preferences, including the right to approve or not approve an acquisition or other change in control;

•	Our amended and restated certificate of incorporation provides that all stockholder actions following the completion of this offering must be effected at a duly called meeting of stockholders and not by written consent;

•

Our bylaws provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide timely notice in writing. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. In addition, our bylaws provide that stockholders may not call a special meeting of the stockholders. These provisions may delay or preclude stockholders from bringing matters before a meeting of stockholders or from making nominations for directors at a meeting of stockholders, which could delay or deter takeover attempts or changes in management;

•	Our amended and restated certificate of incorporation provides that all vacancies, including any newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum. In addition, our amended and restated certificate of incorporation provides that our board of directors may fix the number of directors by resolution;

•	Our amended and restated certificate of incorporation does not provide for cumulative voting for our directors. The absence of cumulative voting may make it more difficult for stockholders owning less than a majority of our stock to elect any directors to our board; and

•	The provisions within our amended and restated certificate of incorporation relating to the corporate actions described above may only be amended with the approval of 66 2/3% of our outstanding voting stock, and our amended and restated bylaws may be amended either by the board of directors or by the approval of 66 2/3% of our outstanding voting stock.

NASDAQ National Market Listing

We have applied to have our common stock included for quotation on the NASDAQ National Market under the symbol “WSPI.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is                     .

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

TO NON-UNITED STATES HOLDERS

The following is a general discussion of the material United States federal income tax consequences of the ownership and disposition of our common stock to a non-United States holder. For the purpose of this discussion, a non-United States holder is any holder that for United States federal income tax purposes is not a United States person. For purposes of this discussion, the term United States person means:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation or a partnership or entity taxable as a partnership created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust (x) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (y) which has made an election to be treated as a United States person.

If a partnership holds common stock, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Accordingly, we urge partnerships which hold our common stock and partners in such partnerships to consult their tax advisors.

This discussion assumes that non-United States holders will hold our common stock issued pursuant to the offering as a capital asset (generally, property held for investment). This discussion does not address all aspects of United States federal income taxation that may be relevant in light of a non-United States holder’s special tax status or special tax situations. United States expatriates, insurance companies, tax-exempt organizations and governments, dealers in securities or currency, banks or other financial institutions, investors whose functional currency is other than the United States dollar, and investors that hold common stock as part of a hedge, straddle or risk reduction transaction are among those categories of potential investors that are subject to special rules not covered in this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or non-United States taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, and Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. Accordingly, we urge each non-United States Holder to consult a tax advisor regarding the United States federal, state, local and non-United States income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

Dividends

We have not paid any dividends on our common stock and we do not plan to pay any dividends for the foreseeable future. However if we do pay dividends on our common stock, those payments will constitute dividends for United States tax purposes to the extent paid from our current and accumulated earnings and profits, as determined under United States federal income tax principles. To the extent those dividends exceed our current and accumulated earnings and profits, the dividends will constitute a return of capital and will first reduce a holder’s basis, but not below zero, and then will be treated as gain from the sale of stock.

Any dividend (out of earnings and profits) paid to a non-United States holder of common stock generally will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. To receive a reduced treaty rate, a non-United States holder must provide us with an IRS Form W-8BEN or other appropriate version of Form W-8 certifying qualification for the reduced rate.

Dividends received by a non-United States holder that are effectively connected with a United States trade or business conducted by the non-United States holder are exempt from such withholding tax. To obtain this exemption, a non-United States holder must provide us with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to United States persons, net of certain deductions and credits. In addition to the graduated tax described above, dividends received by corporate non-United States holder that are effectively connected with a United States trade or business of the corporate non-United States holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

A non-United States holder of common stock that is eligible for a reduced rate of withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld if an appropriate claim for refund is filed with the Internal Revenue Service, or IRS.

Gain on Disposition of Common Stock

A non-United States holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the gain is effectively connected with a United States trade or business of the non-United States holder (which gain, in the case of a corporate non-United States holder, must also be taken into account for branch profits tax purposes);

•	the non-United States holder is an individual who holds his or her common stock as a capital asset (generally, an asset held for investment purposes) and who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•	our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation” for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder’s holding period for our common stock. We believe that we are not currently, and that we will not become, a “United States real property holding corporation” for United States federal income tax purposes.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Payments of dividends or of proceeds on the disposition of stock made to a non-United States holder may be subject to backup withholding (currently at a rate of 28%) unless the non-United States holder establishes an exemption, for example, by properly certifying its non-United States status on a Form W-8BEN or another appropriate version of Form W-8. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a United States person.

Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Market sales of shares or the availability of shares for sale may decrease the market price of our common stock prevailing from time to time. As described below, only a portion of our outstanding shares of common stock will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of substantial amounts of common stock in the public market after these restrictions lapse, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through the sale of our equity securities.

Upon completion of this offering,                      shares of common stock will be outstanding, assuming no exercise of the underwriters’ over-allotment option and no exercise of outstanding options or warrants. All of the shares sold in this offering will be freely tradable. Except as set forth below, the remaining shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements. These remaining shares will be available for sale in the public market roughly as follows:

Date of Availability of Sale	Approximate Number of Shares
• As of the date of this prospectus

• 90 days after the date of the prospectus

• 180 days after the date of this prospectus, subject to volume limitations pursuant to Rule 144

• 180 days after the date of this prospectus, not subject to volume limitations pursuant to Rule 144

Rule 144

In general, under Rule 144 under the Securities Act of 1933, as currently in effect, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after the offering; or

•	the average weekly trading volume of our common stock on the NASDAQ National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Based upon the number of shares outstanding as of June 30, 2005, an aggregate of approximately                      shares of our common stock will be eligible to be sold pursuant to Rule 144, subject to the volume restrictions described above, beginning 90 days after the date of this prospectus; however, substantially all of these shares are subject to agreements not to sell such shares for 180 days following the completion of this offering and will only become eligible for sale upon the expiration or termination of those agreements.

Rule 144(k)

Under Rule 144(k) under the Securities Act of 1933, as currently in effect, a person who is deemed not to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Based upon the number of shares outstanding as of June 30, 2005, an aggregate of approximately              shares of our common stock will be eligible to be sold pursuant to Rule 144(k) after the date of this prospectus; however, substantially all of these shares are subject to agreements not to sell these shares for 180 days following the completion of this offering and will only become eligible for sale upon the expiration or termination of those agreements.

Rule 701

Rule 701 under the Securities Act of 1933, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with some of the restrictions of Rule 144, including the holding period requirement. Most of our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract (such as our 1999 Equity Incentive Plan) may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares; however, substantially all of these shares are subject to agreements not to sell these shares for 180 days following the completion of this offering and will become eligible for sale upon the expiration or termination of those agreements.

Lock-Up Agreements

Each of our officers, directors and substantially all of the other stockholders, who together will hold                      shares of our common stock upon completion of this offering, have agreed, subject to specified exceptions, that without the prior consent of Friedman, Billings, Ramsey & Co., Inc., they will not, directly or indirectly, sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge, or otherwise dispose of any shares of our capital stock or any securities convertible into or exchangeable or exercisable for, or any other rights to purchase or acquire, our capital stock for a period of 180 days from the date of this prospectus. Friedman, Billings, Ramsey & Co., Inc. may, in its sole discretion, permit early release of shares subject to the lock-up agreements, although it has no current plans to do so. Any release of shares from the lock-up agreements by Friedman, Billings, Ramsey & Co., Inc. would be made only at our request or at the request of a particular stockholder who is subject to the lock-up agreement, and these requests would be considered on a case-by-case basis.

Registration Rights

Upon completion of this offering, the holders of an aggregate of 43,352,083 shares of our common stock, the holders of warrants to purchase an aggregate of 1,411,237 shares of our common stock, or their transferees, will be entitled to certain rights with respect to the registration of their shares under the Securities Act of 1933. Registration of these shares under the Securities Act of 1933 would result in the shares becoming freely tradable without restriction under the Securities Act of 1933, except for shares purchased by affiliates, immediately upon the effectiveness of the registration statement relating to their shares. See “Description of Capital Stock—Registration Rights.”

Stock Options

Immediately after this offering, we intend to file with the SEC a registration statement under the Securities Act of 1933 covering the shares of common stock reserved for issuance under our stock plans and employee stock purchase plan. The registration statement is expected to be filed and become effective as soon as practicable after the closing of this offering. Accordingly, shares registered under the registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market immediately upon the effectiveness of this registration statement; however, all of these shares are subject to agreements not to sell these shares for 180 days following the completion of this offering and will only become eligible for sale upon the expiration or termination of those agreements, 180 days after the date of this prospectus.

Warrants

Each of our outstanding warrants can be exercised at any time. Additionally, subject in some cases to Rule 144 volume limitations, if the warrants are exercised, the shares issued upon exercise will be available for sale in the open market immediately upon the effectiveness of this registration statement; however, all shares issuable upon exercise of these warrants are subject to agreements not to sell these shares for 180 days following the completion of this offering and will only become eligible for sale upon the expiration or termination of those agreements, 180 days after the date of this prospectus.

UNDERWRITING

Friedman, Billings, Ramsey & Co., Inc., Piper Jaffray & Co. and RBC Capital Markets Corporation are acting as representatives of the underwriters named below. Subject to the terms and conditions in the underwriting agreement, each underwriter named below has agreed to purchase from us and the selling stockholders, on a firm commitment basis, the respective number of shares of common stock shown opposite its name below:

Underwriters	Number of Shares
Friedman, Billings, Ramsey & Co., Inc.
Piper Jaffray & Co.
RBC Capital Markets Corporation

Total

The underwriting agreement provides that the underwriters’ obligations to purchase our common stock are subject to approval of legal matters by counsel and the satisfaction of other conditions. These conditions include, among others, the continued accuracy of representations and warranties made by us in the underwriting agreement, delivery of legal opinions from our counsel and counsel for the selling stockholders, and the absence of material adverse changes in our assets, business or prospects after the date of this prospectus. The underwriters are obligated to purchase all of the shares (other than those covered by the over-allotment option described below) if they purchase any shares.

The representatives have advised us that the underwriters propose to offer the common stock directly to the public at the public offering price presented on the cover page of this prospectus and to selected dealers, who may include the underwriters, at the public offering price less a selling concession not in excess of $             per share. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $             per share to brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table summarizes the underwriting discounts and commissions that we and the selling stockholders will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock.

Total
	Per Share	Without Over- Allotment	With Over- Allotment
Public offering price	$	$	$

Underwriting discount paid by us	$	$	$

Underwriting discount paid by selling stockholders	$	$	$

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $            .

We and the selling stockholders have granted to the underwriters an option to purchase up to an aggregate of              shares of common stock (             from us and              from the selling stockholders), exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option in whole or in part at any time until 30 days after the date of the underwriting agreement. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares proportionate to that underwriter’s initial commitment as indicated in the preceding table. If this option is not exercised in full, the amount of shares as to which it is exercised will be apportioned among us and each selling stockholder on a pro rata basis.

We and our officers, directors, substantially all of our stockholders and option holders have agreed not to, directly or indirectly, offer to sell, contract to sell, or otherwise sell, pledge, dispose of or hedge any common stock or any securities convertible into or exchangeable for shares of common stock for a period of 180 days from the date of this prospectus, except with the prior written consent of Friedman, Billings, Ramsey & Co., Inc.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of our common stock, the representatives will consider:

•	prevailing market conditions;

•	our historical performance and capital structure;

•	estimates of our business potential and earnings prospects;

•	an overall assessment of our management; and

•	the consideration of these factors in relation to market valuation of companies in related businesses.

We have applied to have our common stock approved for quotation on the NASDAQ National Market under the symbol “WSPI.”

We and the selling stockholders have agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under the Securities Act and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

The representatives may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ National Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

At our request, the underwriters have reserved up to              shares, or 5% of our common stock offered by this prospectus, for sale under a directed share program to our officers, directors, employees and other individuals who have family or personal relationships with our employees. We will determine the specific allocation of the shares to be offered under the directed share program in our sole discretion. All of the persons purchasing the reserved shares must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Shares committed to be purchased by directed share participants that are not so purchased will be reallocated for sale to the general public in the offering. All sales of shares under the directed share program will be made at the initial public offering price set forth on the cover page of this prospectus.

Friedman, Billings, Ramsey & Co., Inc. has previously acted as an exclusive placement agent for us in connection with the sale of our Series A convertible redeemable preferred stock to select accredited investors on a best efforts basis. Friedman, Billings, Ramsey & Co., Inc. was paid a placement fee in cash and in the form of warrants to purchase an aggregate of 1,406,738 shares of our Series A convertible redeemable preferred stock at an exercise price of $0.5758 per share. Each share of Series A convertible redeemable preferred stock will convert into one share of common stock upon the completion of this offering, at which time these warrants will become exercisable for an aggregate of 1,406,738 shares of common stock.

A prospectus in electronic format may be made available on the Websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. The representatives will allocate shares of common stock to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares of common stock may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Cooley Godward LLP, Palo Alto, California. GC&H Investments, LLC, an investment fund affiliated with Cooley Godward LLP, owns an aggregate of 25,486 shares of our common stock. Wilmer Cutler Pickering Hale and Dorr LLP, Washington, District of Columbia, will pass upon certain legal matters for the underwriters.

EXPERTS

The consolidated financial statements of Website Pros, Inc. at December 31, 2003 and 2004, and for each of the three years in the period ended December 31, 2004, and of Leads.com, Inc. at December 31, 2003 and 2004 and for the year ended December 31, 2004, and the period from inception (June 30, 2003) to December 31, 2003 and of E.B.O.Z., Inc. at December 31, 2004, and for the year ended December 31, 2004 appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered by this prospectus, please see the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. A copy of the registration statement and the exhibits and schedules filed with the registration statement may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the Website is www.sec.gov.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and on the Website of the SEC referred to above. We maintain a Website at www.websitepros.com. You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act with the SEC free of charge at our Website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our Web address does not constitute incorporation by reference of the information contained at such site.

INDEX TO FINANCIAL STATEMENTS

Page
Website Pros, Inc.
Report of Independent Registered Public Accountants	F-2
Consolidated Balance Sheets at December 31, 2003 and 2004 and June 30, 2005 (unaudited)	F-3
Consolidated Statements of Operations for the years ended December 31, 2002, 2003 and 2004 and for the six months ended June 30, 2004 (unaudited) and June 30, 2005 (unaudited)	F-4

Consolidated Statements of Stockholders’ Equity (Deficit) and Convertible Redeemable Preferred Stock for the years ended December 31, 2002, 2003 and 2004 and for the six months ended June 30, 2005 (unaudited)

F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2002, 2003 and 2004 and for the six months ended June 30, 2004 (unaudited) and June 30, 2005 (unaudited)	F-6
Notes to Consolidated Financial Statements	F-7

Leads.com, Inc.
Report of Independent Registered Public Accountants	F-31
Balance Sheets at December 31, 2003 and 2004 and April 22, 2005 (unaudited)	F-32
Statements of Operations for the period from inception to December 31, 2003 and the year ended December 31, 2004 and for the period from January 1, 2005 through April 22, 2005 (unaudited)	F-33
Statements of Stockholders’ Equity for the period from inception to December 31, 2003 and the year ended December 31, 2004 and for the period from January 1, 2005 through April 22, 2005 (unaudited)	F-34
Statements of Cash Flows for the period from inception to December 31, 2003 and the year ended December 31, 2004 and for the period from January 1, 2005 through April 22, 2005 (unaudited)	F-35
Notes to Financial Statements	F-36

E.B.O.Z., Inc.
Report of Independent Registered Public Accountants	F-44
Balance Sheet at December 31, 2004 and April 19, 2005 (unaudited)	F-45
Statement of Operations for the year ended December 31, 2004 and for the period from January 1, 2005 through April 19, 2005 (unaudited)	F-46
Statement of Shareholders’ Equity (Deficit) for the years ended December 31, 2003 and 2004 and for the period from January 1, 2005 through April 19, 2005 (unaudited)	F-47
Statement of Cash Flows for the year ended December 31, 2004 and for the period from January 1, 2005 through April 19, 2005 (unaudited)	F-48
Notes to Financial Statements	F-49

Website Pros, Inc. Unaudited Pro Forma
Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 2004	F-56
Unaudited Pro Forma Combined Condensed Statement of Operations for the six months ended June 30, 2005	F-57
Notes to Unaudited Pro Forma Combined Condensed Financial Statements	F-58

Report of Independent Registered Public Accountants

Board of Directors and Shareholders

Website Pros, Inc.

We have audited the accompanying consolidated balance sheets of Website Pros, Inc. as of December 31, 2003 and 2004, and the related consolidated statements of operations, stockholders’ equity (deficit) and convertible redeemable preferred stock, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Website Pros, Inc. at December 31, 2003 and 2004 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the financial statements, the Company changed its method of accounting for stock-based employee compensation.

Jacksonville, Florida July 28, 2005	/s/ Ernst & Young LLP

Website Pros, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31,		June 30, 2005	Pro Forma June 30, 2005
	2003	2004
			(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,282	$6,621	$9,557
Accounts receivable, net of allowance of $653, $365 and $400, respectively	1,476	2,320	2,722
Inventories, net of reserves of $41, $61 and $36, respectively	83	178	152
Prepaid expenses	35	87	170
Prepaid marketing fees and other current assets	738	740	788

Total current assets	8,614	9,946	13,389

Property and equipment, net	285	424	1,142
Goodwill and other intangible assets	2,933	2,987	17,182
Other assets	37	13	1,518

Total assets	$11,869	$13,370	$33,231

Liabilities, convertible redeemable preferred stock, and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,224	$452	$763
Accrued expenses	1,173	1,135	2,065
Deferred revenue	2,466	2,681	3,393
Accrued marketing fees	164	400	438
Net Objects earnout, current	628	—	—
Notes payable, current	—	—	66
Other liabilities	45	352	369

Total current liabilities	5,700	5,020	7,094
Accrued rent expense	89	87	161
Notes payable, long term	—	—	297
Other long-term liabilities	—	—	32

Total liabilities	5,789	5,107	7,584
Convertible redeemable preferred stock:
Series A, $0.001 par value; 19,000,000 shares authorized, 17,367,141 shares issued and outstanding as at December 31, 2003; 31,200,000 shares authorized, 29,524,139 shares issued and outstanding at December 31, 2004 and at June 30, 2005	9,233	17,454	18,223	—
Series B, $0.001 par value, 2,100,693 shares authorized, 2,100,693 shares issued and outstanding at June 30, 2005	—	—	2,991	—

Stockholders’ equity (deficit):
Common stock, $0.001 par value; 71,000,000 shares authorized, 28,900,850 issued and outstanding at December 31, 2003; 83,200,000 shares authorized, 29,590,109 shares issued and outstanding at December 31, 2004; 98,200,000 shares authorized, 42,121,445 shares issued and outstanding at June 30, 2005	29	30	43	$75
Treasury shares, at cost; 2,305,782 shares at December 31, 2003, 15,633,048 shares at December 31, 2004 and June 30, 2005	(669)	(6,372)	(6,372)	(6,372)
Additional paid-in capital	65,972	66,181	80,398	100,366
Accumulated deficit	(68,485)	(69,030)	(69,636)	(68,422)

Total stockholders’ equity (deficit)	(3,153)	(9,191)	4,433	$25,647

Total liabilities, convertible redeemable preferred stock, and stockholders’ equity (deficit)	$11,869	$13,370	$33,231

See accompanying notes to consolidated financial statements.

Website Pros, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Year Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
				(unaudited)
Revenue:
Subscription	$8,044	$13,230	$19,415	$8,578	$14,150
License	3,128	2,833	3,425	1,802	1,673
Professional services	2,479	884	562	279	622

Total revenue	13,651	16,947	23,402	10,659	16,445

Cost of revenue (excluding depreciation and amortization shown separately below):
Subscription(a)	4,145	6,793	9,890	4,476	6,680
License	973	993	719	385	369
Professional services	1,678	611	620	257	515
Stock-based compensation	4	1	11	2	28

Total cost of revenue	6,800	8,398	11,240	5,120	7,592

Gross profit	6,851	8,549	12,162	5,539	8,853

Operating expenses:
Sales and marketing(a)	5,446	5,641	6,811	2,995	4,365
Research and development(a)	1,278	989	1,135	541	758
General and administrative(a)	4,653	2,771	3,076	1,344	2,908
Stock-based compensation	78	44	84	24	166
Depreciation and amortization	1,584	477	400	212	554

Total operating expenses	13,039	9,922	11,506	5,116	8,751

Income (loss) from operations	(6,188)	(1,373)	656	423	102

Other income (expense):
Interest income	7	9	69	31	65
Interest expense	(184)	(161)	(10)	(6)	(3)
Other, net	7	(7)	—	—	—

Total other income (expense)	(170)	(159)	59	25	62

Income (loss) before extraordinary item	(6,358)	(1,532)	715	448	164
Extraordinary item	—	—	209	—	—

Net income (loss)	(6,358)	(1,532)	924	448	164

Preferred stock dividends	—	(46)	(1,294)	(614)	(680)

Net loss attributable to common stockholders	$(6,358)	$(1,578)	$(370)	$(166)	$(516)

Basic and diluted net loss attributable per common share	$(0.24)	$(0.05)	$(0.02)	$(0.01)	$(0.03)

Basic and diluted weighted average common shares outstanding	26,108	28,790	15,012	16,712	18,749

Unaudited pro forma net income (loss) per share attributable to common stockholders:
Basic			$0.02		$0.00

Diluted			$0.02		$0.00

Unaudited pro forma weighted average common shares outstanding used to compute pro forma net income (loss) per common share:
Basic			43,373		49,898

Diluted			53,899		62,706

(a) Stock-based compensation expense is excluded from the following:

Subscription (cost of revenue)	$4	$1	$11	$2	$28

Sales and marketing	$28	$15	$35	$8	$76
Research and development	5	3	15	2	33
General and administrative	45	26	34	14	57

	$78	$44	$84	$24	$166

See accompanying notes to consolidated financial statements.

Website Pros, Inc.

Consolidated Statements of Stockholders’ Equity (Deficit) and Convertible Redeemable Preferred Stock

(In thousands, except share amounts)

	Convertible Redeemable Preferred Stock					Stockholders’ Equity (Deficit)
	Series A Convertible Preferred Stock	Series B Convertible Preferred Stock	Series A Preferred Stock	Series B Preferred Stock	Series C Preferred Stock	Common Stock		Treasury Stock Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
						Shares	Amount
Balance, December 31, 2001	$—	$—	$4,400	$11,858	$47,808	5,683,408	$6	$—	$344	$(60,538)	$(60,188)
Net loss	—	—	—	—	—	—	—	—	—	(6,358)	(6,358)
Exercise of stock options	—	—	—	—	—	1,762	—	—	1	—	1
Issuance of warrants (see Note 12)	—	—	—	—	—	—	—	—	32	—	32
Recapitalization (see Note 8)	—	—	(4,400)	(11,858)	(47,808)	8,974,327	9	—	64,057	—	64,066
Stock-based compensation expense	—	—	—	—	—	—	—	—	82	—	82
Shares issued in acquisition of Innuity, Inc.	—	—	—	—	—	14,082,926	14	—	1,395	—	1,409

Balance, December 31, 2002	—	—	—	—	—	28,742,423	29	—	65,911	(66,896)	(956)
Net loss	—	—	—	—	—	—	—	—	—	(1,532)	(1,532)
Exercise of stock options	—	—	—	—	—	158,427	—	—	16	—	16
Issuance of preferred stock, net of cost	9,176	—	—	—	—	—	—	—	—	—	—
Accretion of Series A issuance costs/redemption price	57	—	—	—	—	—	—	—	—	(57)	(57)
Stock-based compensation expense	—	—	—	—	—	—	—	—	45	—	45
Repurchase of stock	—	—	—	—	—	—	—	(669)	—	—	(669)

Balance, December 31, 2003	9,233	—	—	—	—	28,900,850	29	(669)	65,972	(68,485)	(3,153)
Net income, as restated	—	—	—	—	—	—	—	—	—	924	924
Exercise of stock options	—	—	—	—	—	689,259	1	—	114	—	115
Issuance of preferred stock, net of cost	6,752	—	—	—	—	—	—	—	—	—	—
Accretion of Series A issuance costs/redemption price	1,469	—	—	—	—	—	—	—	—	(1,469)	(1,469)
Repurchase of stock	—	—	—	—	—	—	—	(5,703)	—	—	(5,703)
Stock-based compensation expense	—	—	—	—	—	—	—	—	95	—	95

Balance, December 31, 2004	17,454	—	—	—	—	29,590,109	30	(6,372)	66,181	(69,030)	(9,191)
Net income (unaudited)	—	—	—	—	—	—	—	—	—	164	164
Exercise of stock options (unaudited)	—	—	—	—	—	1,058	—	—	1	—	1
Issuance of preferred stock, net of issuance cost (unaudited)	—	2,990	—	—	—	—	—	—	—	—	—
Accretion of Series A issuance costs/redemption price (unaudited)	769	—	—	—	—	—	—	—	—	(769)	(769)
Accretion of Series B issuance costs (unaudited)	—	1	—	—	—	—	—	—	—	(1)	(1)
Stock-based compensation expense (unaudited)	—	—	—	—	—	—	—	—	194	—	194
Options assumed from Leads.com (unaudited)	—	—	—	—	—	—	—	—	130	—	130
Issuance of common stock in purchase of Leads.com (unaudited)	—	—	—	—	—	11,602,654	12	—	12,588	—	12,600
Issuance of common stock in purchase of EBOZ (unaudited)	—	—	—	—	—	927,624	1	—	1,304	—	1,305

Balance, June 30, 2005 (unaudited),	$18,223	$2,991	$—	$—	$—	42,121,445	$43	$(6,372)	$80,398	$(69,636)	$4,433

Conversion of preferred stock (unaudited)	$(17,000)	$(3,000)	$—	$—	$—	31,624,832	$32	$—	$19,968	$—	$20,000
Issuance costs (unaudited)	796	9	—	—	—	—	—	—	—	(805)	(805)
Reverse accrued dividends (unaudited)	(2,019)	—	—	—	—	—	—	—	—	2,019	2,019

Pro Forma Balance, June 30, 2005 (unaudited)	$—	—	$—	$—	$—	73,746,277	$75	$(6,372)	$100,366	$(68,422)	$25,647

See accompanying notes to consolidated financial statements.

Website Pros, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
				(unaudited)
Cash flows from operating activities
Net income (loss)	$(6,358)	$(1,532)	$924	$448	$164
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,584	477	400	212	554
Stock-based compensation expense	82	45	95	26	194
Provision for obsolete inventory	7	43	20	—	—
Provision for allowance for doubtful accounts	961	(358)	(287)	23	13
Warrants issued	33	—	—	—	—
Non-cash extraordinary gain	—	—	(209)	—	—
Changes in operating assets and liabilities:
Accounts receivable	(21)	315	(556)	(293)	(363)
Inventories	(90)	(25)	(115)	(116)	26
Prepaid expenses and other assets	(118)	(131)	(34)	(54)	(71)
Accounts payable, accrued expenses and other liabilities	(133)	(115)	(269)	315	(36)
Deferred revenue	1,190	1,237	215	241	342

Net cash provided by (used in) operating activities	(2,863)	(44)	184	802	823

Cash flows from investing activities
Business acquisition, net of cash received	—	—	—	—	382
Investment in intangible assets	—	—	(67)	(20)	—
Purchase of property and equipment, net	(114)	(87)	(523)	(363)	(166)

Net cash provided by (used in) investing activities	(114)	(87)	(590)	(383)	216

Cash flows from financing activities
Deferred initial public offering costs	—	—	—	—	(1,094)
Repayments of debt obligations	(893)	(2,577)	—	—	—
Payment of NetObjects earnout	—	—	(419)	—	—
Proceeds from issuance of preferred stock, net	—	9,176	6,752	6,752	2,990
Proceeds from exercise of stock options	1	16	115	—	1
Purchase of treasury stock	—	(669)	(5,703)	(5,703)	—

Net cash provided by (used in) financing activities	(892)	5,946	745	1,049	1,897

Net increase (decrease) in cash and cash equivalents	(3,869)	5,815	339	1,468	2,936
Cash and cash equivalents, beginning of period	4,336	467	6,282	6,282	6,621

Cash and cash equivalents, end of period	$467	$6,282	$6,621	$7,750	$9,557

Supplemental cash flow information:
Interest paid	$203	$158	$5	$—	$3

See accompanying notes to consolidated financial statements.

Website Pros, Inc.

Notes to Consolidated Financial Statements

December 31, 2004

(Information pertaining to the six months ended June 30, 2004 and 2005 is unaudited)

1. The Company and Summary of Significant Accounting Policies

Description of Company

Website Pros (the Company) is a provider of Web services and products that enable small and medium-sized businesses to establish, maintain, promote, and optimize their Internet presence. The Company’s primary service offering is a comprehensive package that includes Website design and publishing, Internet marketing and advertising, search engine optimization, search engine submission, and lead generation. In addition to the Company’s primary service offering, the Company provides a variety of premium services to customers who desire more advanced capabilities, such as e-commerce solutions and more sophisticated Internet marketing services.

The Company has reviewed the criteria of Statement of Financial Accounting Standards (SFAS) No. 131, “Disclosures About Segments of an Enterprise and Related Information,” and has determined that the Company is comprised of only one segment, Web services and products.

Unaudited Interim Financial Information

In management’s opinion, the statements include all adjustments that are necessary for a fair presentation of the results for the interim periods. All such adjustments are of a normal, recurring nature.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Substantially all of the Company’s subscription revenue is generated from monthly subscriptions for Website design, hosting and marketing services. The typical subscription contract includes the design of a five-page website, hosting and marketing services. The individual deliverables are not independent of each other and are not sold or priced on a standalone basis. Costs to complete the Website and ready it for the end customer are minimal and are expensed to cost of revenue as incurred. Upon the completion and initial hosting of the Website, the subscription is offered free of charge for a 30-day trial period during which the customer can cancel at anytime. In accordance with Staff Accounting Bulletin (SAB) No. 104, after the 30-day trial period has ended, revenue is recognized when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the service has been provided to the customer; (3) the amount of fees to be paid by the customer is fixed or determinable; and (4) the collection of the Company’s fees is probable. These criteria are met monthly as the Company’s service is provided on a month-to-month basis and collections are generally made in advance of the services.

Customers are billed for the subscription on a monthly, quarterly, semi-annual or annual basis, at the customer’s option. As customers are billed, subscription revenue is recorded as deferred revenue in the accompanying balance sheets. As services are performed, the Company recognizes subscription revenue ratably on a daily basis over the service period. There are no undelivered elements at the end of the monthly service period. In addition, subscription revenue is generated from monthly subscription packages for hosting and marketing services for customized Websites. These packages are sold separately from the customized Website.

Professional services revenue for 2003 and 2004 reflected revenue generated from custom Website design. In 2002 and prior periods, professional services revenue also included revenue from customer support and

Website Pros, Inc.

Notes to Consolidated Financial Statements—(Continued)

technical support services outsourced to the Company by a third party, which were recognized as revenue as services were earned. Revenue from contracts for custom design is recorded using a proportional performance model based on labor hours incurred. The extent of progress towards completion of the custom Website is measured by the labor hours incurred as a percentage of total estimated labor hours to complete. Labor hours are the most appropriate measure to allocate revenue between reporting periods as they are the primary input to the provision of the Company’s professional services.

The Company accounts for its multi-element arrangements, such as in the instances where it designs a custom website and separately offer other services such as hosting and marketing, in accordance with Emerging Issues Task Force 00-21, “Revenue Arrangements with Multiple Deliverables.” Based upon vendor-specific objective evidence, the Company allocates multi-element arrangement consideration to the separate units of accounting based upon their relative fair values. The additional services provided with a custom website are recognized separately over the period for which services are performed.

In addition, license revenue is generated from the sale of licenses for software which allows a customer to build its own Website. The Company markets and licenses software directly to end customers as well as through value-added resellers and distributors. The Company’s software licenses are perpetual. Software may be delivered indirectly by a distributor, via download from the Company’s Website or directly to end-users by the Company. The Company recognizes revenue generated by the distribution of software licenses directly by the Company in the form of a boxed software product or a digital download upon sale and delivery to the end-user. End-users who purchase a software license online pay for the license at the time of order. Subject to some restrictions, the Company permits physical product returns for sales it makes directly to end-users. However, returns historically have been insignificant, and, as such, the Company has not established a reserve for these product returns. The Company does not offer extended payment terms or make concessions for software license sales. The Company recognizes revenue generated from distribution agreements where the distributor has a right of return as the distributor sells and delivers software license product to the end-user. The Company recognizes revenue from distribution agreements where no right of return exists when licensed software product is shipped to the distributor. In arrangements in which distributors pay the Company upon shipment of software product to end-customers, the Company recognizes revenue upon receipt of payment by the distributor. The Company is not obligated to provide technical support in connection with its software license and does not provide technical support services to the Company’s software license customers. The Company’s revenue recognition policies are in compliance with SOP 97-2 (as amended by SOP 98-4 and SOP 98-9), “Software Revenue Recognition.”

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, bank demand deposit accounts, and money market accounts. For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and trade receivables. The Company invests its cash in credit instruments of highly rated financial institutions.

Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers comprising the Company’s customer base and their geographic dispersion. The Company has not incurred any significant credit related losses.

Website Pros, Inc.

Notes to Consolidated Financial Statements—(Continued)

Geographic Information

The Company markets its products for sale to customers, including distributors, primarily in the United States and Europe. A summary of revenue by geographic area is as follows:

	Year Ended December 31,			Six Months Ended June 30, 2005
	2002	2003	2004
United States	89%	92%	93%	94%
International	11%	8%	7%	6%

Customers in Germany account for over 90% of international revenue for each of 2002, 2003, 2004 and the six months ended June 30, 2005.

Accounts Receivable

Trade accounts receivable are recorded on the balance sheet at net realizable value. Company management uses historical collection percentages and customer-specific information, when available, to estimate the amount of trade receivables that are uncollectible and establishes reserves for uncollectible balances based on this information. The Company does not require deposits or other collateral from customers. Bad debt expense reported in operating expenses excludes provisions made to the allowance for doubtful accounts for anticipated refunds, automated clearinghouse returns, and chargebacks that are recorded as an adjustment to revenue.

Fair Value of Financial Instruments

Financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and debt. The respective carrying value of these financial instruments approximates fair value since they are short-term in nature or are receivable or payable on demand. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of period end.

Inventories

Inventories are stated at the lower of cost (on a first-in, first-out basis) or market. Reserves for obsolete or slow moving inventory are recorded based on management’s analysis of movement of inventory items during the period and review of facts and circumstances specific to that inventory.

Goodwill and Other Intangible Assets

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill determined to have an indefinite useful life is no longer amortized, but is tested for impairment, at least annually or more frequently if indicators of impairment arise. If impairment of the carrying value based on the calculated fair value exists, the Company measures the impairment through the use of discounted cash flows. Intangible assets acquired as part of a business combination are accounted for in accordance with SFAS No. 141, “Business Combinations,” and are recognized apart from goodwill if the intangible arises from contractual or other legal rights or the asset is capable of being separated from the acquired enterprise.

Definite lived intangible assets are amortized over their useful lives, which are two to three years.

Website Pros, Inc.

Notes to Consolidated Financial Statements—(Continued)

Research and Development Costs

The Company expenses research and development costs as incurred. The Company has not capitalized any such development costs under SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed,” because the costs incurred between the attainment of technological feasibility for the related software product through the date when the product is available for general release to customers has been insignificant.

Property and Equipment

Property and equipment, including software, are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided over the estimated useful lives of the assets using the straight-line method.

The asset lives used are presented in the table below:

Average Life in Years
Computer equipment	3
Software	2
Furniture and fixtures	5
Telephone equipment	5
Leasehold improvements	Shorter of asset’s life or life of the lease

Asset Impairment

When events or circumstances indicate possible impairment, the Company performs an evaluation to determine if an impairment of long-lived assets used in operations exists, using undiscounted estimated future operating cash flows attributable to such assets compared to the assets’ carrying amounts.

If the Company determines that long-lived assets have been impaired, the measurement of impairment will be equal to the excess of the carrying amount of such assets over the discounted estimated future operating cash flows, using a discount rate commensurate with the risks involved. The Company would reflect the impairment through a reduction in the carrying value of the long-lived assets. Long-lived assets to be disposed of are recorded at the lower of carrying amount or estimated fair value less costs to dispose.

Advertising

Advertising costs are charged to operations as incurred. Total advertising expense was $6 thousand, $3 thousand and $71 thousand for the years ending December 31, 2002, 2003 and 2004, respectively.

Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes,” using the liability method. SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the difference is expected to reverse.

Website Pros, Inc.

Notes to Consolidated Financial Statements—(Continued)

Unaudited Pro Forma Balance Sheet, Pro Forma Statement of Stockholders’ Equity (Deficit), and Pro Forma Net Income (Loss) Per Share

The unaudited pro forma consolidated balance sheet, pro forma net income (loss) per share, pro forma weighted average shares outstanding, and pro forma statement of stockholders’ equity (deficit) reflect conversion of all the Company’s convertible redeemable preferred stock into 31,624,832 shares of common stock which will occur upon the effectiveness of the offering described in the prospectus of which these financial statements are a part, but do not reflect shares to be issued or proceeds to be received from the offering. Unaudited pro forma stockholders’ equity as adjusted for the assumed conversion of the convertible redeemable preferred stock is set forth on the consolidated balance sheet.

A reconciliation of net income (loss) attributable to common stockholders and weighted-average shares used in computing basic and diluted income (loss) per share to unaudited basic and diluted pro forma net income (loss) per share follows (in thousands, except per share data):

	Year Ended December 31, 2004	Six Months Ended June 30, 2005
	(Unaudited)
Net income (loss) attributable to common stockholders used in computing basic and diluted net income (loss) per share	$(370)	$(516)
Preferred stock dividends	1,294	680

Net income (loss) attributable to common stockholders used in computing basic and diluted pro forma net income (loss) per share	$924	$164

	Year Ended December 31, 2004	Six Months Ended June 30, 2005
	(Unaudited)
Shares used in computing basic net income (loss) per share	15,012	18,749
Adjustment to reflect assumed conversion of convertible redeemable preferred stock	28,361	31,149

Shares used in computing basic pro forma net income per common share	43,373	49,898
Adjustment to reflect dilutive securities related to common stock options and warrants	10,526	12,808

Shares used in computing diluted pro forma net income (loss) per common share	53,899	62,706

Pro forma basic net income (loss) per common share	$0.02	$0.00

Pro forma diluted net income (loss) per common share	$0.02	$0.00

Stock-Based Employee Compensation

        The Company accounts for stock-based compensation to employees in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” (SFAS No. 123) as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment to SFAS 123” (SFAS No. 148). Accordingly, the fair value of all stock options is recognized in compensation expense over the vesting period.

Comprehensive Income (Loss)

Comprehensive income (loss) equals net income (loss) for all periods presented.

Website Pros, Inc.

Notes to Consolidated Financial Statements—(Continued)

Net Loss Attributable Per Common Share

The Company computes net loss attributable per common share in accordance with SFAS No. 128, “Earnings Per Share.” Basic net loss attributable per common share includes no dilution and is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net loss attributable per common share would include the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Due to the anti-dilutive nature of the options, the Series A convertible redeemable preferred stock and the Series B convertible redeemable preferred stock, there is no effect on the calculation of weighted average shares for diluted net loss per common share. As a result, the basic and diluted net losses attributable per common share amounts are identical. For fiscal year 2002, 2003 and 2004, the effect of 4,214,434, 5,451,661 and 38,971,428 dilutive securities has been excluded because including it would be antidilutive. For the six months ended June 30, 2004 and 2005, the effect of 33,866,573 and 43,956,655 dilutive securities has been excluded.

Basic and diluted earnings per share for the year ended December 31, 2004 attributable to the extraordinary item were $0.01 and $0.01, respectively.

Recent Accounting Pronouncements

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (FIN 46). In December 2003, the FASB modified FIN 46 to make certain technical corrections and address certain implementation issues that had arisen. FIN 46, as so modified (FIN 46R) provides a new framework for identifying variable interest entities (VIEs) and determining when a company should include the assets, liabilities, noncontrolling interests and results of activities of a VIE in its consolidated financial statements. FIN 46R requires certain VIEs to be consolidated by the primary beneficiary of the entity if the equity investors of the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46R is effective upon initial involvement for VIEs created after December 31, 2003 and beginning no later than the first annual reporting period beginning after December 15, 2004 for variable interests in all other entities in financial statements. Management has completed its evaluation and concluded that none of the Company’s investments meet the requirements for consolidation under FIN 46R.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 modifies the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity and now requires that those instruments be classified as liabilities in statements of financial position. SFAS No. 150 was generally effective in 2003, except for mandatorily redeemable financial instruments of nonpublic entities which are subject to SFAS No. 150 for 2004. The Company adopted SFAS No. 150 in 2003, and based on consideration of the additional guidance in SEC Accounting Series Release No. 268 “Redeemable Preferred Stock” (ASR 268), management believes it is properly classified between liabilities and stockholders’ equity because the Company’s preferred stock is conditionally redeemable starting December 10, 2009. As of June 30, 2005, the conditionally redeemable preferred stock is $21.2 million. See Note 12.

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment.” This statement is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued for Employees.” SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The provisions of this statement will be effective for the Company on January 1, 2006. Management is currently evaluating the provisions of SFAS 123R to determine the impact on its financial statements.

Website Pros, Inc.

Notes to Consolidated Financial Statements—(Continued)

2. Change In Accounting Method for Stock Options and Retroactive Restatements

Prior to April 1, 2005, the Company accounted for stock-based compensation using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations.

Effective April 1, 2005, the Company adopted the fair value recognition provisions of SFAS No. 123, as amended by SFAS No. 148, which requires that the Company value stock options issued based upon an option pricing model and recognize this value as an expense over the period in which the options vest. The adoption of this standard was applied using the retroactive restatement method as defined in SFAS No. 148. Accordingly, the data presented for 2002, 2003 and 2004 has been retroactively restated to reflect compensation cost under the fair value based accounting method in SFAS No. 123 for all options granted, modified or settled in fiscal years beginning after December 15, 1994. See Note 9 for full disclosures required under SFAS No. 123 and SFAS No. 148. The table below sets forth the effect of the retroactive restatement of prior periods:

	2002	2003	2004
	(in thousands, except per share amounts)
Income (loss) before extraordinary item:
Restated for adoption of SFAS No. 123	$(6,358)	$(1,532)	$715
Previously reported	$(6,276)	$(1,487)	$121

Net income (loss):
Restated for adoption of SFAS No. 123	$(6,358)	$(1,532)	$924
Previously reported	$(6,276)	$(1,487)	$330

Net loss attributable to common shareholders:
Restated for adoption of SFAS No. 123	$(6,358)	$(1,578)	$(370)
Previously reported	$(6,276)	$(1,533)	$(964)

Basic and diluted net loss attributable per common share:
Restated for adoption of SFAS No. 123	$(0.24)	$(0.05)	$(0.02)
Previously reported	$(0.24)	$(0.05)	$(0.06)

3. Valuation Accounts

The Company’s accounts receivable allowance is summarized as follows (in thousands):

December 31, 2002	$1,010
Provision	1,141
Charge-off	(1,498)

December 31, 2003	653
Provision	1,569
Charge-off	(1,857)

December 31, 2004	365
Provision	145
Charge-off	(110)

June 30, 2005 (unaudited)	$400

Website Pros, Inc.

Notes to Consolidated Financial Statements—(Continued)

The Company’s inventory reserves are summarized as follows (in thousands):

December 31, 2002	$12
Provision	29
Charge-off	—

December 31, 2003	41
Provision	20
Charge-off	—

December 31, 2004	61
Provision	—
Charge-off	(25)

June 30, 2005 (unaudited)	$36

4. Property and Equipment

The Company’s property and equipment are summarized as follows (in thousands):

	December 31,		June 30, 2005
	2003	2004
			(unaudited)
Property and equipment:
Software	$530	$858	$1,465
Computer equipment	473	630	865
Telephone equipment	129	132	194
Furniture and fixtures	9	35	67
Leasehold improvements	4	13	24

Total property and equipment	1,145	1,668	2,615
Accumulated depreciation and amortization	(860)	(1,244)	(1,473)

Property and equipment, net	$285	$424	$1,142

Depreciation expense relating to property and equipment amounted to $383 thousand, $477 thousand, $384 thousand, and $209 thousand for the years ended December 31, 2002, 2003, and 2004 and the six months ended June 30, 2005, respectively.

5. Acquisitions

Acquisition of Assets from Innuity, Inc.

On February 14, 2002, the Company completed the acquisition of the assets comprising the Web services division of Innuity, Inc. for common stock. Under the terms of the asset purchase agreement, the Company issued 14,082,926 shares of the Company’s common stock valued at $0.10 per share based on management’s valuation analysis in the absence of a liquid market for its stock. As such, the total consideration was approximately $1.4 million. The results of operations of the Web services division of Innuity, Inc. have been included in the accompanying financial statements since the date of acquisition. The Company’s pro forma earnings would not be materially different if it had completed the acquisition on January 1, 2002.

Website Pros, Inc.

Notes to Consolidated Financial Statements—(Continued)

The following table summarizes the purchase price allocation based on the fair values of the assets acquired and liabilities assumed on February 14, 2002 (in thousands):

Tangible current assets	$1,562
Tangible non-current assets	944
Intangible assets	1,200
Current liabilities	(6,537)
Goodwill	4,239

Net assets acquired	$1,408

In August 2002, the purchase agreement was amended to relieve the Company of approximately $1.5 million of accounts payable. In addition, valuation adjustments of approximately $190 thousand were made to the purchase price allocation to correct certain assets and liabilities. Therefore, the Company recorded the following purchase price adjustments (in thousands):

Goodwill at February 14, 2002	$4,239
Decrease to goodwill resulting from amendment to purchase price agreement	(1,496)
Increase to goodwill from valuation adjustments on assets and liabilities	190

Goodwill at August 31, 2002	$2,933

The goodwill represents business benefits the Company anticipates realizing in future periods.

Acquisition of Assets from E.B.O.Z., Inc.

On April 19, 2005, the Company acquired the assets of, and assumed certain liabilities from, E.B.O.Z., Inc. (EBOZ). The Company believes the EBOZ asset acquisition improves its ability to cost-effectively provide Web traffic generation solutions to its customers through the use of Internet banner advertisements, pay-per-click campaign management, and search engine optimization. The Company issued 927,624 shares of its common stock to EBOZ as consideration for the acquired assets (Closing Shares) and is obligated to issue as contingent consideration up to an additional 927,624 shares (Contingent Shares) in the event the EBOZ assets acquired achieve certain revenue targets during the three months ending July 31, 2006 and certain EBOZ shareholder employees of the Company have not resigned their positions with the Company. The Contingent Shares have not been included in the purchase price allocation.

In any future period when the Company determines that the issuance of some or all of these Contingent Shares becomes probable, the Company will begin to record stock-based compensation expense equal to the fair value of these Contingent Shares over the remaining contingency period. Thereafter, the Company would continue to record stock-based compensation for these Contingent Shares using variable accounting, with any change in their value during subsequent quarters being reflected in stock-based compensation for those quarters. When the contingency period expires and it is finally determined whether some or all of the Contingent Shares will be issued, the Company will record stock-based compensation equal to any increase of the value of the shares issued since the end of the prior quarter or reverse previous stock-based compensation charges for any shares that are not issued.

The Closing Shares issued are subject to a repurchase option at a price of $1.4821 per share for a period of fifteen months (Repurchase Period) in the event certain key employees voluntarily terminate their employment with the Company during the Repurchase Period other than due to a material change in the employee’s position within the Company or a material reduction in compensation. In April 2005, the Company valued the Closing Shares issued at $1.41 per share, reflecting a 20% marketability discount to the fair value of its unrestricted common stock of $1.7569 per share.

The results of operations of EBOZ for the period from April 20, 2005 through June 30, 2005 are included in the Company’s consolidated statement of operations for the six months ended June 30, 2005.

Website Pros, Inc.

Notes to Consolidated Financial Statements—(Continued)

The following table summarizes the Company’s preliminary purchase price allocation based on the fair values of the assets acquired and liabilities assumed on April 19, 2005 (in thousands):

Tangible current assets	$82
Tangible non-current assets	354
Intangible assets	124
Goodwill	1,054
Current liabilities	(200)
Non-current liabilities	(54)

Net assets acquired	$1,360

The goodwill represents business benefits the Company anticipates realizing in future periods.

Acquisition of Leads.com

On April 22, 2005, the Company consummated a transaction whereby a wholly-owned subsidiary of the Company merged with Leads.com, Inc., and Leads.com became a wholly-owned subsidiary as contemplated by an agreement and plan of merger and reorganization dated April 22, 2005. The Company believes the Leads.com acquisition enhances its ability to provide customer leads to locally and regionally focused businesses. Under the terms of that agreement, the Company issued 11,602,654 shares of its common stock in exchange for 2,217,769 shares of the common stock of Leads.com, constituting 100% of the outstanding shares of Leads.com and assumed options to purchase 366,213 shares of its common stock. In April 2005, Website Pros valued the shares issued by determining the enterprise value of Leads.com based upon a discounted cash flow approach. The cash flow model included an 11-year forecast of income and cash flows and assumed a discount rate or 32.5% and a growth rate implicit in the terminal value of 6.0%. The fair value of the Leads.com options assumed was valued based upon the following assumptions: fair value of common stock of $1.7569; risk-free rate of 4.29%; dividend yield of 0%; and an expected life of 7 years. The resulting fair value was allocated between deferred compensation and the purchase price based upon the intrinsic value and the remaining vesting period in accordance with FIN 44, “Accounting for Certain Transactions Involving Stock Compensation.”

The following table summarizes the purchase price allocation based on the fair values of the assets acquired and liabilities assumed on April 22, 2005 (in thousands):

(unaudited)
Tangible current assets	$496
Tangible non-current assets	509
Intangible assets	3,430
Goodwill	9,912
Current liabilities	(1,011)
Non-current liabilities	(453)

Net assets acquired	$12,883

The goodwill represents business benefits the Company anticipates realizing in future periods.

The results of operations of Leads.com for the period from April 23, 2005 through June 30, 2005 are included in the Company’s consolidated statement of operations for the six months ended June 30, 2005.

Website Pros, Inc.

Notes to Consolidated Financial Statements—(Continued)

6. Intangible Assets

The Company’s intangible assets are summarized as follows (in thousands):

	December 31,		June 30, 2005
	2003	2004
			(unaudited)
Indefinite lived intangible assets:
Goodwill	$2,933	$2,933	$13,899
Domain name	—	—	1,080
Definite lived intangible assets:
Non-compete agreements	—	—	1,664
Customer relationships	—	—	810
Other	—	70	70
Accumulated amortization	—	(16)	(341)

	$2,933	$2,987	$17,182

Total amortization expense was $1.2 million, $0, $16 thousand and $324 thousand for the year ended December 31, 2002, 2003 and 2004, and the six months ended June 30, 2005, respectively. The other intangible assets have useful lives of between two and three years. Expected amortization expense for the next five years is as follows (in thousands):

2005	$1,156
2006	638
2007	561
2008	172

The following table summarizes changes in the Company’s goodwill balances as required by SFAS No. 142 for the periods ended (in thousands):

	December 31,		June 30, 2005
	2003	2004
			(unaudited)
Goodwill balance at beginning of period	$2,933	$2,933	$2,933
Goodwill acquired during the period	—	—	10,966
Goodwill impaired during the year	—	—	—

Goodwill balance at end of period	$2,933	$2,933	$13,899

In accordance with SFAS No. 142, the Company reviews goodwill balances for indicators of impairment on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of goodwill below its carrying amount. During the fourth quarter of 2002, 2003 and 2004, the Company completed the annual impairment test. Upon completion of the annual assessments, the Company determined that goodwill was not impaired.

Other indefinite-lived intangible assets are tested for impairment annually and on an interim basis if events or changes in circumstances between annual tests indicate that the asset might be impaired in accordance with SFAS No. 142. There are no indicators of impairment at June 30, 2005. The first annual test will occur in the fourth quarter of 2005.

Website Pros, Inc.

Notes to Consolidated Financial Statements—(Continued)

7. Operating Leases

The Company rents its principal office in Jacksonville, Florida, under an operating lease that expires on March 31, 2008, with one renewal option for five additional years. The original lease began in 1997 and was amended on January 17, 2003 to reduce the square footage leased for the facility. The amended lease provided for three months free rent to the Company and an escalation in required lease payments through the expiration of the lease in March 2008. The Company has recorded lease expense on a straight-line basis over the period January 2003 to March 2008. The Company also has an operating lease for a sales office in Spokane, Washington that expires June 30, 2007. Rent expense for these leased facilities amounted to $1.3 million, $500 thousand, $653 thousand and $172 thousand for the years ended December 31, 2002, 2003, 2004, and the six months ended June 30, 2005, respectively. Accrued rent expense was $89 thousand, $87 thousand and $161 thousand as of December 31, 2003 and 2004, and June 30, 2005, respectively.

As of December 31, 2004, future minimum rental payments required under operating leases that have initial or remaining non-cancelable terms in excess of one year, including the leases described above, are as follows (in thousands):

2005	$551
2006	565
2007	477
2008	98
2009	1

$1,692

In connection with its acquisition of Leads.com, the Company assumed the operating lease for Leads.com’s principal office in Manassas, Virginia that expires September 30, 2014 as well as the operating lease for Leads.com’s secondary office in Roanoke, Virginia that expires in August 2005. Future minimum rental payments required under these operating leases are approximately $99 thousand, $152 thousand, $193 thousand, $199 thousand, and $152 thousand for 2005, 2006, 2007, 2008, and 2009, respectively.

In connection with its EBOZ acquisition, the Company assumed the operating lease for EBOZ’s principal office in Los Angeles, California that expires in March 2008. Future minimum rental payments required under this operating lease are approximately $45 thousand, $50 thousand, $52 thousand and $9 thousand for 2005, 2006, 2007, and 2008, respectively.

8. Recapitalization

On February 14, 2002, the Company completed the acquisition of the web services division of Innuity, Inc. as discussed in Note 5. Immediately prior to this acquisition, all of the Company’s Series A, Series B and Series C Preferred Stock (the Existing Preferred Stock) was converted at various rates into shares of the Company’s common stock. In connection with the conversion of the Company’s Existing Preferred Stock into common stock, the Company also affected a seven-for-one reverse split of the common stock that was outstanding immediately prior to the recapitalization of the Existing Preferred Stock. Cash was paid in lieu of fractional shares based on the fair value of the Company’s common stock.

9. Stock-Based Compensation Plans

An Equity Incentive Plan (1999 Plan) was adopted by the Company’s Board of Directors and approved by its stockholders on April 5, 1999. The 1999 Plan was amended in June 1999, May 2000, May 2002 and November 2003 to increase the number of shares available for awards. The 1999 Plan as amended provides for

Website Pros, Inc.

Notes to Consolidated Financial Statements—(Continued)

the grant of incentive stock options, non-statutory stock options, and stock bonuses to the Company’s employees, directors and consultants. As of December 31, 2004, the Company has reserved an aggregate of 16,578,344 shares of common stock for issuance under this plan. Of the total reserved as of December 31, 2004, options to purchase a total of 14,566,697 shares of the Company’s common stock were held by participants under the plan, 914,045 shares of common stock have been issued and exercised and 1,097,602 shares of common stock are currently available for future issuance.

The Board of Directors administers the 1999 Plan and determines the terms of options granted, including the exercise price, the number of shares subject to individual option awards and the vesting period of options, within the limits set forth in the 1999 Plan itself. Options under the 1999 Plan have a maximum term of 10 years and vest as determined by the Board of Directors. Options granted under the 1999 Plan generally vest either over 30 or 48 months. All options granted during 2002 vest over 30 months, and in general all other options granted vest over 48 months. The exercise price of non-statutory stock options and incentive stock options granted shall not be less than 85% and 100%, respectively, of the fair market value of the stock subject to the option on the date of grant. No 10% stockholder is eligible for an incentive or non-statutory stock option unless the exercise price of the option is at least 110% of the fair market value of the stock at date of grant. The 1999 Plan will expire in April 2009 unless terminated earlier by the Board of Directors.

On April 6, 2005, the Company’s Board of Directors approved a 3,500,000 share increase to the share reserve under the Company’s 1999 Equity Incentive Plan. In April 2005, the Company granted options, with an exercise price of $1.80 per share, exercisable for an aggregate of 3,646,000 shares of common stock.

On April 6, 2005, the Company’s Board of Directors adopted the 2005 Equity Incentive Plan (the 2005 Plan), to be effective upon the closing of a public offering. An aggregate of 7,750,000 shares of common stock will be reserved for issuance under the 2005 Plan, and this amount will be increased annually on January 1 of each year, from 2006 until 2015, by the lesser of 1% of the number of fully-diluted shares of common stock outstanding on December 31 of the prior year or the number of shares (not to exceed 3,000,000 shares) determined by the Board of Directors. Additionally, any shares subject to grants under the 1999 Equity Incentive Plan (Note 9) that terminate without being exercised will become available under the 2005 Plan. Upon the closing of the public offering, the 1999 Equity Incentive Plan will terminate.

On April 6, 2005, the Company’s Board of Directors adopted the 2005 Non-Employee Directors’ Stock Option Plan (the 2005 Directors Plan), to be effective upon the closing of a public offering. The 2005 Directors Plan calls for the automatic grant of nonstatutory stock options to purchase shares of common stock to nonemployee directors. The aggregate number of shares of common stock that may be issued pursuant to options granted under this plan is 2,250,000 shares, which amount will be increased annually on January 1 of each year, from 2006 to 2015 by the lesser of the number of shares of common stock subject to options granted during the preceding year or the number of shares (not to exceed 1,000,000 shares) determined by the Board of Directors.

On April 6, 2005, the Company’s Board of Directors adopted the 2005 Employee Stock Purchase Plan (the ESPP), to be effective upon the closing of a public offering. The ESPP authorizes the issuance of 2,250,000 shares of common stock pursuant to purchase rights granted to the Company’s employees or to employees of any of its affiliates, which amount will be increased on January 1 of each year, from 2006 until 2015, by the lesser of 0.25% of the number of fully-diluted shares of common stock outstanding on December 31 of the prior year or the number of shares (not to exceed 600,000 shares) determined by the Board of Directors. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 425 of the Internal Revenue Code.

Website Pros, Inc.

Notes to Consolidated Financial Statements—(Continued)

The Company has granted options to purchase common stock to its employees with exercise prices equal to the value of the underlying stock, as determined by its Board of Directors on the date the equity award was granted. The Company did not obtain contemporaneous valuations by an unrelated valuation specialist, because prior to December 2003, the Company’s efforts were focused on product and business development and the financial and managerial resources for doing so were limited. The Company’s Board of Directors determined the common stock value by considering a number of factors, principally independent stock transactions for both common stock and preferred stock, but also including valuation analyses performed at the time and its historical and projected financial results, the risks it faced at the time, and the liquidity of its common stock. In connection with the preparation of the 2004 financial statements which would be included in the registration statement for its initial public offering and solely for purposes of accounting for employee stock-based compensation, the Company applied hindsight to reassess the fair value of its common stock for the equity awards granted during 2004.

In reassessing the fair value of the shares of common stock underlying the equity awards granted in 2003 and 2004, the Company’s Board of Directors used a valuation methodology it believes is consistent with the practices recommended by the American Institute of Certified Public Accountants Audit and Accounting Practice Aid Series, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (Practice Aid). The Company’s Board reviewed the guidance set forth in the Practice Aid and determined that the recently completed arms-length cash transactions with unrelated parties for the issuances and repurchases of the Company’s equity securities represented observable prices that serve the same purpose as a quoted market price. The Company believes that the increases in the fair value of its common stock from each of the common stock option grant dates to the anticipated price at the time of its initial public offering can be attributed to its continued revenue growth, its expansion of service offerings and the Leads.com and EBOZ acquisitions.

In applying this reassessment methodology to value the shares of common stock underlying the awards granted since November 2003, the Board grouped the awards into four categories based on chronology: awards granted in November 2003; awards granted in March 2004 through May 2004; awards granted in June 2004 through August 2004; and awards granted in September through December 2004.

Equity awards granted in November 2003: For equity awards granted in November 2003, the Board noted that the Company completed a significant arms-length repurchase of common stock at a price of $0.29 for 2,305,782 shares, representing the entire holdings of an existing shareholder. As no affiliate of the shareholder was a Board member or officer of the Company and the transaction was between willing parties, the Company believes that this transaction represents fair value of the common stock. Accordingly, the Board determined the fair value of the securities underlying the awards granted in this period to be $0.29 per share.

Equity awards granted in March 2004 through May 2004: For equity awards granted in March 2004 through May 2004, the Company’s Board noted that the Company had completed significant arms-length repurchases of common stock at prices that represented observable prices. During January 2004, the Company repurchased an aggregate of 1,006,036 shares at a price of $0.38 per share, representing the entire holdings of an existing shareholder. In February and March 2004, the Company repurchased 12,321,231 shares from 30 stockholders at a per share price of $0.43185. As no affiliate of the shareholder was a Board member or officer of the Company and the transactions were between willing parties, the Company believes that these transactions represent fair value of the common stock. Accordingly, the Board determined the fair value of the securities underlying the awards granted in this period to be $0.43 per share.

Equity awards granted in June 2004 through August 2004: For equity awards granted in June through August 2004, the Company’s Board noted that the Company had completed several issuances of preferred stock that provided a basis for establishing the value of its common stock during this period. In December 2003 and

Website Pros, Inc.

Notes to Consolidated Financial Statements—(Continued)

February 2004, the Company issued 17,367,141 and 12,156,998 shares, respectively, of Series A preferred stock at $0.5758 per share. In December 2004, the Company received an offer from an unrelated investment firm to purchase up to 7,000,000 shares of preferred stock at a per share price of $1.4281. The Company ultimately issued 2,100,693 shares of Series B preferred stock to one of its current stockholders at a price of $1.4281 per share. For purposes of establishing a basis for valuing the common stock, the Board considered the transactions in 2004 and February 2005 in addition to retrospective valuations based on market comparables and an income approach. For awards granted in June through August 2004, the Company’s Board assumed that the common stock was valued at a 25% discount to the value of the preferred stock at the time. The discount was based upon the most recent and most significant repurchase of common stock at $0.43 per share, representing a 25% discount to the $0.5758 price of preferred stock issued in the same month, recognizing the difference in rights between common stock and preferred stock.

Equity awards granted in September 2004 through December 2004: For equity awards granted in September 2004 through December 2004, the Company’s Board updated the valuations described above. For this period, the Board did not apply a discount to the value of the preferred stock but assumed that the common stock and preferred stock were equally valued based upon discussions regarding the probability of an initial public offering and likelihood of the conversion of the preferred stock into common stock if such public offering were completed.

Equity awards granted in January 2005 through June 2005. For equity awards granted in January 2005 through June 2005, the Company used a straight-line appreciation of the common stock value determined as of December 2004 to the Company’s estimated initial public offering price, which is based upon its evaluation of public company comparables and an originally anticipated initial public offering in July 2005.

Based upon this assessment of the fair value of its common stock, the Company estimated the fair value of options at the date of grant using the minimum value method with the following assumptions:

	Year Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
				(unaudited)
Risk-free interest rate	3.67-5.12%	4.32%	3.21-4.26%	3.21-4.26%	3.86-4.26%
Dividend yield	0%	0%	0%	0%	0%
Expected life (in years)	7	7	7	7	7

In November 2003, the Company’s Board of Directors authorized the repricing of 684,841 stock options, representing all outstanding stock options with an exercise price of greater than $0.40 per share, to have an exercise price of $0.40 per share. The Company accounts for these options in accordance with SFAS No. 123. See Note 2. No compensation expense was recognized related to the repricing as the fair value of the awards did not increase as a result of the repricing.

In the six months ended June 30, 2005 the Company granted options exercisable for an aggregate of 4,657,212 shares with a weighted average exercise price of $1.73.

Website Pros, Inc.

Notes to Consolidated Financial Statements—(Continued)

Stock Option Activity

The following table summarizes option activity for all of the Company’s stock options:

	Shares Covered by Options		Exercise Price per Share	Weighted Average Exercise Price
Balance, December 31, 2002	6,289,970		$0.10 to 7.00	$0.14
Granted	8,428,067		0.40	0.40
Exercised	(158,427)		0.10 to 0.70	0.28
Canceled	(43,043)		0.10 to 7.00	0.30
Expired	(48,618)		0.10 to 7.00	0.29

Balance, December 31, 2003	14,467,949		0.10 to 7.00	0.29
Granted	1,198,500		0.43 to 0.89	0.73
Exercised	(689,259)		0.10 to 0.40	0.17
Canceled	(335,217)		0.10 to 0.70	0.38
Expired	(75,276)		0.10 to 7.00	0.26

Balance, December 31, 2004	14,566,697		0.10 to 0.89	0.33
Granted (unaudited)	4,657,212	(a)	0.90 to 1.92	1.73
Exercised (unaudited)	(1,057)		0.43 to 0.65	0.49
Canceled (unaudited)	(107,647	)(a)	0.40 to 1.80	0.89
Expired (unaudited)	(49,128)		0.10 to 0.89	0.30

Balance, June 30, 2005 (unaudited)	19,066,077		0.10 to 1.92	0.67

(a)	Includes options exercisable for 366,213 shares assumed in connection with the Leads.com acquisition, of which options exercisable for an aggregate of 52,316 shares were canceled without being exercised in the six months ended June 30, 2005.

Price ranges of outstanding and exercisable options as of December 31, 2004 are summarized below:

	Outstanding Options			Exercisable Options
Exercise Price	Number of Options	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$0.10	4,766,832	7.41	$0.10	4,755,034	$0.10
$0.40 – 0.43	8,684,907	8.68	0.40	8,175,877	0.40
$0.65 – 0.89	1,114,958	9.76	0.75	116,911	0.72

	14,566,697	8.35	0.33	13,047,822	0.29

10. Common Shares Reserved

The Company had reserved the following number of shares of common stock for future issuance:

	December 31,
	2002	2003	2004
Outstanding stock options	6,289,970	14,467,949	14,566,697
Options available for future grants and other awards	499,920	1,941,858	1,097,602
Warrants outstanding	368,784	1,410,812	1,768,380
Conversion of Series A convertible redeemable preferred stock	—	17,367,141	29,524,139

Total common shares reserved	7,158,674	35,187,760	46,956,818

Website Pros, Inc.

Notes to Consolidated Financial Statements—(Continued)

11. Treasury Shares

In December 2003, the Board of Directors authorized the repurchase of all shares of common stock of the Company held by a stockholder. As of December 31, 2003, 2,305,782 shares at a cost of $669 thousand had been repurchased and were held as treasury stock. On January 23, 2004, the Board of Directors authorized the repurchase of all shares of common stock of the Company held by another stockholder. As of June 25, 2004, 1,006,036 shares at a cost of approximately $382 thousand had been repurchased and were held as treasury stock. In February 2004, the Board of Directors approved a common stock repurchase program whereby the Company was authorized to repurchase shares of the Company’s common stock held by certain Company stockholders at a repurchase price of $0.43185 per share. The holders of the Series A convertible redeemable preferred stock approved the repurchase program in all respects. 12,321,231 shares of the Company’s common stock were repurchased under this repurchase program from various stockholders at a cost of approximately $5.3 million and are held as treasury stock.

As of December 31, 2004, the Company held 15,633,048 shares of common stock as treasury shares at a cost of $6.4 million.

12. Preferred Stock and Warrants

In June 1999, the Company amended its Certificate of Incorporation to provide for the authorization of 8,000,000 shares of $0.001 par value Series A convertible redeemable preferred stock. Subsequently, 7,822,218 shares of Series A convertible redeemable preferred stock were sold at a price of $0.5625 per share. The total sales price of all shares was $4.4 million.

In August 1999, the Company amended its Certificate of Incorporation to authorize 17,000,000 shares of $0.001 par value Series B convertible redeemable preferred stock. Subsequently, 14,054,094 shares were sold at a price of $0.84375 per share. The total sales price of all shares was $11.9 million.

In August 1999, the Company issued a warrant to purchase 7,142 shares of its common stock to a service provider, exercisable at $0.10 per share, which expired on August 5, 2004. The fair value of the common stock warrants was calculated on the date of grant with the following assumptions: fair value of common stock of $0.06 based on management’s valuation of common stock analysis; risk-free rates of approximately 5.97%; dividend yield of 0%; and expected lives of five years. The resulting fair value of the warrants based on these calculations was zero.

In November 1999, the Company amended its Certificate of Incorporation to authorize 9,200,000 shares of $0.001 par value Series C preferred stock. Subsequently, 8,009,687 shares were sold at a price of $4.97 per share. The total sales price of all shares was $39.8 million.

In January 2000, the Company amended its Certificate of Incorporation to increase the number of authorized shares of Series C preferred stock to 9,619,343. Subsequently, 1,609,656 shares were sold at a price of $4.97 per share. The total sales price of all shares was $8.0 million.

As discussed in Note 8, in February 2002 all of the Company’s existing Series A, Series B and Series C preferred stock was converted into shares of the Company’s common stock.

In February 2002, as part of the recapitalization the Company issued warrants exercisable for an aggregate of 361,642 shares of common stock (357,142 shares to an existing stockholder and 4,500 shares to a bank), exercisable at $0.01 per share with an expiration date of February 14, 2009. The fair value of the common stock warrants was calculated on the date of grant with the following assumptions: fair value of common stock of $0.10

Website Pros, Inc.

Notes to Consolidated Financial Statements—(Continued)

based on management’s valuation of common stock analysis; risk-free rates of approximately 3.61%; dividend yield of 0%; and expected lives of seven years. The resulting fair value of the warrants based on these calculations was $33 thousand.

Series A Convertible Redeemable Preferred Stock

On December 10, 2003, the Company completed a private offering of 17,367,141 shares of Series A convertible redeemable preferred stock for an aggregate purchase price of approximately $10.0 million less approximately $824 thousand in offering costs. In connection with this offering the Company issued a warrant to its placement agent to purchase up to 1,042,028 shares of Series A convertible redeemable preferred stock at a purchase price of $0.5758 per share. The warrant will terminate in November 2008. The fair value of the warrant was calculated on the date of grant with the following assumptions: fair value of preferred stock of $0.5758 based on management’s valuation of common stock analysis; risk free rate of 2.29%; dividend rate of 8% and expected life of five years. The resulting fair value of the warrant based on these calculations was zero.

On February 11, 2004, the Company completed a second private offering of 12,156,998 shares of Series A convertible redeemable preferred stock for an aggregate purchase price of approximately $7.0 million less $247 thousand in offering costs. On April 27, 2004, the Company issued a warrant to its placement agent to purchase 364,710 shares of Series A convertible redeemable preferred stock at an exercise price per share of $0.5758. This warrant will terminate in April 2009. The fair value of the warrant was calculated on the date of grant with the following assumptions: fair value of preferred stock of $0.5758 based upon management’s valuation of common stock analysis; risk free rate of 3.37%; dividend rate of 8% and expected life of five years. The resulting fair value of the warrant based upon these calculations was zero.

Liquidation Preference

In the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a Liquidation), subject to the rights of any series of preferred stock that may from time-to-time come into existence, the holders of Series A convertible redeemable preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company on to the holders of common stock or any other shares of capital stock of the Company by reason of their ownership thereof, an amount per share equal to the sum of $0.5758 for each outstanding share of Series A convertible redeemable preferred stock (the Original Series A Issue Price), plus an amount equal to all accumulated (whether or not declared) but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like). If upon the occurrence of a liquidation, the assets and funds thus distributed among the holders of the Series A convertible redeemable preferred stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of preferred stock that may from time to time come into existence, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A convertible redeemable preferred stock in proportion to the amount of such stock owned by each such holder. Additionally, if assets are available for distribution following payment of the liquidation preference amount, holders of Series A convertible redeemable preferred stock are entitled to participate with holders of common stock in such distribution until the holders of Series A convertible redeemable preferred stock have received an aggregate of five times the original Series A Issue Price inclusive of the liquidation preference amount.

Redemption

At any time after the sixth anniversary of the first date of issuance of the first share of Series A convertible redeemable preferred stock, after the receipt by the Company of a written request from the holders of not less than a majority of the then outstanding Series A convertible redeemable preferred stock that all of such holders’

Website Pros, Inc.

Notes to Consolidated Financial Statements—(Continued)

shares of Series A convertible redeemable preferred stock be redeemed, the Company shall, to the extent it may lawfully do so, redeem in three annual installments all shares of Series A convertible redeemable preferred stock then outstanding by paying in cash a sum per share equal to the Original Series A Issue Price (as adjusted for any stock splits, stock dividends, recapitalizations or the like) plus an amount equal to all accumulated (whether or not declared) but unpaid dividends on such share. Dividends on the Series A convertible redeemable preferred stock are being accreted annually at a rate of 8% of the original issue price per share. Any redemption of Series A convertible redeemable preferred stock shall be made on a pro rata basis among the holders of the Series A convertible redeemable preferred stock in proportion to the number of shares of Series A convertible redeemable preferred stock then held by such holders. The redemption value of the Series A convertible redeemable preferred stock at December 31, 2004 and June 30, 2005 was $18.3 million and $19.0 million, respectively.

Conversion

Each share of Series A convertible redeemable preferred stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and on or prior to the fifth day prior to any redemption date, if any, as may have been fixed in any redemption notice with respect to such share of the Series A convertible redeemable preferred stock into the number of fully paid and nonassessable shares of common stock equal to (i) the Original Series A Issue Price divided by (ii) the conversion price applicable to such share, in effect on the date the certificate is surrendered. The initial conversion price per share for shares of the Series A convertible redeemable preferred stock shall be the Original Series A Issue Price; provided that the Conversion Price for the Series A convertible redeemable preferred stock shall be subject to adjustment for certain dilutive issuances, splits, combinations or special conversions.

Each share of Series A convertible redeemable preferred stock shall automatically be converted into shares of common stock at the conversion price at the time in effect for such Series A convertible redeemable preferred stock immediately upon the earlier of (i) the Company’s sale of its common stock in a firm commitment underwritten public offering under the Securities Act of 1933, as amended, the public offering price of which was not less than $2.879 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like) and aggregate net proceeds to the Company of at least $40 million or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A convertible redeemable preferred stock. Effective as of the time of any such automatic conversion, each certificate or certificates representing such automatically converted shares of Series A convertible redeemable preferred stock shall be deemed to represent the shares of common stock into which such shares of Series A convertible redeemable preferred stock automatically converted.

Dividends

The holders of Series A convertible redeemable preferred stock shall be entitled to receive cumulative dividends, prior and in preference to any declaration or payment of any dividend on the common stock or any other shares of capital stock of the Company at an annual rate of 8% of the Original Series A Issue Price per share. These dividends accrue (whether or not earned or declared by the Board of Directors) and compound annually and are cumulative as to any shares of Series A convertible redeemable preferred stock from the date on which such share is first issued and shall be payable in arrears, when and as declared by the Board of Directors. Upon the determination of the Board of Directors of the Company, including the directors elected by the holders of the Series A convertible redeemable preferred stock, such dividends shall be paid in shares of Series A convertible redeemable preferred stock valued at the Original Series A Issue Price, subject to adjustments for stock splits, stock dividends, combinations, recapitalizations or the like. Accordingly, dividends on the Series A convertible redeemable preferred stock are being accreted annually. However, if the Series A convertible redeemable preferred stock is converted into common stock, the accrued and unpaid dividends shall not be paid

Website Pros, Inc.

Notes to Consolidated Financial Statements—(Continued)

or payable in either cash or stock. At December 31, 2004 and June 30, 2005, cumulative dividends in arrears aggregated approximately $1.3 million and $2.0 million, respectively.

In the event any dividends are declared and paid on the common stock, the holders of the Series A convertible redeemable preferred stock shall be entitled to a proportionate share of any such dividends as though the holders of the Series A convertible redeemable preferred stock were the holders of the common stock into which their shares of Series A convertible redeemable preferred stock are convertible as of the record date fixed for the determination of the holders of common stock entitled to receive such distribution, provided, however, that the foregoing shall not apply to dividends payable solely in shares of common stock of the Company or any repurchase of any outstanding securities of the Company that is approved by the Board of Directors.

Series B Convertible Redeemable Preferred Stock

In February 2005, the Board of Directors approved amending and restating the Company’s amended and restated certificate of incorporation to authorize the issuance of additional shares of preferred stock and to designate such additional shares as Series B convertible redeemable preferred stock. In February 2005, the Company issued 2,100,693 shares of Series B convertible redeemable preferred stock to a stockholder of the Company for approximately $3.0 million.

Liquidation Preference

In the event of any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary (a Liquidation), subject to the rights of any series of preferred stock that may from time to time come into existence, the holders of Series B convertible redeemable preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series A convertible redeemable preferred stock, common stock or any other shares of capital stock of the Company by reason of their ownership thereof, an amount per share equal to the sum of $1.4281 for each outstanding share of Series B convertible redeemable preferred stock (the Original Series B Issue Price), plus an amount equal to all declared but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like). If upon the occurrence of a Liquidation, the assets and funds thus distributed among the holders of the Series B convertible redeemable preferred stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of preferred stock that may from time to time come into existence, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series B convertible redeemable preferred stock in proportion to the amount of such stock owned by each such holder.

Redemption

At any time after December 10, 2009, after the receipt by the Company of a written request from the holders of a majority of the then outstanding Series B convertible redeemable preferred stock and Series A convertible redeemable preferred stock (“Series convertible redeemable preferred stock”) voting together as a single class on an as-if-converted to common stock basis that all of such holders’ shares of Series convertible redeemable preferred stock be redeemed, the Company shall, to the extent it may lawfully do so, redeem in three annual installments all shares of Series convertible redeemable preferred stock then outstanding by paying in cash a sum per share equal to the Original Series A Issue Price for each share of Series A convertible redeemable preferred stock or the Original Series B Issue Price for each share of Series B convertible redeemable preferred stock, as applicable (each as adjusted for any stock splits, stock dividends, recapitalizations or the like), plus an amount for each share of Series A convertible redeemable preferred stock equal to all accumulated (whether or not declared) but unpaid dividends on such share, plus an amount per share of Series B convertible redeemable preferred stock equal to all declared but unpaid dividends on such share. Any redemption of Series convertible redeemable

Website Pros, Inc.

Notes to Consolidated Financial Statements—(Continued)

preferred stock shall be made on a pro rata basis among the holders of the Series convertible redeemable preferred stock in proportion to the number of shares of Series convertible redeemable preferred stock then held by such holders. The redemption value of the Series convertible redeemable preferred stock at December 31, 2004 and June 30, 2005 was $3.0 million.

Conversion

Each share of Series convertible redeemable preferred stock is convertible, at the option of the holder thereof, at any time after the date of issuance of such share and on or prior to the fifth day prior to any redemption date, if any, as may have been fixed in any redemption notice with respect to such share of the Series convertible redeemable preferred stock into the number of fully paid and nonassessable shares of common stock equal to (i) the Original Series A Issue Price or Original Series B Issue Price, as applicable, divided by (ii) the conversion price applicable to such share, in effect on the date the certificate is surrendered. The initial conversion price per share for shares of the Series convertible redeemable preferred stock is the Original Series A Issue Price or Original Series B Issue Price, as applicable; provided that the Conversion Price for the Series convertible redeemable preferred stock shall be subject to adjustment for certain dilutive issuances, splits, combinations or special conversions.

Each share of Series convertible redeemable preferred stock shall automatically be converted into shares of common stock at the conversion price at the time in effect for such Series convertible redeemable preferred stock immediately upon the earlier of (i) the Company’s sale of its common stock in a firm commitment underwritten public offering under the Securities Act of 1933, as amended with aggregate gross proceeds to the Company of at least $30 million or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series convertible redeemable preferred stock. Effective as of the time of any such automatic conversion, each certificate or certificates representing such automatically converted shares of Series convertible redeemable preferred stock shall be deemed to represent the shares of common stock into which such shares of Series convertible redeemable preferred stock automatically converted.

Voting Rights

The holder of each share of Series convertible redeemable preferred stock has the right to one vote for each share of common stock into which Series convertible redeemable preferred stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock, and shall be entitled, notwithstanding any provision of the Company’s Certificate of Incorporation, to notice of any stockholders’ meeting in accordance with the bylaws of the Company, and shall be entitled to vote, together with holders of common stock, with respect to any question upon which holders of common stock have the right to vote.

Board of Directors

The Company’s current directors have been elected pursuant to a voting agreement that the Company entered into with some of the holders of its common stock and holders of its preferred stock and related provisions of its certificate of incorporation in effect at the time of their election. The holders of the Company’s common stock are entitled to elect two members of the Board of Directors. The holders of the Company’s Series A convertible redeemable preferred stock are entitled to elect two members of the Board of Directors. The holders of a majority of the Company’s common stock and preferred stock, voting together as a single class on an as-if-converted basis, are entitled to elect any remaining members of the Board of Directors. Upon the completion of a public offering, the voting agreement will terminate in its entirety and none of the Company’s stockholders will have any special rights regarding the election or designation of Board members.

Website Pros, Inc.

Notes to Consolidated Financial Statements—(Continued)

13. Commitments

Registration Rights

Beginning 180 days following the closing of a public offering, the holders of an aggregate of 31,624,832 shares of the Company’s common stock and the holder of warrants to purchase an aggregate of 1,406,738 shares of the Company’s common stock may require the Company, upon written request from holders of a majority of these shares, and on not more than two occasions, to file a registration statement under the Securities Act of 1933 with respect to their shares.

As of June 30, 2005, if the Company proposes to register any of its securities under the Securities Act of 1933, either for its own account or for the account of other stockholders, the holders of an aggregate of 43,352,083 shares of the Company’s common stock, the holder of a warrant to purchase 4,500 shares of the Company’s common stock and the holder of warrants to purchase an aggregate of 1,406,738 shares of the Company’s Series A convertible redeemable preferred stock, which will become exercisable for an equal number of shares of common stock upon completion of this offering, will be entitled to notice of the registration and will be entitled to include their shares of common stock in the registration statement. These registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances.

14. Extraordinary Item

The Company had an earnout obligation to Net Objects, Inc., in connection with its asset purchase agreement with Net Objects entered into in October 2001. The earnout obligation was recorded in accordance with SFAS No. 141, “Business Combinations,” based on a three-year forecast of revenues of software products acquired from Net Objects. The term of the earnout ended in September 2004, so the estimated amount due of $628 thousand was classified as a current liability as of December 31, 2003. The actual earnout obligation, determined to be only $419 thousand, was paid in December 2004. As the related acquired assets had zero book value at the time of settlement, the Company recognized an extraordinary gain of $209 thousand.

15. Income Taxes

At December 31, 2004, the Company had available federal and state net operating loss carryforwards of approximately $55.6 million, which begin to expire in the year 2019.

During 2004, a change in ownership of more than 50% occurred that, in accordance with provisions of the Internal Revenue Code, limits the amount of net operating losses that may be utilized in subsequent periods. The annual limitation results in a reduction of available net operating loss carryforwards due to expiring net operating losses in subsequent carryforward periods. Accordingly, the Company estimates that at least $35.6 million of net operating loss carryforwards will be available during the carryforward period. An additional amount may be available as a result of recognized built-in gains during the five-year period following the change in ownership. In addition, approximately $400 thousand in net operating loss carryforwards pertain to the exercise of certain stock options for the Company’s common stock. The tax benefit of these losses, when recognized, will be accounted for as a credit to stockholders’ equity (deficit).

Website Pros, Inc.

Notes to Consolidated Financial Statements—(Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2003	2004
Deferred tax assets:
Allowance for doubtful accounts	$257	$162
Fixed assets basis	521	363
Intangible basis	4,410	3,695
Stock-based compensation	48	74
Net operating loss carryforwards	21,873	13,354

Total deferred tax assets	27,109	17,648
Less: valuation allowance	(27,109)	(17,648)

Net deferred tax asset	$—	$—

Net deferred tax liability	$—	$—

The valuation allowance increased by $457 thousand during 2003 and decreased by approximately $9.5 million in 2004. The change in the valuation allowance from 2003 to 2004 is primarily attributable to the decrease in other deferred tax assets. The Company believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets such that a full valuation allowance has been recorded.

The provision (benefit) for income taxes differs from the amount computed by applying the statutory U.S. Federal income tax rates as a result of the following:

	December 31,
	2003	2004
U.S. statutory rate	(34.0)%	34.0%
State income taxes (net of federal tax benefit)	(4.0)	4.0
Other, net	0.5	0.2
Valuation allowance	37.5	(38.2)

	0.0%	0.0%

16. Employee Savings Plan

Effective August 1, 2000, the Company established a 401(k) savings plan designed to qualify under Section 401(k) of the Internal Revenue Code. All employees who completed three months of service are eligible to participate in the plan. Each participant may contribute to the plan up to the maximum allowable amount as determined by the Federal Government. Employee 401(k) deferrals are 100% vested. Company contributions are subject to a vesting schedule based on years of service. The Company began making contributions to the plan in 2004. During 2004, the Company recorded contribution expense of $0, $0, and $33 thousand for 2002, 2003, and 2004, respectively.

17. Related Party Transactions

An investment fund affiliated with a law firm that provides legal services to the Company is a shareholder of the Company. The law firm received $134 thousand, $52 thousand and $191 thousand for professional

Website Pros, Inc.

Notes to Consolidated Financial Statements—(Continued)

services provided to the Company during 2002, 2003 and 2004, respectively. The Company has a payable of $5 thousand and $79 thousand to this law firm at December 31, 2003 and, 2004, respectively.

In February 2002, the Company issued warrants to purchase 361,642 shares of common stock as described in Note 12. Of these, a warrant exercisable for 357,142 shares of common stock was issued to a related party. The chief executive officer of the Company owns a beneficial interest in the general partner of the recipient of that warrant and also has voting and investment power with respect to the warrant and the shares of common stock issuable upon exercise of the warrant.

In February 2002, in connection with the acquisition of assets from Innuity, Inc., the Company issued 14,082,926 shares of common stock to Innuity. A current director and a current officer of the Company were secured noteholders of Innuity at the time and received distributions of the Company’s common stock from Artesian Management, Inc., agent for the Innuity secured noteholders, in February 2004.

The Company purchased computer equipment in 2003 from a business for which the Company’s President/CEO and CFO were members of the Board of Directors when the purchase was made. The Company paid $0, $0, and $20 thousand to the computer equipment company for purchases made during 2002, 2003 and 2004, respectively. The Company has a payable of $19 thousand and $30 thousand to this business for the computer equipment, at December 31, 2003 and 2004, respectively.

Three of the Company’s other directors are affiliated with certain of the Company’s major stockholders, and share voting and investment power with respect to the shares owned by these entities.

In December 2003, the Company entered into a letter agreement with Insight Venture Management, LLC, or IVM, an affiliate of Insight Venture Partners IV, L.P., whereby the Company received consulting services from IVM for a term of twelve months beginning January 1, 2004. This agreement expired pursuant to its terms on December 31, 2004. The Company paid IVM an aggregate amount of $61 thousand for these services during 2004. Two of the Company’s directors are affiliated with Insight Venture Partners, and entities affiliated with Insight Venture Partners own more than 5% of the Company’s outstanding capital stock.

In February 2004, the Company repurchased shares of its common stock from certain stockholders, including from one of its directors, his family members, and certain other parties with which he is or, in the past, was affiliated.

Report of Independent Registered Public Accountants

Board of Directors and Shareholders

Leads.com, Inc.

We have audited the accompanying balance sheets of Leads.com, Inc. as of December 31, 2003 and 2004, and the related statements of income, shareholders’ equity, and cash flows for the period from inception (June 30, 2003) to December 31, 2003 and the year ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Leads.com, Inc. at December 31, 2003 and 2004 and the results of its operations and its cash flows for the period from inception (June 30, 2003) to December 31, 2003 and the year ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

Jacksonville, Florida March 25, 2005, except for Note 11, as to which the date is April 22, 2005	/s/ Ernst & Young LLP

Leads.com, Inc.

Balance Sheets

(In thousands, except share amounts)

	December 31,		April 22, 2005
	2003	2004
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$814	$607	$455
Accounts receivable	—	5	6
Prepaid expenses	11	62	34

Total current assets	825	674	495

Property and equipment, net	95	286	297
Intangible asset	—	691	691
Other assets	11	81	77

Total assets	$931	$1,732	$1,560

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$37	$240	$480
Accrued expenses	72	149	241
Deferred revenue	55	291	291
Capital lease payable, short-term	4	4	4
Current portion of long-term debt	—	52	58
Other liabilities	—	13	17

Total current liabilities	168	749	1,091

Capital lease payable, long-term	8	4	3
Long-term debt	—	306	290
Other liabilities	25	57	80

Total liabilities	201	1,116	1,464

Stockholders’ equity:
Common stock, $0.01 par value; 3,000,000 authorized, 1,949,540 shares issued and outstanding as of December 31, 2003; 3,000,000 shares authorized, 2,217,769 issued and outstanding as of December 31, 2004 and April 22, 2005	19	22	22
Additional paid-in capital	1,161	2,352	2,352
Accumulated deficit	(450)	(1,758)	(2,278)

Total stockholders’ equity	730	616	96

Total liabilities and stockholders’ equity	$931	$1,732	$1,560

See accompanying notes.

Leads.com, Inc.

Statements of Operations

(In thousands)

	Inception (June 30) to December 31, 2003	Year Ended December 31, 2004	Period From January 1, 2005 through April 22, 2005
			(unaudited)
Subscription revenue	$168	$3,628	$1,717
Cost of subscription revenue	82	1,749	876

Gross profit	86	1,879	841

Operating expenses:
Sales and marketing	276	1,787	534
General and administrative	253	1,317	787
Depreciation	8	74	36
Loss on disposal of assets	—	6	—

Total operating expenses	537	3,184	1,357

Loss from operations	(451)	(1,305)	(516)

Other income (expense):
Interest income	2	6	—
Interest expense	(1)	(9)	(4)

Total other income (expense)	1	(3)	(4)

Net loss	$(450)	$(1,308)	$(520)

See accompanying notes.

Leads.com, Inc.

Statements of Stockholders’ Equity

(In thousands, except share amounts)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance, Inception June 30, 2003	—	—	—	—	—

Issuance of common stock	1,949,540	$19	$1,161	—	$1,180
Net loss	—	—	—	$(450)	(450)

Balance, December 31, 2003	1,949,540	19	1,161	(450)	730

Issuance of common stock	268,229	3	1,191	—	1,194
Net loss	—	—	—	(1,308)	(1,308)

Balance, December 31, 2004	2,217,769	22	2,352	(1,758)	616

Net loss (unaudited)	—	—	—	(520)	(520)

Balance, April 22, 2005 (unaudited)	2,217,769	$22	$2,352	$(2,278)	$96

See accompanying notes.

Leads.com, Inc.

Statements of Cash Flows

(In thousands)

	Inception (June 30) to December 31, 2003	Year Ended December 31, 2004	Period From January 1, 2005 through April 22, 2005
			(unaudited)
Cash flows from operating activities
Net loss	$(450)	$(1,308)	$(520)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	8	74	36
Loss from disposal of property and equipment	—	6	—
Changes in operating assets and liabilities:
Accounts receivable	—	(5)	(1)
Prepaid expenses and other assets	(11)	(55)	32
Accounts payable and accrued expenses	109	280	332
Deferred revenue	55	236	—
Other liabilities	25	36	26

Net cash used in operating activities	(264)	(736)	(95)

Cash flows from investing activities
Purchase of property and equipment, net	(90)	(263)	(46)
Purchase of domain name	—	(82)	(10)
Deposits	(11)	(66)	—

Net cash used in investing activities	(101)	(411)	(56)

Cash flows from financing activities
Principal payments on capital lease obligations	(1)	(4)	(1)
Proceeds from issuance of common stock, net	1,180	944	—

Net cash provided by (used in) financing activities	1,179	940	(1)

Net increase (decrease) in cash and cash equivalents	814	(207)	(152)
Cash and cash equivalents, beginning of period	—	814	607

Cash and cash equivalents, end of period	$814	$607	$455

See accompanying notes.

Leads.com, Inc.

Financial Statements

December 31, 2004

(Information pertaining to the period from January 1, 2005 through April 22, 2005 is unaudited)

1. The Company and Summary of Significant Accounting Policies

Description of Company

Leads.com, Inc. (the Company) is a provider of customer lead generation Web services for small and medium-sized businesses. The Company’s primary service offering is a subscription based package that can include pay-per-click advertising, online yellow page advertisement creation, and industry-specific customer leads. The Company was incorporated in Delaware in June 2003 as Lead Logic, Inc. In August 2004, Lead Logic legally changed its name to Leads.com, Inc.

Unaudited Interim Financial Information

In management’s opinion, the statements include all adjustments that are necessary for a fair presentation of the results for the interim period. All such adjustments are of a normal, recurring nature.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company’s subscription revenue is generated from monthly subscriptions for online advertising services. Revenue is recognized when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the service has been provided to the customer; (3) the amount of fees to be paid by the customer is fixed or determinable; and (4) the collection of the Company’s fees is probable.

Customers are billed for services on a monthly, quarterly, semi-annual or annual basis, at the Customer’s option. Deferred revenue is recorded when customers pay for services in advance. The Company recognizes revenue on a daily basis over the service period. There are no undelivered elements at the end of the monthly service period.

Receivables

Trade accounts receivable are recorded on the balance sheet at net realizable value. The Company establishes reserves for uncollectible balances based on historical collection percentages and customer-specific information. At December 31, 2003 and 2004, no reserves were deemed necessary based on the Company’s analysis.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, operating accounts, and money market accounts. For purposes of the statement of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents. The Company invests its cash in credit instruments of highly rated financial institutions.

Leads.com, Inc.

Financial Statements—(Continued)

Fair Value of Financial Instruments

Financial instruments include cash and cash equivalents, accounts payable, accrued expenses and debt. The respective carrying value of these financial instruments approximates fair value.

Property and Equipment

Property and equipment, including software, are stated at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the assets which range from three to five years using the straight-line method.

Asset Impairment

When events or circumstances indicate possible impairment, the Company performs an evaluation to determine if an impairment of long-lived assets used in operations exists, using undiscounted estimated future operating cash flows attributable to such assets compared to the assets’ carrying amount.

If the Company determines that long-lived assets have been impaired, the measurement of impairment will be equal to the excess of the carrying amount of such assets over the discounted estimated future operating cash flows, using a discount rate commensurate with the risks involved. The Company would reflect the impairment through a reduction in the carrying value of the long-lived assets. Long-lived assets to be disposed of are recorded at the lower of carrying amount or estimated fair value less costs to dispose.

Intangible Assets

The Company accounts for intangible assets in accordance with SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” Intangible assets with indefinite useful lives are tested annually for impairment. Intangible assets with finite lives are amortized over their expected useful lives and are reviewed periodically for impairment.

Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes” using the liability method. SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the difference is expected to reverse. Deferred tax assets and liabilities are included in other assets and other liabilities, respectively, on the balance sheets.

Stock-Based Employee Compensation

The Company accounts for stock options issued to qualified employees in accordance with the provision of Accounting Principles Board Opinion No. 25 (APB 25), “Accounting for Stock Issued to Employees” as interpreted by Financial Accounting Standards Board (FASB) Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation (an Interpretation of the Accounting Principles Board Opinion No. 25).” No compensation expense has been recorded in 2004 and the period from January 1, 2005 through April 22, 2005 for stock options issued to employees as the exercise price of the options granted was equal to the fair value of the Company’s common stock on the date of award.

Leads.com, Inc.

Financial Statements—(Continued)

Pro Forma Information

Pro forma information regarding net income is required by SFAS No. 123 and SFAS No. 148 and has been determined as if the Company had accounted for its employee stock options using the fair value method. The fair value for options was estimated at the date of grant using the minimum value method with the following weighted-average assumptions for 2004: risk-free interest rate of 3.98%; dividend yield of 0%; and a weighted-average expected life of the options of seven years.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options’ vesting period of 4 years. The weighted average per share fair value of options granted during the year ended December 31, 2004 was $1.14. The Company’s pro forma information follows (in thousands):

	Year Ended December 31,	Period From January 1, 2005 Through April 22,
	2004	2005
		(unaudited)
Loss before pro forma effect of stock options	$(1,308)	$(520)
Pro forma compensation expense from stock options	(2)	(10)

Pro forma net loss	$(1,310)	$(530)

Because options vest over several years and additional option grants are expected, the effects of these pro forma calculations are not likely to be representative of similar future calculations. The fair values, as determined in accordance with SFAS No. 123, of options granted to employees were determined based on the assumption that the exercise price at the measurement date approximated fair value.

Comprehensive Income (Loss)

Comprehensive income (loss) equals net income (loss) for all periods presented.

Recent Accounting Pronouncements

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” (FIN 46). In December 2003, the FASB modified FIN 46 to make certain technical corrections and address certain implementation issues that had arisen. FIN 46, as so modified (FIN 46R), provides a new framework for identifying variable interest entities (VIEs) and determining when a company should include the assets, liabilities, noncontrolling interests and results of activities of a VIE in its consolidated financial statements. FIN 46R requires certain VIEs to be consolidated by the primary beneficiary of the entity if the equity investors of the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46R is effective upon initial involvement for VIEs created after December 31, 2003 and beginning no later than the first annual reporting period beginning after December 15, 2004 for variable interests in all other entities in financial statements. Management has completed its evaluation and concluded that none of the Company’s investments meet the requirements for consolidation under FIN 46R.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R, “Share-Based Payment.” This statement is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued for Employees.” SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The provisions of this statement are effective for interim or annual periods beginning after January 1, 2006. Management is currently evaluating the provisions of this revision to determine the impact on its financial statements.

Leads.com, Inc.

Financial Statements—(Continued)

2. Property and Equipment

The Company’s property and equipment are summarized as follows (in thousands):

	December 31,		April 22, 2005
	2003	2004
			(unaudited)
Property and equipment:
Software	$32	$175	$207
Computer equipment	32	75	79
Equipment	33	63	78
Furniture and fixtures	6	37	37
Leasehold improvements	—	15	12

Total property and equipment	103	365	413
Less: Accumulated depreciation	(8)	(79)	(116)

Property and equipment, net	$95	$286	$297

Depreciation expense relating to property and equipment amounted to $8 thousand and $74 thousand for the years ended December 31, 2003 and 2004, respectively, and $36 thousand for the period from January 1, 2005 through April 22, 2005.

Intangible Asset

The Company’s intangible asset is the domain name www.leads.com. The Company purchased the name in August 2004 in exchange for 53,305 shares of common stock of the Company, valued at $250 thousand, and a $500 thousand non-interest bearing note payable. The asset was capitalized for $691 thousand, which is the fair value of the stock plus the net present value of the note (see Note 3). The fair value of the stock was based on recent transactions with unrelated parties. The domain name will be tested annually for impairment. Also included in the purchase agreement is the Company’s obligation to pay on a quarterly basis 10% of advertising revenue received by the Company for Website advertising on www.leads.com for sixty months beginning the first full month the Company receives any such advertising revenue.

3. Long-Term Debt

To finance the purchase of the domain name www.leads.com in August 2004, the Company signed a $500 thousand non-interest bearing note agreement with the owner of the domain name. The collateral for this note is the www.leads.com domain name. The note is payable in quarterly installments over 5 years. The imputed interest rate is 5.25%. The required minimum payments on the note as of December 31, 2004 are (in thousands):

2005	$70
2006	80
2007	90
2008	110
2009	60

Total	410
Less imputed interest	(52)

358
Less current portion	(52)

Total	$306

Leads.com, Inc.

Financial Statements—(Continued)

4. Leases

Operating Leases

The Company rents its principal office in Manassas, Virginia under an operating lease that expires on September 30, 2014. This lease is a ten-year lease with escalating rent payments at the conclusion of each year. The Company has an option to cancel this lease on September 30, 2009 without penalty. The Company is recognizing rent expense for this lease on a straight-line basis over the non-cancelable lease term. The Company also rents a secondary office in Roanoke, Virginia under an operating lease that expires in August 2005. This lease is a one-year lease with an escalation of the rent payment at the conclusion of the first six months of the lease term. The Company is recognizing rent expense for this lease on a straight-line basis over the lease term. Prior to October 2004, the Company’s principal office lease was in Sterling, Virginia. Rent expense for the leased facilities amounted to $26 thousand and $214 thousand for the years ended December 31, 2003 and 2004, respectively, and $115 thousand for the period from January 1, 2005 through April 22, 2005.

As of December 31, 2004, future minimum rental payments required under operating leases that have initial or remaining non-cancelable terms in excess of one year, including the leases described above, are as follows (in thousands):

2005	$99
2006	152
2007	193
2008	199
2009	152

$795

The Company subleases offices from its principal office to three other companies. The various subleases terminate during 2006. These subleases have a two-year term with escalating rent payments at the end of the first year. The Company is recognizing rental income on a straight-line basis over the lease term. Sublease income for the year ended December 31, 2004 and the period from January 1, 2005 through April 22, 2005 was $4 thousand and $14 thousand, respectively.

As of December 31, 2004, the future minimum sublease rental income required under the operating leases have initial or remaining non-cancelable terms in excess of one year, including the leases described above, and as follows (in thousands):

2005	$61
2006	54

$115

Capital Lease

The Company is obligated under capital leases for a phone system in the amount of $13 thousand. Accumulated depreciation related to the phone system totaled $1 thousand and $3 thousand for 2003 and 2004, respectively. Future minimum lease payments total $4 thousand in both 2005 and 2006. An imputed interest rate of 1.3% was used to reduce the minimum lease payments to fair value.

Leads.com, Inc.

Financial Statements—(Continued)

5. Income Taxes

At December 31, 2004, the Company had available federal and state net operating loss carryforwards of approximately $1.7 million, which begin to expire in the year 2023.

Pursuant to the “change in ownership” provisions of the Internal Revenue Code, utilization of the Company’s net operating loss carryforwards may be limited, if a cumulative change of ownership of more than 50% occurs within any three-year period.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are recorded in the financial statements in other assets and other liabilities, respectively. Significant components of the Company’s deferred tax assets and liabilities are as follows at December 31 (in thousands):

	2003	2004
Deferred tax assets:
Intangible basis	$8	—
Accrued Expenses	18	$11
Deferred Rent	—	13
Deferred revenue	22	3
Net operating loss carryforwards	123	639

Total deferred tax assets	171	666

Deferred tax liabilities:
Intangible basis	—	(1)
Fixed assets basis	—	(3)

Total deferred tax liabilities	—	(4)

Total net deferred tax asset	171	662
Less: valuation allowance	(171)	(662)

Net deferred tax asset	$—	$—

Net deferred tax liability	$—	$—

The valuation allowance increased by approximately $171 thousand and $491 thousand during 2003 and 2004, respectively. The change in the valuation allowance is primarily attributable to the increase in the net operating loss carryforwards and deferred tax liabilities and the decrease in other deferred tax assets. The Company believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets such that a full valuation allowance has been recorded.

Leads.com, Inc.

Financial Statements—(Continued)

The Company’s effective income tax rate varied from the statutory rate for various reasons. An analysis of the current year is provided below. The reconciling items affect the overall effective rate because they are book tax differences other than temporary differences:

	2003	2004
U.S. statutory rate	(34.0)%	(34.0)%
State income taxes (net of federal tax benefit)	(4.0)	(4.0)
Other, net	0.5	1.4
Valuation allowance	37.5	36.6

	0.0%	0.0%

6. Stock Splits

In November 2003, the Board of Directors approved a 12:1 stock split for common stock outstanding. In June 2004, the Board of Directors approved an amendment to the certificate of incorporation to increase the authorized shares of common stock of the Company to 3.0 million shares and approved a 20:1 stock split for common stock outstanding. Share amounts for all periods presented have been restated to reflect the effects of the stock splits.

7. Stock-Based Compensation Plans

A Stock Option Plan (Plan) was adopted by the Company’s Board of Directors and approved by its stockholders on November 24, 2004. The Plan provides for the grant of non-statutory stock options to individuals employed by the Company or a Subsidiary or Affiliated Company as defined in the Plan. As of December 31, 2004, the Company has reserved an aggregate of 166,332 shares of Common Stock for issuance under this plan. Of the total reserved as of December 31, 2004, options to purchase a total of 70,000 shares of the Company’s common stock were held by participants under the plan, and 96,332 shares of common stock are currently available for future issuance.

The Board of Directors administers the Plan and determines the terms of options granted, including the exercise price, the number of shares subject to individual option awards and the vesting period of options, within the limits set forth in the Plan itself. Options under the Plan have a maximum term of 10 years and vest over 4 years.

Stock Option Activity

In November 2004, options to purchase 70,000 shares were granted at an exercise price of $4.69. All of these options were outstanding and no options were exercisable at December 31, 2004. The weighted average remaining life for outstanding options is 9.9 years. The Company did not grant any stock options during the period from January 1, 2005 through April 22, 2005.

Leads.com, Inc.

Financial Statements—(Continued)

The following table summarizes option activity for all of the Company’s stock options:

	Shares Covered by Options	Exercise Price per Share	Weighted Average Exercise Price
Balance, December 31, 2003	—	—	—
Granted	70,000	$4.69	$4.69
Exercised	—	—	—
Canceled	—	—	—
Expired	—	—	—

Balance, December 31, 2004	70,000	4.69	4.69

Price ranges of outstanding and exercisable options as of December 31, 2004, are summarized below:

	Outstanding Options			Exercisable Options
Exercise Price	Number of Options	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$4.69	70,000	9.9	$4.69	—	—

	70,000			—

8. Employee Savings Plan

Effective in 2003, the Company established a 401(k) savings plan (401(k) Plan) designed to qualify under Section 401(k) of the Internal Revenue Code. All employees who completed 60 days of service are eligible to participate in the 401(k) Plan. Each participant may contribute to the 401(k) Plan up to the maximum allowable amount as determined by the Federal Government. Employee 401(k) deferrals are 100% vested. Company contributions are subject to a vesting schedule based on years of service. The Company may make contributions to the 401(k) Plan at the discretion of management of the Company. There was contribution expense of $1 thousand and $4 thousand for the year ended December 31, 2003 and 2004, respectively, and $3 thousand for the period from January 1, 2005 through April 22, 2005.

9. Supplemental Cash Flow Information

Cash paid for interest was $1 thousand and $9 thousand for the year ended December 31, 2003 and 2004, respectively, and $5 thousand for the period from January 1, 2005 through April 22, 2005, respectively. The Company acquired equipment through a capital lease in the amount of $13 thousand in 2003. The Company issued a $500 thousand note payable and $250 thousand of common stock in the acquisition of the domain name www.leads.com in August 2004 to the former owner of the domain name.

10. Related Party

The Company uses a technology consulting firm for internal software development and maintenance whose owners are shareholders of the Company. The Company paid $32 thousand, $126 thousand and $19 thousand to this firm for services provided to the Company during the year ended December 31, 2003, 2004 and the period from January 1, 2005 through April 22, 2005, respectively. There were no accounts payable to this consulting firm at December 31, 2003 and 2004 and April 22, 2005.

11. Subsequent Event

On April 22, 2005, the Company was acquired by Website Pros, Inc. for 11,602,654 shares of Website Pros, Inc. common stock.

Report of Independent Registered Public Accountants

Board of Directors and Shareholders

E.B.O.Z., Inc.

We have audited the accompanying balance sheet of E.B.O.Z., Inc., as of December 31, 2004, and the related statement of operations, shareholders’ equity (deficit), and cash flows for the year ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of E.B.O.Z., Inc., at December 31, 2004 and the results of its operations and its cash flows for the year ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Jacksonville, Florida

June 30, 2005

E.B.O.Z., Inc.

Balance Sheets

(In thousands, except share amounts)

	December 31, 2004	April 19, 2005
		(unaudited)
Assets
Current assets:
Accounts receivable, net of allowance of $32 as of December 31, 2004 and April 19, 2005	$65	$66
Prepaid expenses and other current assets	20	20

Total current assets	85	86

Property and equipment	51	40

Total assets	$136	$126

Liabilities and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	$86	$98
Accrued expenses	9	18
Interest payable to majority shareholder	33	40
Deferred revenue	85	87
Current portion of capital leases payable	13	14
Notes payable to majority shareholder	402	400
Other liabilities	17	17

Total current liabilities	645	674
Long-term capital leases payable	7	2

Total liabilities	652	676

Shareholders’ equity (deficit):
Common stock, no stated value, 10,000,000 shares authorized, 5,750,000 issued and outstanding as of December 31, 2004 and April 19, 2005	—	—
Treasury shares, at cost; 250,000 shares	(5)	(5)
Additional paid-in-capital	500	500
Deferred stock-based compensation	(218)	(191)
Accumulated deficit	(793)	(854)

Total shareholders’ equity (deficit)	(516)	(550)

Total liabilities and shareholders’ equity (deficit)	$136	$126

See accompanying notes.

E.B.O.Z., Inc.

Statements of Operations

(In thousands)

	Year Ended December 31, 2004	Period From January 1, 2005 through April 19, 2005
		(unaudited)
Revenue:
Subscription	$953	$262
Professional services and other	38	10

Total revenue	991	272
Cost of revenue (excluding depreciation and amortization shown separately below):
Subscription	300	85
Professional services and other	6	1

Total cost of revenue	306	86

Gross profit	685	186
Operating expenses:
Sales and marketing(a)	141	45
Research and development(a)	111	29
General administrative(a)	488	124
Stock-based compensation	24	27
Depreciation and amortization	66	11

Total operating expenses	830	236

Loss from operations	(145)	(50)
Interest expense	(34)	(11)

Net loss	$(179)	$(61)

(a) Stock-based compensation is excluded in the following amounts:

Sales and marketing	$3	$1
Research and development	9	11
General and administrative	12	15

	$24	$27

See accompanying notes.

E.B.O.Z., Inc.

Statements of Shareholders’ Equity (Deficit)

(In thousands, except share amounts)

	Common Stock		Treasury Stock	Additional Paid-in Capital	Deferred Stock-Based Compensation	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance, December 31, 2003	6,000,000	$—	$—	$273	$(15)	$(614)	$(356)
Deferred stock-based compensation related to issuance of stock options	—	—	—	227	(227)	—	—
Repurchase of stock	(250,000)	—	(5)	—	—	—	(5)
Net loss	—	—	—	—	—	(179)	(179)
Stock-based compensation expense	—	—	—	—	24	—	24

Balance, December 31, 2004	5,750,000	—	(5)	500	(218)	(793)	(516)
Stock-based compensation expense	—	—	—	—	27	—	27
Net loss (unaudited)	—	—	—	—	—	(61)	(61)

Balance, April 19, 2005 (unaudited)	5,750,000	$—	$(5)	$500	$(191)	$(854)	$(550)

E.B.O.Z., Inc.

Statements of Cash Flows

(In thousands)

	Year Ended December 31, 2004	Period From January 1, 2005 through April 19, 2005
		(unaudited)
Cash flows from operating activities
Net loss	$(179)	$(61)
Depreciation and amortization	66	11
Stock-based compensation expense	24	27
Changes in operating assets and liabilities:
Accounts receivable	(33)	(1)
Prepaid expenses and other assets	(20)	—
Accounts payable and accrued expenses	31	28
Deferred revenue	(9)	2
Other liabilities	24	—

Net cash (used in) provided by operating activities	(96)	6

Cash flows from investing activities
Purchase of property and equipment	(10)	—

Net cash used in investing activities	(10)	—

Cash flows from financing activities
Payments on capital leases payable	(12)	(6)
Proceeds from issuance of notes payable, net	118	—
Purchase of treasury stock	(5)	—

Net cash provided by (used in) financing activities	101	(6)

Net decrease in cash	(5)	—
Cash, beginning of period	5	—

Cash, end of period	$—	$—

See accompanying notes.

E.B.O.Z., Inc.

Financial Statements

December 31, 2004

(Information pertaining to the period from January 1, 2005 through April 19, 2005 is unaudited)

1. EBOZ and Summary of Significant Accounting Policies

Description of Company

E.B.O.Z., Inc. (EBOZ) is located in Santa Monica, California and designs, develops and provides advanced Website promotion and marketing products and services to small to medium-sized businesses. EBOZ was incorporated in California in October 2001.

Unaudited Interim Financial Information

In management’s opinion the statements include all adjustments that are necessary for a fair presentation of the results for the interim period. All such adjustments are of a normal recurring nature.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

EBOZ’s revenue is generated from monthly, quarterly and annual subscriptions for online Website marketing and promotional services. Revenue is recognized when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the service has been provided to the customer; (3) the amount of fees to be paid by the customer is fixed or determinable; and (4) the collection of EBOZ’s fees is probable.

Customers are billed for services on a one-time, monthly, quarterly, semi-annual or annual basis, at the customer’s option. Deferred revenue is recorded when customers pay for services in advance. EBOZ recognizes revenue on a daily basis over the service period. There are no undelivered elements at the end of the monthly service period.

Receivables

Trade accounts receivable are recorded on the balance sheet at net realizable value. EBOZ establishes reserves for uncollectible balances based on historical collection percentages and customer-specific information. Bad debt expense was $32 thousand and $0 for the year ended December 31, 2004 and the period from January 1, 2005 through April 19, 2005, respectively.

Cash

Cash includes cash on hand and operating accounts.

Concentrations of Credit Risk

Financial instruments that potentially subject EBOZ to concentration of credit risk consist principally of cash and accounts receivable. EBOZ invests its cash in credit instruments of highly rated financial institutions.

EBOZ’s significant customers, those representing 10% or more of revenue for 2004, were as follows: Customer A 30%, Customer B 16%, Customer C 12%, and Customer D 11%. Customer A accounted for 74% of accounts receivable at December 31, 2004.

E.B.O.Z., Inc.

Financial Statements—(Continued)

Fair Value of Financial Instruments

Financial instruments include cash, accounts receivable, accounts payable and debt. The respective carrying value of these financial instruments approximates fair value due to their short-term nature.

Property and Equipment

Property and equipment, including software, are stated at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the assets using the straight-line method. The useful life of EBOZ’s assets are estimated to be three to five years. Leasehold improvements are depreciated over the term of the lease.

Asset Impairment

When events or circumstances indicate possible impairment, EBOZ performs an evaluation to determine if an impairment of long-lived assets used in operations exists, using undiscounted estimated future operating cash flows attributable to such assets compared to the assets’ carrying amount.

If EBOZ determines that long-lived assets have been impaired, the measurement of impairment will be equal to the excess of the carrying amount of such assets over the discounted estimated future operation cash flows, using a discount rate commensurate with the risks involved. EBOZ would reflect the impairment through a reduction in the carrying value of the long-lived assets. Long-lived assets to be disposed of are recorded at the lower of carrying amount or estimated fair value less costs to dispose.

Income Taxes

EBOZ accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes,” using the liability method. SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the difference is expected to reverse.

Stock-Based Employee Compensation

EBOZ accounts for stock options issued to qualified employees in accordance with the provision of Accounting Principles Board Opinion No. 25 (APB 25), “Accounting for Stock Issued to Employees” as interpreted by Financial Accounting Standards Board (FASB) Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation (an Interpretation of the Accounting Principles Board Opinion No. 25).” Solely for the purpose of evaluating stock compensation expense, EBOZ performed a retrospective valuation of its common stock. Based upon this assessment of the fair value of its common stock, EBOZ has recorded deferred stock-based compensation to the extent that the fair value of its common stock at the date of grant exceeded the exercise price of the equity awards. Assessed fair values are inherently uncertain and highly speculative. If EBOZ had made different assumptions, its deferred stock-based compensation amount, stock-based compensation expense, and net loss could have been significantly different. EBOZ recorded deferred compensation of $227 thousand during 2004. The deferred stock-based compensation is being amortized on a straight-line basis over the stock option vesting period of three years. EBOZ recognized $24 thousand and $27 thousand of stock-based compensation expense in 2004 and the period from January 1, 2005 through April 19, 2005, respectively.

E.B.O.Z., Inc.

Financial Statements—(Continued)

1. EBOZ and Summary of Significant Accounting Policies (continued)

Pro Forma Information

Pro forma information regarding net income is required by SFAS No. 123 and SFAS No. 148 and has been determined as if EBOZ had accounted for its employee stock options using the fair value method. The fair value for options was estimated at the date of grant using the minimum value method with the following weighted-average assumptions: risk-free rate of 3.84%, dividend yield of 0%, and an expected life of seven years.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period of 3 years. The weighted average per share fair value of options granted during the year ended December 31, 2004 was $0.20. EBOZ’s pro forma information is as follows (in thousands):

	Year Ended December 31, 2004	Period From January 1, 2005 through April 19, 2005
		(unaudited)
Loss before pro forma effect of stock options	$(179)	$(61)
Add: Stock-based compensation included in reported net loss	24	27
Less: Pro forma compensation expense from stock options	(24)	(41)

Pro forma net loss	$(179)	$(75)

Because options vest over several years and additional option grants are expected, the effects of these pro forma calculations are not likely to be representative of similar future calculations. The fair values, as determined in accordance with SFAS No. 123, of options granted to employees were determined based on the assumption that the exercise price at the measurement date approximated fair value.

Comprehensive Income (Loss)

Comprehensive income (loss) equals net income (loss) for all periods presented.

Recent Accounting Pronouncements

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R, Share-Based Payment. This statement is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued for Employees.” SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The provisions of this statement will be effective for EBOZ on January 1, 2006. Management is currently evaluating the provisions of this revision to determine the impact on its financial statements.

E.B.O.Z., Inc.

Financial Statements—(Continued)

2. Property and Equipment

EBOZ’s property and equipment are summarized as follows at December 31, 2004 (in thousands):

Property and equipment:
Software	$146
Computer equipment	108
Furniture and fixtures	5
Leasehold improvements	4

Total property and equipment	263
Less: Accumulated depreciation	(212)

Property and equipment, net	$51

Depreciation expense relating to property and equipment amounted to $66 thousand for the year ended December 31, 2004.

3. Notes Payable

As of December 31, 2004, EBOZ has three outstanding notes payable held by the majority shareholder of EBOZ. The three notes total approximately $402 thousand. Two of the notes, approximately $383 thousand, have a one-year term that expires December 31, 2005 and an interest rate of 8% per annum. The remaining note has a balance of $19 thousand payable in equal increments with interest at 12% per annum for a term of 24 months ending during 2005. The collateral for the three notes consists of the total assets, both tangible and intangible, of EBOZ. The interest expense on the notes payable was approximately $34 thousand for 2004.

4. Commitments

Operating Leases

At December 31, 2004, EBOZ rented its principal office in Santa Monica, California under an operating lease that expired on March 31, 2005. This lease was a three-year lease with escalating rent payments at the conclusion of each year. EBOZ recognized rent expense for this lease on a straight-line basis over the lease term. EBOZ also rented a secondary office in Seneca Falls, New York under an operating lease that expired on December 31, 2004. This lease was a one-year lease. EBOZ is recognizing rent expense for this lease on a straight-line basis over the lease term. Rent expense for the leased facilities amounted to $59 thousand for the year ended December 31, 2004.

EBOZ subleases offices from its principal office to one other company on a month-to-month basis. Sublease income for 2004 was $12 thousand.

Capital Lease

EBOZ is obligated under capital leases for certain computer equipment in the total amount of $20 thousand. Amortization of assets reported under capital leases is included in depreciation expense. Accumulated depreciation related to the computer equipment totaled $8 thousand for 2004. Future minimum lease payments, including interest of $3 thousand, are $16 thousand and $7 thousand for 2005 and 2006, respectively.

E.B.O.Z., Inc.

Financial Statements—(Continued)

5. Income Taxes

At December 31, 2004, EBOZ had available federal and state net operating loss carryforwards of approximately $457 thousand, which begin to expire in the year 2009.

Pursuant to the “change in ownership” provisions of the Internal Revenue Code, utilization of EBOZ’s net operating loss carry forwards may be limited if a cumulative change of ownership of more than 50% occurs within any three-year period.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are recorded in the financial statements in other assets and other liabilities, respectively. Significant components of EBOZ’s deferred tax assets and liabilities are as follows at December 31, 2004 (in thousands):

Deferred tax assets:
Accrued compensation	$71
Bad debt reserve	13
Deferred revenue	34
Other	13
Net operating loss carryforwards	182

Total deferred tax assets	313
Less: valuation allowance	(313)

Net deferred tax asset	$—

Pursuant to EBOZ’s adoption of a plan of reorganization and liquidation in April 2005, it appears highly unlikely the net operating losses will be utilized. EBOZ’s management believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets such that a full valuation allowance has been recorded.

EBOZ’s effective income tax rate varied from the statutory rate due to the impact of the increase in the valuation allowance which offsets all of EBOZ’s deferred tax assets. An analysis of the year ended December 31, 2004 is provided below. The reconciling items affect the overall effective rate because they are book tax differences other than temporary differences:

U.S. Statutory Rate	34%
State Income Taxes (net of federal tax benefit)	5.9
Valuation Allowance	(39.9)

Total	—%

6. Stock-Based Compensation Plans

EBOZ’s Board of Directors adopted, and its stockholders approved, a stock option plan (EBOZ Plan), on October 22, 2003. The EBOZ Plan initially authorized the issuance of 500,000 shares of EBOZ’s common stock. On September 1, 2004, EBOZ’s Board of Directors authorized an additional 1,000,000 shares of common stock, bringing the total number of shares authorized for the EBOZ Plan to 1,500,000. It is intended that certain of the options issued under the EBOZ Plan to employees of EBOZ shall constitute “Incentive Stock Options” within the

E.B.O.Z., Inc.

Financial Statements—(Continued)

meaning of section 422A of the Internal Revenue Code (Code), and that other options issued under the EBOZ Plan shall constitute “Non-Statutory Options” under the Code. As of December 31, 2004, EBOZ reserved an aggregate of 1,500,000 shares of Common Stock for issuance under this EBOZ Plan. Of the total reserved as of December 31, 2004, options to purchase a total of 1,265,000 shares of EBOZ’s common stock were held by participants under the EBOZ Plan, and 235,000 shares of common stock were available for future issuance.

The Board of Directors administers the EBOZ Plan and determines the terms of options granted, including the exercise price, the number of shares subject to individual option awards and the vesting period of options, within the limits set forth in the EBOZ Plan itself. Options under the EBOZ Plan have a maximum term of 10 years and vest over 3 years.

Stock Option Activity

During 2004, EBOZ issued options to purchase 1,145,000 shares at exercise prices ranging from $0.02 to $0.12 per share. EBOZ did not grant any options during the period from January 1, 2005 through April 19, 2005.

The following table summarizes option activity for all of EBOZ’s stock options:

	Shares Covered by Options	Exercise Price per Share	Weighted Average Exercise Price
Balance, December 31, 2003	150,000	$0.05	$0.05
Granted	1,145,000	$0.02 -$0.12	$0.02
Exercised	—	—	—
Canceled	(30,000)	$0.05 -$0.12	$0.07
Expired	—	—	—

Balance, December 31, 2004	1,265,000	$0.02 -$0.12	$0.02

Price ranges of outstanding and exercisable options as of December 31, 2004, are summarized below:

	Outstanding Options			Exercisable Options
Exercise Price	Number of Shares	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
$0.02	1,100,000	9.75	$0.02	—	—
$0.05	162,500	9.16	$0.05	43,333	$0.05
$0.12	2,500	9.17	$0.12	—	—

	1,265,000	9.67	$0.02	43,333	$0.05

7. Employee Savings Plan

During 2004, EBOZ recorded contribution expense of $242.

8. Supplemental Cash Flow Information

Cash paid for interest was $3 thousand and $1 thousand for the year ended December 31, 2004 and the period from January 1, 2005 through April 19, 2005, respectively. EBOZ acquired equipment through two capital leases in the amount of $25 thousand during 2004.

E.B.O.Z., Inc.

Financial Statements—(Continued)

9. Related Party Transactions

EBOZ uses news feeds from a technology company for certain EBOZ Websites whose owners are shareholders of EBOZ. EBOZ paid $2 thousand to this technology company during 2004. There were no amounts payable to this technology company at December 31, 2004.

EBOZ has three notes payable outstanding to a shareholder of EBOZ. See Note 3. Amounts due under these notes total $402 thousand as of December 31, 2004.

10. Subsequent Event

In March of 2005, EBOZ entered into a lease for its principal office in a new location in Los Angeles, California. The lease is a three-year lease with escalating rent payments at the conclusion of each year. The initial year of the lease calls for a monthly lease amount of $4 thousand. Future minimum rental payments required under this operating lease are $45 thousand, $50 thousand, $52 thousand and $9 thousand for 2005, 2006, 2007 and 2008, respectively.

On April 19, 2005, EBOZ’s assets and certain liabilities were acquired by Website Pros, Inc. for consideration of 927,624 shares of common stock of Website Pros, Inc. The requirement for the assets of EBOZ to serve as collateral for the notes payable at December 31, 2004 was removed.

Website Pros, Inc.

Unaudited Pro Forma Combined Condensed Statement Of Operations

Year Ended December 31, 2004

(In thousands, except per share amounts)

	Website Pros, Inc.	Leads.com, Inc.	E.B.O.Z., Inc.	Pro Forma Adjustments (Note 2)		Pro Forma Combined (Note 2)
Revenue	$23,402	$3,628	$991	—		$28,021
Cost of revenue (excluding depreciation and amortization expense shown separately below)	11,240	1,749	306	$45	(c)	13,295

Gross profit	12,162	1,879	685	(45)		14,726

Operating expenses:
Sales and marketing	6,811	1,787	141	—		8,739
Research and development	1,135	—	111	—		1,246
General and administrative	3,076	1,323	488	—		4,887
Stock-based compensation	84	—	24	83	(d)	191
Depreciation and amortization	400	74	66	1,468	(a,b,f,g)	2,053

Income (loss) from operations	656	(1,305)	(145)	(1,596)		(2,390)
Other income (expense)	59	(3)	(34)	—		22

Income (loss) before extraordinary gain	715	(1,308)	(179)	(1,596)		(2,368)
Preferred stock dividends	(1,294)	—	—	—		(1,294)

Loss before extraordinary gain attributable to common stockholders	$(579)	$(1,308)	$(179)	$(1,596)		$(3,662)

Basic and diluted net loss attributable per common share	$(0.04)					$(0.13)

Basic and diluted weighted average common shares outstanding	15,012					27,542 (e)

Website Pros, Inc.

Unaudited Pro Forma Combined Condensed Statement Of Operations

Six months ended June 30, 2005

(In thousands, except per share amounts)

	Website Pros, Inc.	Leads.com, Inc.	E.B.O.Z., Inc.	Pro Forma Adjustments (Note 3)		Pro Forma Combined (Note 3)
Revenue	$16,445	$1,717	$272	—		$18,434
Cost of revenue (excluding depreciation and amortization expense shown separately below)	7,592	876	86	$14	(b)	8,554

Gross profit	8,853	841	186	(14)		9,880

Operating expenses:
Sales and marketing	4,365	534	45	—		4,944
Research and development	758	—	29	—		787
General and administrative	2,908	787	124	—		3,819
Stock-based compensation	166	—	27	26	(c)	219
Depreciation and amortization	554	36	11	204	(a,e,f)	819

Income (loss) from operations	102	(516)	(50)	(244)		(708)
Other income (expense)	62	(4)	(11)	—		47

Net income (loss)	164	(520)	(61)	(244)		(661)
Preferred stock dividends	(680)	—	—	—		(680)

Net loss attributable to common stockholders	$(516)	$(520)	$(61)	$(244)		$(1,341)

Basic and diluted net loss attributable per common share	$(0.03)					$(0.05)

Basic and diluted weighted average common shares outstanding	18,749					26,488 (d)

Website Pros, Inc.

Notes to Unaudited Pro Forma Combined Condensed Financial Statements

Note 1—The Transactions

On April 22, 2005, Website Pros, Inc. (Website Pros) consummated a transaction whereby a wholly-owned subsidiary of Website Pros merged with Leads.com, Inc. (Leads.com), and Leads.com became a wholly-owned subsidiary of Website Pros as contemplated by an agreement and plan of merger and reorganization dated April 22, 2005. Under the terms of that agreement Website Pros issued 11,602,654 shares of its common stock in exchange for 2,217,769 shares of the common stock of Leads.com, constituting 100% of the outstanding shares of Leads.com and assumed options to purchase 366,213 shares of Website Pros common stock. The merger is being accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations.” Accordingly, the purchase price was preliminarily allocated to the assets and liabilities assumed based on their estimated fair values at the merger date, as summarized below:

The purchase price of the transaction was as follows (in thousands):

Value assigned to 11,602,654 shares issued	$12,600
Transaction costs	151
Estimated fair value of Leads.com options	132

$12,883

In April 2005, Website Pros valued the shares issued by determining the enterprise value of Leads.com based upon a discounted cash flow approach. The cash flow model included an 11-year forecast of income and cash flows and assumed a discount rate or 32.5% and a growth rate implicit in the terminal value of 6.0%.

The fair value of the Leads.com options assumed was valued based upon the following assumptions: fair value of common stock of $1.7569; risk-free rate of 4.29%, dividend yield of 0%, and an expected life of 7 years. The resulting fair value was allocated between deferred compensation and the purchase price based upon the intrinsic value and the remaining vesting period in accordance with FIN 44 “Accounting for Certain Transactions Involving Stock Compensation.”

The purchase price was allocated to the fair value of the net assets acquired as follows:

Current assets	$496
Property and equipment	432
Non-compete agreements	1,540
Customer relationships	810
Domain name/trade name	1,080
Other assets	77
Goodwill	9,912

Total assets	14,347

Accounts payable and accrued expenses	(720)
Deferred revenue(1)	(291)
Long term debt	(290)
Other liabilities	(163)

Total liabilities	(1,464)

Net assets acquired	$12,883

(1)	The fair value of the deferred revenue was estimated as the cost expected to be incurred by Website Pros to perform the obligations under the contract plus a reasonable profit associated with the performance effort.

Website Pros, Inc.

Notes to Unaudited Pro Forma Combined Condensed Financial Statements—(Continued)

On April 19, 2005, Website Pros acquired the assets of, and assumed certain liabilities from, E.B.O.Z., Inc. (EBOZ). Website Pros issued 927,624 shares of its common stock to EBOZ as consideration for the acquired assets (closing shares) and is obligated to issue as contingent consideration up to an additional 927,624 shares (contingent shares) in the event the EBOZ assets acquired achieve certain revenue targets during the three months ending July 31, 2006 and certain EBOZ shareholders have not resigned their positions with Website Pros. The contingent shares have not been included in the purchase price allocation.

In any future period when Website Pros determines that the issuance of some or all of these contingent shares becomes probable, Website Pros will begin to record stock-based compensation expense equal to the fair value of these contingent shares over the remaining contingency period. Thereafter, Website Pros would continue to record stock-based compensation for these contingent shares using variable accounting, with any change in their value during subsequent quarters being reflected in stock-based compensation for those quarters. When the contingency period expires and it is finally determined whether some or all of the contingent shares will be issued, Website Pros will record stock-based compensation equal to any increase of the value of the shares issued since the end of the prior quarter or reverse previous stock-based compensation charges for any shares that are not issued.

The business combination is being accounted for in accordance with SFAS No. 141, “Business Combinations.” Accordingly, the purchase price was preliminarily allocated to the assets and liabilities assumed based on their estimated fair values at the merger date, as summarized below:

The purchase price of the transaction was as follows (in thousands):

Value assigned to 927,624 shares issued	$1,304
Transaction costs	56

$1,360

The closing shares issued are subject to a repurchase option at a price of $1.4281 per share for a period of fifteen months (repurchase period) in the event certain key employees voluntarily terminate their employment with Website Pros during the repurchase period other than due to a material change in the employee’s position within the company or a material reduction in compensation. In April 2005, Website Pros valued the closing shares issued at $1.41 per share, reflecting a 20% marketability discount to the fair value of its unrestricted common stock of $1.7569 per share.

Website Pros, Inc.

Notes to Unaudited Pro Forma Combined Condensed Financial Statements—(Continued)

The purchase price was allocated to the fair value of the net assets acquired as follows:

Current assets	$82
Propertyand equipment	39
Software technology	310
Non-compete agreements	124
Other assets	5
Goodwill	1,054

Total assets	$1,614

Accounts payable and accrued expenses	$(120)
Deferred revenue (1)	(80)
Long term debt	(7)
Other liabilities	(47)

Total liabilities	(254)

Net assets acquired	$1,360

(1)	The fair value of the deferred revenue was estimated as the cost expected to be incurred by Website Pros to perform the obligations under the contract plus a reasonable profit associated with the performance effort.

Note 2—Unaudited Pro Forma Combined Condensed Statement of Operations for the Year Ended December 31, 2004

The following adjustments were applied to Website Pros’s historical statement of operations for the year ended December 31, 2004 as if the acquisition of Leads.com had taken place at the beginning of the year:

(a)	Amortization of non-compete agreements	$514

to record amortization of non-compete agreements based on the fair value assigned to the agreements by an independent valuation firm. Amortization is computed on a straight line basis over a three year period, the term of the agreements;

(b)	Amortization of customer relationships	$810

to record amortization of the fair value assigned to customer relationships by an independent valuation firm. Amortization is computed on a straight line basis over the estimated life of nine months;

(c)	Amortization of purchased software	$45

to record amortization of the fair value assigned to software by an independent valuation firm. Amortization in computed on a straight line basis over the estimated useful life of three years; and

(d)	Stock-based compensation expense	$83

to record stock-based compensation expense based on the intrinsic value of the unvested options and amortized on a straight line basis over the remaining vesting period.

(e)	Reflects on a weighted-average basis the issuance of 11,602,654 shares of Website Pros common stock to Leads.com. See Note 1 above.

Website Pros, Inc.

Notes to Unaudited Pro Forma Combined Condensed Financial Statements—(Continued)

The following adjustments were applied to Website Pros’s historical statement of operations for the year ended December 31, 2004 as if the acquisition of EBOZ had taken place at the beginning of the year:

(f)	Amortization of non-compete agreements	$41

to record amortization of non-compete agreements based on the fair value assigned to the agreements. Amortization is computed on a straight line basis over a three year period, the term of the agreements; and

(g)	Depreciation of software	$103

to record depreciation of the fair value assigned to software. Depreciation is computed on a straight line basis over the estimated useful life of three years.

Note 3—Unaudited Pro Forma Combined Condensed Statement of Operations for the Six Months Ended June 30, 2005

The following adjustments were applied to Website Pros’s historical statement of operations for the six months ended June 30, 2005 as if the acquisition of Leads.com had taken place at the beginning of the year ended December 31, 2004:

(a)	Amortization of non-compete agreements	$160

to record amortization of non-compete agreements based on the fair value assigned to the agreements by an independent valuation firm. Amortization is computed on a straight line basis over a three year period, the term of the agreements;

(b)	Amortization of purchased software	$14

to record amortization of the fair value assigned to software by an independent valuation firm. Amortization in computed on a straight line basis over the estimated useful life of three years; and

(c)	Stock-based compensation expense	$26

to record stock-based compensation expense based on the intrinsic value of the unvested options and amortized on a straight line basis over the remaining vesting period. The expense was computed based on a fair market value of $1.80 per share of common stock.

(d)	Reflects on a weighted-average basis the issuance of 11,602,654 shares of Website Pros common stock to Leads.com. See Note 1 above.

The following adjustments were applied to Website Pros’s historical statement of operations for the six months ended June 30, 2005 as if the acquisition of EBOZ has taken place at the beginning of year ended December 31, 2004:

(e)	Amortization of non-compete agreements	$13

to record amortization of non-compete agreements based on the fair value assigned to the agreements. Amortization is computed on a straight line basis over a three year period, the term of the agreements; and

(f)	Depreciation of software	$31

to record depreciation of the fair value assigned to software. Depreciation is computed on a straight line basis over the estimated useful life of three years.

                     Shares

Common Stock

PROSPECTUS

FRIEDMAN BILLINGS RAMSEY

PIPER JAFFRAY	RBC CAPITAL MARKETS

Until                     , 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discount, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except for the SEC registration fee, the NASD filing fee and the NASDAQ National Market application fee.

Amount to be Paid
SEC registration fee	$8,239
NASD filing fee	$7,500
NASDAQ National Market listing fee	*
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent fees and expenses	*
Miscellaneous	*

Total	*

*	To be filed by amendment

ITEM 14. Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law (the “Delaware Law”), the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

The registrant’s amended and restated certificate of incorporation and bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the Delaware Law and (ii) require the registrant to indemnify its directors and executive officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to the registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the registrant or its stockholders, for improper transactions between the director and the registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

At present, there is no pending litigation or proceeding involving a director or officer of the registrant as to which indemnification is being sought nor is the registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

The registrant has an insurance policy covering the officers and directors of the registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 15. Recent Sales of Unregistered Securities

Since its inception, the registrant has sold and issued the following unregistered securities to a limited number of persons as described below. All share amounts and per share prices of the registrant’s common stock have been retroactively adjusted to give effect to a seven-for-one reverse stock split of its common stock effected in February 2002.

(1) The registrant sold an aggregate of 915,102 shares of its common stock to employees, directors and consultants for cash consideration in the aggregate amount of $205,393 upon the exercise of stock options granted under its 1999 Equity Incentive Plan, 15,962 shares of which have been repurchased.

(2) The registrant granted stock options to employees, directors and consultants under its 1999 Equity Incentive Plan covering an aggregate of 21,259,444 shares of common stock. Of these, options covering an aggregate of 1,592,163 shares were canceled without being exercised, and an aggregate of 915,102 shares were issued upon the exercise of stock options, as set forth in (1) above. In November 2003, all outstanding options with an exercise price greater than $0.40 per share were repriced to have an exercise price of $0.40 per share.

(3) In April 1999, the registrant sold an aggregate of 272,856 shares of its common stock to two purchasers, at approximately $0.007 per share, for an aggregate purchase price of $1,910.

(4) In April 1999, the registrant issued a warrant to purchase 7,142 shares of common stock to a service provider in connection with a business agreement. The warrant was not exercised and terminated on August 5, 2004.

(5) In May 1999, the registrant issued an aggregate of 117,857 shares of its common stock pursuant to a Restricted Stock Agreement in exchange for the acquisition of all of the outstanding shares of Virtual Publisher, Inc., a former subsidiary of the registrant that was dissolved in February 2005.

(6) In May 1999, the registrant issued a convertible promissory note to an accredited investor in the principal amount of $300,000. In June 1999, the note was converted pursuant to its terms into 533,333 shares of Old Series A in connection with the financing described in paragraph (7) below. These shares of Old Series A were converted into 76,190 shares of common stock in February 2002.

(7) In June and July 1999, the registrant sold an aggregate of 7,822,218 shares of its Series A Preferred Stock, or Old Series A, to eleven accredited investors at $0.5625 per share, for an aggregate purchase price of $4,399,997, consisting of cash consideration of $4,099,997 and the conversion of the convertible promissory note issued by the registrant in May 1999 described in note (6) above. Each share of Old Series A was converted into 0.25 of a share of common stock in February 2002.

(8) In August 1999, the registrant issued an aggregate of 451,141 shares of common stock as partial consideration to the seller of certain assets acquired by the registrant pursuant to an asset purchase agreement.

(9) From August to November 1999, the registrant sold an aggregate of 14,054,095 shares of its Series B Preferred Stock, or Old Series B, to nine accredited investors at $0.84375 per share, for aggregate cash consideration of $11,858,142. Each share of Old Series B was converted into 0.357143 of a share of common stock in February 2002.

(10) In December 1999 and January 2000, the registrant sold an aggregate of 9,619,343 shares of its Series C Preferred Stock, or Old Series C, to ten accredited investors at $4.97 per share, for an aggregate purchase price of $47,808,134.71. Each share of Old Series C was converted into 0.714286 of a share of common stock in February 2002.

(11) In January 2000, the registrant issued 35,714 shares of common stock to three stockholders of Execusite, Inc. pursuant to a plan of merger and reorganization. The plan of merger and reorganization was rescinded, and all shares of common stock issued pursuant thereto were repurchased by the registrant, in December 2000.

(12) In January 2000, the registrant issued 1,293 shares of common stock to service providers in consideration of past services rendered to the registrant.

(13) In February 2002, the registrant issued an aggregate of 14,082,926 shares of common as partial consideration to the seller of certain assets acquired by the registrant pursuant to an asset purchase agreement.

(14) In February 2002, the registrant issued a warrant to purchase 357,142 shares of its common stock to a business partner in consideration of the execution of a general release in favor of the registrant.

(15) In February 2002, the registrant issued a warrant to purchase 4,500 shares of its common stock in connection with the assumption of a credit facility in partial consideration to the seller of certain assets acquired by the registrant pursuant to an asset purchase agreement.

(16) In December 2003 and February 2004, the registrant sold an aggregate of 29,524,139 shares of its Series A Convertible Redeemable Preferred Stock, or New Series A, to five accredited investors at $0.5758 per share, for an aggregate purchase price of $16,999,999. The shares of New Series A were offered to selected accredited investors pursuant to a private placement memorandum, with Friedman, Billings, Ramsey & Co., Inc., or FBR, as exclusive placement agent, on a best efforts basis. FBR was paid a placement fee equal to six percent of the gross proceeds of the offering plus warrants to purchase an aggregate of 1,406,738 shares of New Series A as set forth in paragraph (17) below. Each share of New Series A is convertible into one share of common stock.

(17) In December 2003 and April 2004, the registrant issued warrants to purchase an aggregate of 1,406,738 shares of New Series A to FBR in consideration of its service as exclusive placement agent for the offering of New Series A, as set forth in paragraph (16) above.

(18) In February 2005, the registrant sold an aggregate of 2,100,693 shares of its Series B Convertible Redeemable Preferred Stock, or New Series B, to three purchasers at $1.4281 per share, for an aggregate purchase price of $2,999,999. Each share of New Series B is convertible into one share of common stock.

(19) In April 2005, the registrant issued 927,624 shares of its common stock to E.B.O.Z., Inc. as consideration to the seller of certain assets acquired by the registrant pursuant to an asset purchase agreement. For accounting purposes, the registrant assigned the consideration received for these shares a value of $1.4 million.

(20) In April 2005, the registrant issued 11,602,654 shares of common stock to the stockholders of Leads.com, Inc., all of whom were accredited investors, pursuant to a plan of merger and reorganization. Additionally, in connection with this transaction the registrant assumed options to purchase 366,213 shares of the registrant’s common stock, of which options covering an aggregate of 52,316 shares were canceled without being exercised. For accounting purposes, the registrant assigned the consideration received for these shares a value of $12.9 million.

The sales and issuances of securities in some of the transactions described in paragraphs (1) and (2) above were exempt from registration under the Securities Act of 1933 in reliance on Rule 701 promulgated under the Securities Act of 1933 as offers and sales of securities pursuant to certain compensatory benefits plans and contracts relating to compensation in compliance with Rule 701.

The sales and issuances of securities in some of the transactions described in paragraph (2) of this Item 15 were exempt from registration under the Securities Act in reliance on Regulation S promulgated thereunder.

The sales and issuances of securities in the transactions described in paragraphs (3) through (6), (8), (12) and (17) of this Item 15 were exempt from registration under the Securities Act in reliance on Section 4(2) thereof as transactions not involving any public offering. All of the purchasers of securities in these transactions represented to us that they were accredited investors as defined under the Securities Act.

The sales and issuances of securities in the remaining transactions described in paragraphs (1) and (2) and all of the transactions described in paragraphs (7), (9) through (11), (13) through (16), and (18) through (20) of this Item 15 were deemed exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D promulgated thereunder as transactions not involving any public offering. All of the purchasers of these securities represented that they were accredited investors as defined under the Securities Act.

ITEM 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement.*

3.1	Amended and Restated Certificate of Incorporation of Website Pros, Inc.#

3.2	Bylaws of Website Pros, Inc.#

3.3	Form of Amended and Restated Certificate of Incorporation of Website Pros, Inc. to be effective upon completion of this offering.#

3.4	Form of Amended and Restated Bylaws of Website Pros, Inc. to be effective upon completion of this offering.#

4.1	Reference is made to Exhibits 3.1 and 3.2.

4.2	Specimen Stock Certificate.*

4.3	Investors’ Rights Agreement dated December 10, 2003, as amended by the Omnibus Amendment Agreement dated February 14, 2005.#

4.4	Warrant dated February 15, 2002, exercisable for 357,142 shares common stock.#

4.5	Warrant dated February 14, 2002, exercisable for 4,500 shares of common stock.#

4.6	Warrant dated December 10, 2003, exercisable for 1,042,028 shares of Series A convertible redeemable preferred stock.#

4.7	Warrant dated April 27, 2004, exercisable for 364,710 shares of Series A convertible redeemable preferred stock.#

5.1	Opinion of Cooley Godward LLP regarding legality.*

10.1	1999 Equity Incentive Plan and forms of related agreements.#

10.2	2005 Equity Incentive Plan and forms of related agreements.#

10.3	2005 Non-Employee Directors’ Stock Option Plan and forms of related agreements.#

10.4	2005 Employee Stock Purchase Plan.#

10.5	Executive Severance Benefit Plan.+#

Exhibit Number	Description of Document
10.6	Form of Indemnity Agreement entered into between the registrant and certain of its officers and directors.#

10.7	Employment Agreement with David Brown, dated June 1, 2005.+#

10.8	Employment Agreement with Kevin Carney, dated June 1, 2005.+#

10.9	Partnership Agreement with Discover Financial Services, Inc. dated November 3, 2003, as amended to date.†#

10.10	Lease by and between Flagler Development Company and the registrant, dated as of January 17, 2003.#

10.11	Commercial Rental Agreement by and between Innuity, Inc. and R.I.N. Corporation, and Mountain Real Estate & Property Management, Inc., dated as of April 21, 2000, as amended by Lease addendum to lease dated April 21, 2000 by and between Points North Associates, LLC and the registrant, dated as of May 26, 2004.#

10.12	Lease for 10021 Balls Ford Road, Manassas, Virginia, by and between the registrant and GDR Manassas, LLLP, dated September 8, 2004.#

14.1	Code of Conduct.

21.1	Subsidiaries of the registrant.#

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.*

24.1	Power of Attorney.#

*	To be filed by amendment.
†	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and this exhibit has been filed separately with the SEC.
+	Indicates management contract or compensatory plan.
#	Previously filed.

(b) Financial Statement Schedules.

None.

ITEM 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons pursuant to the foregoing provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by one of its directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The registrant hereby undertakes that:

1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, Website Pros, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jacksonville, Florida on August 4, 2005.

WEBSITE PROS, INC.

By:	/S/ DAVID BROWN
David Brown President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/S/ DAVID BROWN David Brown	President, Chief Executive Officer and Director (Principal Executive Officer)	August 4, 2005

/S/ KEVIN CARNEY Kevin Carney	Chief Financial Officer (Principal Financial and Accounting Officer)	August 4, 2005

* Jeffrey Lieberman	Director	August 4, 2005

* Deven Parekh	Director	August 4, 2005

* Timothy Maudlin	Director	August 4, 2005

* George Still	Director	August 4, 2005

*By:	/S/ KEVIN CARNEY
Kevin Carney Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement.*

3.1	Amended and Restated Certificate of Incorporation of Website Pros, Inc.#

3.2	Bylaws of Website Pros, Inc.#

3.3	Form of Amended and Restated Certificate of Incorporation of Website Pros, Inc. to be effective upon completion of this offering.#

3.4	Form of Amended and Restated Bylaws of Website Pros, Inc. to be effective upon completion of this offering.#

4.1	Reference is made to Exhibits 3.1 and 3.2.

4.2	Specimen Stock Certificate.*

4.3	Investors’ Rights Agreement dated December 10, 2003, as amended by the Omnibus Amendment Agreement dated February 14, 2005.#

4.4	Warrant dated February 15, 2002, exercisable for 357,142 shares common stock.#

4.5	Warrant dated February 14, 2002, exercisable for 4,500 shares of common stock.#

4.6	Warrant dated December 10, 2003, exercisable for 1,042,028 shares of Series A convertible redeemable preferred stock.#

4.7	Warrant dated April 27, 2004, exercisable for 364,710 shares of Series A convertible redeemable preferred stock.#

5.1	Opinion of Cooley Godward LLP regarding legality.*

10.1	1999 Equity Incentive Plan and forms of related agreements.#

10.2	2005 Equity Incentive Plan and forms of related agreements.#

10.3	2005 Non-Employee Directors’ Stock Option Plan and forms of related agreements.#

10.4	2005 Employee Stock Purchase Plan.#

10.5	Executive Severance Benefit Plan.+#

10.6	Form of Indemnity Agreement entered into between the registrant and certain of its officers and directors.#

10.7	Employment Agreement with David Brown, dated June 1, 2005.+#

10.8	Employment Agreement with Kevin Carney, dated June 1, 2005.+#

10.9	Partnership Agreement with Discover Financial Services, Inc. dated November 3, 2003, as amended to date.†#

10.10	Lease by and between Flagler Development Company and the registrant, dated as of January 17, 2003.#

10.11	Commercial Rental Agreement by and between Innuity, Inc. and R.I.N. Corporation, and Mountain Real Estate & Property Management, Inc., dated as of April 21, 2000, as amended by Lease addendum to lease dated April 21, 2000 by and between Points North Associates, LLC and the registrant, dated as of May 26, 2004.#

10.12	Lease for 10021 Balls Ford Road, Manassas, Virginia, by and between the registrant and GDR Manassas, LLLP, dated September 8, 2004.#

Exhibit Number	Description of Document
14.1	Code of Conduct.

21.1	Subsidiaries of the registrant.#

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.*

24.1	Power of Attorney.#

*	To be filed by amendment.
†	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and this exhibit has been filed separately with the SEC.
+	Indicates management contract or compensatory plan.
#	Previously filed.